Exhibit 10.1

$100,000,000

ABL CREDIT AGREEMENT
dated as of

FEBRUARY 8, 2022

among

PYXUS HOLDINGS, INC.,
as Borrower Agent,

THE BORROWERS AND PARENT GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT

14700368v1 20464.00010

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Terms Generally	59
1.03 Timing of Payment or Performance	60
1.04 LLC Division	60
1.05 Administrative Agent Decision Making	60
ARTICLE II AMOUNT AND TERMS OF CREDIT	60
2.01 The Commitments	60
2.02 Minimum Amount of Each Borrowing	61
2.03 Notice of Borrowing	61
2.04 Disbursement of Funds	62
2.05 Notes	63
2.06 Reserved	64
2.07 Pro Rata Borrowings	64
2.08 Interest	64
2.09 Statement of Account	64
2.10 Inability to Determine BSBY Rate, Illegality, etc	65
2.11 Increased Costs	66
2.12 Change of Lending Office	67
2.13 Replacement of Lenders	67
2.14 Defaulting Lenders	68
2.15 Incremental Commitments	70
2.16 Extension of Revolving Loan Commitments	71
2.17 Benchmark Replacement Setting	74
ARTICLE III LETTERS OF CREDIT	75
3.01 Letters of Credit	75
3.02 Maximum Letter of Credit Outstandings; Final Maturities	77
3.03 Letter of Credit Requests; Minimum Stated Amount	77
3.04 Letter of Credit Participations	78
3.05 Agreement to Repay Letter of Credit Drawings	80
3.06 Increased Costs	80
3.07 Extended Revolving Loan Commitments	81
ARTICLE IV UNUSED LINE FEE; FEES; REDUCTIONS OF COMMITMENT	81
4.01 Fees	81
4.02 Voluntary Termination of Unutilized Commitments	82
4.03 Mandatory Reduction of Commitments	82
ARTICLE V PREPAYMENTS; PAYMENTS; TAXES	83
5.01 Voluntary Prepayments	83

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(continued)
Page

5.02 Mandatory Repayments; Cash Collateralization	83
5.03 Method and Place of Payment	85
5.04 Net Payments	87
ARTICLE VI CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE CLOSING DATE	90
6.01 Executed Counterparts	90
6.02 Opinions of Counsel	90
6.03 Representations and Warranties	90
6.04 No Default	91
6.05 Requirement of Law	91
6.06 Officer’s Certificate	91
6.07 Security Documents	91
6.08 Exit Notes Documents	91
6.09 Exit Term Loan Documents	91
6.10 Closing Certificate	91
6.11 Financial Statements	92
6.12 Beneficial Ownership Regulation	92
6.13 Fees etc	92
6.14 Insurance	92
6.15 Initial Borrowing Base Certificate; Excess Availability; etc	92
6.16 Domestic Availability	92
6.17 Payoff Letter	92
6.18 No Material Adverse Effect	93
ARTICLE VII CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	93
7.01 No Default; Representations and Warranties	93
7.02 Notice of Borrowing; Letter of Credit Request	93
7.03 Borrowing Base Limitations	93
ARTICLE VIII REPRESENTATIONS, WARRANTIES, AND AGREEMENTS	94
8.01 Company Status	94
8.02 Power and Authority	94
8.03 No Violation	95
8.04 Approvals	95
8.05 Financial Statements; Financial Condition; Projections	95
8.06 Material Adverse Effect	96
8.07 Litigation	96
8.08 True and Complete Disclosure	96
8.09 Use of Proceeds; Margin Regulations	97
8.10 Tax Returns and Payments	97

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(continued)
Page

8.11 Compliance with ERISA	97
8.12 Security Documents	98
8.13 Properties	99
8.14 Subsidiaries	99
8.15 Compliance with Laws	100
8.16 Investment Company Act	100
8.17 No Default	100
8.18 Environmental Matters	100
8.19 Employment and Labor Relations	101
8.20 Intellectual Property, etc	101
8.21 Insurance	101
8.22 Borrowing Base Calculation	101
8.23 Anti-Terrorism Laws	101
8.24 Anti-Corruption Laws	102
8.25 Sanctions	103
8.26 Material Contracts	103
8.27 Certificate of Beneficial Ownership	103
8.28 Intabex Term Loan Facility	103
ARTICLE IX AFFIRMATIVE COVENANTS	103
9.01 Information Covenants	104
9.02 Books, Records and Inspections; Annual Meetings	108
9.03 Maintenance of Property; Insurance	108
9.04 Existence; Franchises	109
9.05 Compliance with Requirements of Law, etc	110
9.06 Anti-Corruption Laws	110
9.07 Sanctions	110
9.08 Compliance with Environmental Laws	110
9.09 ERISA Information Undertakings	111
9.10 Performance of Obligations	112
9.11 Payment of Taxes	112
9.12 Designation of Restricted and Unrestricted Subsidiaries	112
9.13 Additional Security; Further Assurances; etc	113
9.14 [Reserved]	115
9.15 Landlords’ Agreements, Bailee Letters and Real Estate Purchases	115
9.16 Inventory	116
9.17 Post-Closing Matters	116
ARTICLE X NEGATIVE COVENANTS	116

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(continued)
Page

10.01 Restricted Payments	116
10.02 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	121
10.03 Incurrence of Indebtedness and Issuance of Preferred Stock	122
10.04 Merger, Consolidation or Sale of Assets	126
10.05 Transactions with Affiliates	127
10.06 Liens	127
10.07 Business Activities	127
10.08 Asset Sales	128
10.09 Use of Proceeds	129
10.10 Financial Covenants.	129
10.11 Fiscal Year	129
10.12 No Additional Deposit Accounts; etc	129
10.13 Sanctions and Other Anti-Terrorism Laws	130
ARTICLE XI EVENTS OF DEFAULT	130
11.01 Payments	130
11.02 Representations, etc	130
11.03 Covenants	130
11.04 Default under Other Agreements	131
11.05 Bankruptcy, etc	131
11.06 ERISA	131
11.07 Security Documents	132
11.08 Guaranties	132
11.09 Judgments	132
11.10 Change of Control	132
11.11 Intercreditor Agreements	132
ARTICLE XII THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT	133
12.01 Appointment	133
12.02 Nature of Duties	133
12.03 Lack of Reliance on the Administrative Agent	134
12.04 Certain Rights of the Agents	134
12.05 Reliance	136
12.06 Indemnification	136
12.07 Each Agent in its Individual Capacity	137
12.08 [Reserved]	137
12.09 Resignation by any Agent	137
12.10 Collateral Matters	138
12.11 Delivery of Information	141

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(continued)
Page

12.12 Erroneous Payments.	141
ARTICLE XIII MISCELLANEOUS	143
13.01 Payment of Expenses, etc	143
13.02 Right of Setoff	144
13.03 Notices	145
13.04 Benefit of Agreement; Assignments; Participations	146
13.05 No Waiver; Remedies Cumulative	148
13.06 Payments Pro Rata	149
13.07 Calculations; Computations	149
13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	150
13.09 Counterparts	151
13.10 Effectiveness	151
13.11 Headings Descriptive	151
13.12 Amendment or Waiver; etc	151
13.13 Survival	154
13.14 Domicile of Loans	154
13.15 Register	154
13.16 Confidentiality	154
13.17 No Fiduciary Duty	155
13.18 Patriot Act	155
13.19 OTHER LIENS ON COLLATERAL; TERMS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT; ETC	156
13.20 OTHER LIENS ON COLLATERAL; TERMS OF JUNIOR LIEN INTERCREDITOR AGREEMENT; ETC	157
13.21 Interest Rate Limitation	157
13.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	157
13.23 Judgment Currency	159
13.24 Cashless Settlement	160
13.25 Intercreditor Agreements	160
13.26 Borrowing Agency	160

SCHEDULE 1.01(a)     Commitments
SCHEDULE 1.01(b)     Subsidiary Guarantors
SCHEDULE 1.01(d)     Excluded Account Debtors
SCHEDULE 1.01(e)    Specified Account Debtors
SCHEDULE 8.13    Real Property
SCHEDULE 8.14    Subsidiaries
SCHEDULE 8.21    Insurance

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(continued)
Page

SCHEDULE 8.26    Material Contracts
SCHEDULE 9.17    Post-Closing Matters
SCHEDULE 10.01    Permitted Investments
SCHEDULE 10.03(a)    Existing Indebtedness
SCHEDULE 10.03(b)    Existing Investments
SCHEDULE 10.06    Existing Liens
SCHEDULE 10.08    Permitted Asset Dispositions
SCHEDULE 10.12    Deposit Accounts
SCHEDULE 11.04    Other Agreements
SCHEDULE 13.03    Lender Addresses
EXHIBIT A    Form of Assignment and Acceptance
EXHIBIT B-1    Form of Notice of Borrowing
EXHIBITS C-1-C-4    Forms of U.S. Tax Compliance Certificates
EXHIBIT D-1    Form of Guarantee Agreement
EXHIBIT D-2    Form of Pledge and Security Agreement
EXHIBIT E    Form of Compliance Certificate
EXHIBIT F-1    Form of Intercompany Note (Intercompany Loans made by a Loan Party)
EXHIBIT F-2    Form of Intercompany Note (Intercompany Loans made to a Loan Party by a Subsidiary of the Borrower Agent that is not a Loan Party)
EXHIBIT G    Form of Incremental Commitment Agreement
EXHIBIT I    Form of Borrowing Base Certificate
EXHIBIT J    Form of Landlord Waiver and Consent Agreement
EXHIBIT K    Form of Revolving Note

-vi-

ABL CREDIT AGREEMENT, dated as of February 8, 2022 (this “Agreement”), among PYXUS HOLDINGS, INC., a Virginia corporation, as Borrower Agent (the “Borrower Agent”), ALLIANCE ONE INTERNATIONAL, LLC, a North Carolina limited liability company, ALLIANCE ONE NORTH AMERICA, LLC, a North Carolina limited liability company, and ALLIANCE ONE SPECIALTY PRODUCTS, LLC, a North Carolina limited liability company (collectively, with Borrower Agent, the “Borrowers” and each a “Borrower”), PYXUS INTERNATIONAL, INC., a Virginia corporation (“Pyxus Topco”), PYXUS PARENT, INC., a Virginia corporation (“Pyxus Parent”), the Lenders (as defined in Article I), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders and as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties.
PRELIMINARY STATEMENT
WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, in order to provide for the general corporate purposes and working capital of the Borrowers, the Borrowers have requested that the Lenders provide the revolving credit facility provided herein (the “ABL Facility”); and
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the ABL Facility.
Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

Definitions and Accounting Terms.
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABL/Term Loan/Notes Intercreditor Agreement” shall mean the (a) ABL/Term Loan/Notes Intercreditor Agreement, dated August 24, 2020, among the Existing ABL Agent (in its capacity as administrative agent and collateral agent under the Existing ABL Facility), the Exit Term Loan Collateral Agent, the Exit Notes Collateral Agent and the other parties from time to time party thereto, and (b) the joinder thereto executed by Administrative Agent and Collateral Agent dated as of the Closing Date pursuant to which Administrative Agent and Collateral Agent becomes a successor to Existing ABL Agent thereunder.
“ABL Facility” shall have the meaning provided in the recitals to this Agreement.
“ABL Priority Collateral” shall have the meaning provided in the ABL/Term Loan/Notes Intercreditor Agreement.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
1

14700368v1 20464.00010

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.
“Account Debtor” shall mean each Person who is obligated on an Account.
“Acquired Debt” shall mean, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Administrative Agent” shall have the meaning provided to such term in the preamble and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent Account” shall have the meaning provided in Section 5.03(d).
“Agent Parties” shall have the meaning provided in Section 13.03(c).
“Agent Fee Letter” shall mean the fee letter among Agents and Borrower Agent as of the Closing Date.
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding and (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans).
“Agreement” shall have the meaning assigned to such term in the introductory paragraph.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such date plus one half of one percent (0.50%), and (c) the sum of the Daily BSBY Floating Rate in effect on such day plus one percent (1.00%), so long as a Daily BSBY Floating Rate is offered, ascertainable and not unlawful; provided that if such highest rate is less than the Floor, the Alternate Base Rate shall be deemed to be the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Overnight Bank Funding Rate or the Daily BSBY Floating Rate shall be effective on the opening of business on the day such change occurs, as the case may be.
“Anti-Terrorism Laws” shall have the meaning provided in Section 8.23(a).

“Applicable Margin” shall mean a percentage per annum equal to (a) in the case of Revolving Loans maintained as ABR Loans, 2.00% and (b) in the case of Revolving Loans maintained as BSBY Rate Loans, 3.00%.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form.
“Asset Sale” shall mean:
(1)    the sale, lease, transfer, conveyance or other disposition of any assets or rights by any Parent Guarantor, the Borrowers or any of their Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent Guarantors, the Borrower Agent and their Restricted Subsidiaries, taken as a whole, shall be subject to Section 10.04 and not Section 10.08; and
(2)    the issuance of Equity Interests by any of Pyxus Parent, the Borrower Agent or the Borrower Agent’s or any Parent Guarantor’s Restricted Subsidiaries or the sale by any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries of Equity Interests in any of the Parent Guarantors’ or Borrower Agent’s Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)    any single transaction or series of related transactions that involves assets or rights having a Fair Market Value of less than $20.0 million;
(2)    a transfer of assets or rights between or among the Parent Guarantors, the Borrowers and their Restricted Subsidiaries; provided that transfers made outside of the ordinary course of business or in a manner inconsistent with past practices (i) by any Borrower or any Guarantor to any Specified Foreign Subsidiary shall be deemed an Investment (in an amount equal to the Fair Market Value of the transferred assets less the Fair Market Value of the consideration received therefor by the transferor (excluding the value of any consideration in the form of Indebtedness, Equity Interests or other securities of the applicable Subsidiary)) for purposes of complying, and must comply, with Section 10.02 hereof and (ii) by any Borrower or any Guarantor to any Subsidiary of a Borrower or a Parent Guarantor that is not a Subsidiary Guarantor shall be deemed an Investment (in an amount equal to the Fair Market Value of the transferred assets less the Fair Market Value of the consideration received therefor by the transferor (excluding the value of any consideration in the form of Indebtedness, Equity Interests or other securities of the applicable Subsidiary)) for purposes of complying, and must comply, with Section 10.02 hereof; provided that no transfer of Accounts or Inventory constituting ABL Priority Collateral shall be made by the Borrowers or any Guarantor to any Restricted Subsidiary that is not a Loan Party pursuant to this clause (2);

(3)    an issuance of Equity Interests by a Restricted Subsidiary of any Parent Guarantor or of the Borrower Agent to any Parent Guarantor or the Borrower Agent or to a Parent Guarantor, the Borrower Agent, or a Restricted Subsidiary of any Parent Guarantor or the Borrower Agent;
(4)    the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete, surplus, redundant or excess property, rights or assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower Agent, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Guarantors, the Borrowers and their Restricted Subsidiaries taken as whole); provided that, in the case of any such sale, lease or other transfer of accounts receivable, such sale, lease or other transfer shall be permitted by clause (5) of this definition;
(5)    (a) the sale of accounts receivable permitted pursuant to clause (x) of the definition of Permitted Debt either (I) with the written consent of the Administrative Agent or (II) to the extent such receivables are owing by Excluded Account Debtors or are owed to Foreign Subsidiaries, (b) the sale of accounts receivable pursuant to the Existing Securitization Facilities, as amended, supplemented or otherwise modified, extended or refinanced from time to time so long as such amendments, supplements, modifications, extensions and refinancings do not, without the written consent of the Administrative Agent, (i) change the account debtors to any Person other than Excluded Account Debtors, (ii) change the sellers of such accounts receivable party thereto to any Person that is a Loan Party without the prior written consent of Administrative Agent, or (iii) otherwise materially adversely impacts the Lenders, and (c) the sale of accounts receivable that are owing by Excluded Account Debtors or that are owed to Foreign Subsidiaries pursuant to (i) a factoring arrangement to the extent such factoring arrangement is without recourse to the applicable Borrower, Loan Party or Subsidiary and is not secured by any Collateral or assets of any Loan Party other than accounts receivable actually sold pursuant to such factoring arrangement and any proceeds related to such accounts receivable, or (ii) securitization facilities consistent with past practices;
(6)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(7)    the granting of Liens not prohibited pursuant to Section 10.06;
(8)    the sale or other disposition of cash or Cash Equivalents;
(9)    a Restricted Payment that does not violate Section 10.01 or a Permitted Investment;
(10)    Specified Sales;
(11)    the sale, lease or other transfer of property or assets (a) to an unrelated party not in the ordinary course of business (other than Specified Sales), where and to the extent that they are the result of a Recovery Event or (b) the sale, lease or other transfer of machinery, parts and equipment no longer used or useful in the conduct of business of the Parent Guarantors, the Borrowers or any of their Restricted Subsidiaries, as appropriate, in the Borrower Agent’s or any Parent Guarantor’s reasonable discretion;
(12)    dispositions resulting from any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent Guarantors, the

Borrowers or their Restricted Subsidiaries to the extent such taking or condemnation would not, either individually or in the aggregate, reasonably be expected to result in a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent Guarantors, the Borrower Agent and their Restricted Subsidiaries, taken as a whole; and
(13)    transfers, sales or dispositions of assets among the Parent Guarantors, the Borrowers and Restricted Subsidiaries in connection with any Corporate Restructuring Transaction.
“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent).
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.
“Available Incremental Amount” shall mean, at any time, $20,000,000.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Availability” at any time shall mean the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Loan Commitment at such time.
“Bank Product Obligations” shall mean all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of any Parent Guarantor, any Borrower or any Restricted Subsidiary, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person.
“Bank Products” shall mean agreements or other arrangements under which any Agent, any Lender or any Affiliate of any Agent or any Lender provides any of the following products or services to any Parent Guarantor, any Borrower or any Restricted Subsidiary: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards (purchase cards); (e) automated clearing house (ACH) transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, overdrafts and interstate depository network services.

“Bank Product Reserves” shall mean such reserves as the Administrative Agent from time to time determines in its Permitted Determination as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Benchmark” means, initially, the BSBY Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall also include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition; provided further, that if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment
One-Month	0.11448% (11.448 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Conforming Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein; or
(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to Section 2.17, which date shall be at least 30 days from the date of the Term SOFR Notice.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that:
(1)    such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark;

(2)    all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; or
(3)     with respect to the BSBY Screen Rate, either all Available Tenors of such BSBY Screen Rate or the BSBY Screen Rate itself have failed to comply with International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors, managing member or members or controlling committee of managing members of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowers’ Account” shall have the meaning set forth in Section 2.09 hereof.
“Borrower Agent” shall have the meaning assigned to such term in the preamble.
“Borrowers” shall have the meaning assigned to such term in the preamble.
“Borrowing” shall mean the borrowing of one Type of Revolving Loan from all the Lenders on a given date (or resulting from a conversion or conversions on such date) having in the case of BSBY Rate Loans the same Interest Period, provided that ABR Loans incurred pursuant to Section 2.10 shall be considered part of the related Borrowing of BSBY Rate Loans.
“Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(j), equal to, without duplication,
(a)    the sum of:

(1)    85% of the book value of Eligible Accounts at such time; and
(2)    the lesser of (A) 85% of the book value of Eligible Extended Terms Receivables and (B) $5,000,000, and
(3)    90% of the book value of all credit insured Eligible Accounts (to the extent Administrative Agent is named as beneficiary or loss payee with respect to the applicable policy); and
(4)    the lesser of (i) 70% of the Value of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory, less
(b)    Reserves (including without limitation Bank Product Reserves) established hereunder in Administrative Agent’s Permitted Determination from time to time.
The Administrative Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Determination, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such error and such correction shall be deemed to be accurate absent manifest error.
“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(j).
“BSBY Floor” shall mean a rate of interest equal to zero percent (0.00%).
“BSBY Rate” shall mean, for any BSBY Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%): (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Interest Period and having a term comparable to such Interest Period; provided that if such rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor. The BSBY Rate shall be adjusted with respect to any BSBY Rate Loan that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Administrative Agent shall give prompt notice to Borrower Agent of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“BSBY Rate Loan” shall mean a Revolving Loan that bears interest based on the BSBY Rate.
“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.
“BSBY Screen Rate” shall mean the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Business” shall mean any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean for all purposes any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close provided that, for purposes of any direct or indirect calculation or determination of the BSBY Screen Rate, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean expenditures made or Indebtedness incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.
“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” shall mean:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” shall mean:
(1)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”);
(2)    Investments in deposits in (including money market funds of), or certificates of deposits, bankers’ acceptances, export notes, trade credit assignments, guarantees and instruments of a similar nature issued by, (i) any bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $100,000,000, (ii) any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, or (iii) leading banks in a country where the applicable Parent Guarantor, Borrower or Subsidiary making such Investment does business; provided, that all such Investments mature within 270 days of the date of such Investment; and provided, further, that all Investments pursuant to clause (iii) above are (A) solely of funds generated in the ordinary course of business by operations of the relevant investor in the country where such Investment is made, and (B) denominated in the currency of the country in which such Investment is made or in Dollars, UK pounds sterling, Euro or Japanese Yen;
(3)    commercial paper maturing within 270 days and having one of the two highest ratings of either S&P, Moody’s or Fitch Investors’ Service, Inc.;
(4)    money market funds (other than those referred to in clause (3) above) that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest solely in obligations of the types referred to in clauses (1), (2)(i) and (ii) and (3) above;
(5)    repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or directly and fully guaranteed by the United States; and
(6)    obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment.
“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03; provided that the form of any control agreement to which any Loan Party was a party pursuant to the Existing ABL Facility shall be deemed to be reasonably satisfactory to the Administrative Agent and the Collateral Agent.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any applicable law; (b) any change in any applicable law or in the administration, implementation, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall be deemed to occur if:
(1)    any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any Permitted Holder or any combination of Permitted Holders, shall have acquired beneficial ownership of more than 50%, on a fully diluted basis, of the Voting Stock of Pyxus Topco; or
(2)    a “change of control” (or similar event) shall have occurred under the Exit Notes Indenture, the Exit Term Loan Credit Agreement or any Indebtedness for borrowed money permitted under Section 10.03 with an outstanding principal amount in excess of the Threshold Amount.

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC).
“Closing Date” shall have the meaning provided in Section 13.10.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Security Documents as security for the Obligations, including substantially all real and personal property of the Loan Parties, other than Excluded Assets.
“Collateral Agent” shall have the meaning provided to such term in the preamble and shall include any successor to the Collateral Agent appointed pursuant to Section 12.09.
“Collection Account” shall mean each account established at a Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).
“Collection Banks” shall have the meaning provided in Section 5.03(b).
“Commingled Inventory” shall mean Inventory of any Loan Party that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Loan Party) at a location owned or leased by a Loan Party to the extent that such Inventory of such Loan Party is not readily identifiable as separate from such Inventory of such other Person.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.03(c).
“Concentration Account” shall have the meaning provided in Section 5.03(c).
“Confirmed Order” shall mean an order or other indication of interest, in accordance with industry standards, by a customer not an Affiliate of the Parent Guarantors, the Borrowers or any of their Subsidiaries which has been accepted in the ordinary course of business by representatives of any Parent Guarantor, any Borrower or any of their Subsidiaries.
“Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the Loan Documents).

“Conforming Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:
(1)    an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale for such period, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent constituting consolidated interest expense and to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)    any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
(5)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(6)    (i) one-time or non-recurring items decreasing such Consolidated Net Income for such period related to restructuring, asset impairment, reorganization, taxes or any other non-operating costs and expenses, including without limitation, professional fees, exit bankruptcy fees and financing fees, expenses, premiums and similar charges incurred in connection with the Transactions and (ii) fees and expenses incurred in connection with Permitted Exit Financing Indebtedness, in each case referred to in (i) and (ii) of this clause (6), to the extent such items were actually deducted in computing such Consolidated Net Income; provided that the amount added back pursuant to this clause (6) shall not exceed, for any trailing twelve month period ending subsequent to the Closing Date, an aggregate amount (together with any Pro Forma Cost Savings added to Consolidated Net Income in calculating the Fixed Charge Coverage Ratio) equal to 20% of Consolidated EBITDA (calculated before giving effect to the amounts added back in this clause (6) and any Pro Forma Cost Savings); minus
(7)    any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; plus or minus (as applicable),
(8)    non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP plus, to the extent deducted in determining such net income (or net loss), the actual documented Transaction Costs and any actual documented costs incurred in connection with the Corporate Restructuring Transactions; provided that:
(1)    all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or any other disposition of assets not constituting an Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
(2)    the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(3)    solely for the purpose of determining the amount available for Restricted Payments under Section 10.01, the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(4)    the cumulative effect of a change in accounting principles will be excluded; and
(5)    non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations (including the application of FASB ASC Topic 815) will be excluded.
“Consolidated Net Worth” shall mean, with respect to any specified Person as of any date, the sum of:
(1)    the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus
(2)    the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the date hereof in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date hereof, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.
“Consolidated Tangible Net Worth” shall mean with respect to any specified Person as of any date, the sum of (1) Consolidated Net Worth, minus (2) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Controlling” and “Controlled” have meanings correlative thereto.
“Corporate Restructuring Transactions” shall mean the dissolution, sale or liquidation of any Subsidiary of Parent Topco (other than a Borrower) so long as (a) the assets and property of such Subsidiary are sold or transferred to a Loan Party or Restricted Subsidiary, or (b) if the the assets and property of such Subsidiary are sold, transferred or disposed of to an Unrestricted Subsidiary or any other Person, such sale, transfer or disposition to an Unrestricted Subsidiary would constitute a Permitted Investment or such sale, transfer or disposition to any other Person would be permitted pursuant to Section 10.08 hereof, and in each case, such dissolution, sale or winding up do not adversely impact in any material respect the structure, priority or aggregate value of the guarantees in respect of, and the Collateral that secures, the Obligations.
“Covered Entity” shall have the meaning provided in the definition of Reportable Compliance Event.
“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any automatic extension or renewal of a Letter of Credit that does not increase the maximum Stated Amount of such Letter of Credit).
“Daily BSBY Floating Rate” shall mean, on any date of determination, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%): (a) the BSBY Screen Rate on such date for a one (1) month period, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, that if the Daily BSBY Floating Rate, determined as provided above, would be less than the BSBY Floor, then the Daily BSBY Floating Rate shall be deemed to be the BSBY Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily BSBY Floating Rate without notice to the Borrowers.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.
“Deemed Capitalized Leases” shall mean obligations of any Parent Guarantor, the Borrowers or any Restricted Subsidiary of a Parent Guarantor or Borrower that are classified as “capital lease obligations” under GAAP due to the application of FASB ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.
“Disbursement Account” shall mean each checking and/or disbursement account maintained by each Loan Party for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses.
“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, or requires payments of any mandatory dividends or distributions in cash on or prior to the date that is 91 days after the Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower Agent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower Agent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent Guarantors, the Borrowers and their Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Availability” shall mean, as of any date of determination, the sum of (a) Excess Availability, plus (b) the amount of Borrowers’ Unrestricted Domestic Cash up to $10,000,000.
“Domestic Subsidiary” shall mean (1) any Restricted Subsidiary of the Borrower Agent or a Parent Guarantor or (2) any Subsidiary of the Borrower Agent or a Parent Guarantor that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Dominion Period” shall mean any period (a) commencing on a Dominion Period Trigger and (b) ending on the first date thereafter on which (1) in the case of a Dominion Period commencing as a result of clause (x) of the definition of Dominion Period Trigger, no Event of Default exists, (2) in the case of a Dominion Period commencing as a result of clause (y) of the definition of Dominion Period Trigger, Excess Availability has been equal to or greater than 10.0% of the Total Revolving Loan Commitment for a period of 30 consecutive days and no Event of Default is continuing, and (3) in the case of a Dominion Period commencing as a result of clause (z) of the definition of Dominion Period Trigger, Domestic Availability is greater than $20,000,000 for a period of 30 consecutive days and no Event of Default is continuing.
“Dominion Period Trigger” shall mean the occurrence of (x) an Event of Default, (y) Excess Availability being less than 10.0% of the Total Revolving Loan Commitment at any time, or (z) Domestic Availability being less than $20,000,000 at any time.
“Drawing” shall have the meaning provided in Section 3.05(b).
“Eligible Accounts” shall mean, collectively, those Accounts created by any of the Borrowers in the ordinary course of their business, that have been earned by performance, that comply in all material respects (or, with respect to any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in all respects) with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluded criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Determination, except to the extent any such revision would result in any of the criteria set forth below being less restrictive than as set forth herein. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s Permitted Determination, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include any of the following:
(1)    Accounts which either are 60 days or more past due or are unpaid more than 90 days after the original invoice date;
(2)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (and its Affiliates) are deemed ineligible hereunder;
(3)    Accounts with respect to which the Account Debtor is (i) an Affiliate of a Loan Party or (ii) an employee or Administrative Agent of a Loan Party;
(4)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;
(5)    Accounts that are not payable in Dollars;
(6)    Accounts with respect to any Account Debtor (other than an Account Debtor that is a Governmental Authority) unless such Account Debtor either (i) maintains its chief executive office in the United States or Canada, (ii) is organized under the laws of the United States or Canada, or any state or subdivision thereof, (iii) has an Investment Grade Rating or (iv) is set forth on Schedule 1.01(e), which schedule may be updated in writing from time to time as the Borrower Agent and the Administrative Agent shall agree; provided however that (x) the maximum amount of Borrowing Base attributable to Accounts that are deemed Eligible Accounts pursuant to clauses (iii) and (iv) of this clause (6) shall not exceed $10,000,000, and (y) to the extent that PNC’s AML risk management group determines, in its Permitted Determination, that the Account Debtor with respect to any Accounts that are deemed Eligible Accounts pursuant to clauses (iii) or (iv) of this clause (6), is located, formed or organized in any high risk jurisdiction or the inclusion of Accounts owing from such Account Debtor as Eligible Accounts could cause Agent or any Lender to be in violation of any Anti-Terrorism Law or anti-money laundering or anti-corruption law, then Agent may deem such Accounts as ineligible;
(7)    Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
(8)    Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States;
(9)    Accounts with respect to which the Account Debtor is a creditor of the any Borrower or any Subsidiary of the Borrower Agent, has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including, without limitation, with respect to rebates) of such claim, right of setoff, or dispute;
(10)    Accounts with respect to an Account Debtor (and its Affiliates) (other than Philip Morris International Inc., Philip Morris USA, Japan Tobacco Inc. and R.J. Reynolds Tobacco Company (and any of their respective Affiliates), in each case, so long as such Person has an Investment Grade Rating) whose total obligations owing to the Borrower Agent or any Subsidiary of the Borrower Agent exceed 35% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor (and its Affiliates) in excess of such percentage; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(11)    Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, has gone out of business, or as to which any Loan Party has received notice of an imminent insolvency proceeding or a material impairment of the financial condition of such Account Debtor unless such Account is supported by a letter of credit satisfactory to the Administrative Agent, in its Permitted Determination (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Collateral Agent and is directly drawable by the Collateral Agent;
(12)    Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document as provided in (and subject to) the Intercreditor Agreements;
(13)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(14)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services (other than customary maintenance contracts);

(15)    Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;
(16)    Accounts that are evidenced by Chattel Paper;
(17)    any Account that has not been invoiced, has not been billed or has not been recognized as received by the applicable Account Debtor;
(18)    any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor, but only to the extent of such partial payment;
(19)    Accounts that are not payable to a Borrower;
(20)    Accounts to the extent representing service charges or late fees;
(21)    Accounts to the extent representing unapplied cash balances;
(22)    (i) Accounts upon which the applicable Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) Accounts as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(23)    Accounts with respect to any Excluded Account Debtor;
(24)    Accounts subject to a Permitted Receivables Lien; and
(25)    Accounts that are otherwise unacceptable to the Administrative Agent in its Permitted Determination.
“Eligible Extended Terms Receivables” shall mean Accounts which would be Eligible Account except they fail to satisfy the requirement set forth in clause (1) of such definition; provided however that such Accounts are not more than 30 days past due or unpaid more than 150 days after the original invoice date.
“Eligible Inventory” shall mean all of the Inventory that consists of processed or unprocessed tobacco owned by any Borrower, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Borrower that:
(1)    in the Administrative Agent’s Permitted Determination or in the reasonable determination of the Borrower Agent’s management is excess, obsolete, unsalable, damaged or unfit for sale;
(2)    is not of a type held for sale by the applicable Borrower in the ordinary course of business as is being conducted by each such Borrower;
(3)    is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Parties as provided in (and subject to) the Intercreditor Agreements; provided, that no

Inventory subject to a Permitted Lien shall be Eligible Inventory to the extent, but only to the extent, a Permitted Lien primes the First Priority Lien granted to the Collateral Agent, as determined by the Administrative Agent in its Permitted Determination;
(4)    is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory), except (i) the First Priority Lien in favor of the Collateral Agent, on behalf of the Secured Parties, (ii) Liens constituting Permitted Exit Financing Liens or Junior Liens and (iii) Permitted Liens in favor of landlords, bailees and freight carriers and forwarders to the extent permitted in the provisions of this Agreement solely to the extent, in the case of this clause (iii), such Liens are not being enforced by such landlords, bailees and freight carriers and forwarders;
(5)    (i) is not located on premises owned, leased or rented by a Loan Party and in the case of leased or rented premises where the aggregate value of Inventory exceeds $500,000 unless a reasonably satisfactory landlord waiver has been delivered to the Administrative Agent within 90 days after the Closing Date, or (ii) is stored with a bailee at a leased location where the aggregate value of Inventory exceeds $500,000, unless a reasonably satisfactory landlord waiver has been delivered to the Administrative Agent within 90 days after the Closing Date, or (iii) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $500,000, unless a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent, or (iv) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or Permitted Exit Financing Liens where the aggregate value of Inventory exceeds $500,000 unless a Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent within 90 days after the Closing Date; provided that, in each case, the aggregate amount of Inventory that is not subject to a landlord waiver, bailee or warehouseman letter or Personal Property Collateral Access Agreement per clauses (i), (ii), (iii) and (iv) and remains eligible in accordance with this clause (5) shall not exceed $2,000,000; provided, further, that the form of any landlord waiver to which a Borrower was a party pursuant to the Existing ABL Facility shall be deemed to be reasonably satisfactory to the Administrative Agent with respect the premises subject to such existing landlord waiver;
(6)    is placed on consignment;
(7)    is in transit, except Inventory up to a maximum aggregate amount of $2,000,000 at any time that is in transit between locations owned or leased in the United States by one or more Qualified Loan Parties;
(8)    is covered by a negotiable document of title;
(9)    consists of goods that are slow moving (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Loan Party business;
(10)    is not covered by casualty insurance required by the terms of this Agreement;
(11)    consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(12)    consists of any costs associated with “freight-in” charges;
(13)    breaches in any material respect any of the representations or warranties (or, with respect to any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect) pertaining to such Inventory set forth in any Loan Document;
(14)    does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;
(15)    is Commingled Inventory;
(16)    is located outside the United States of America;
(17)    is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Determination, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Determination permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Determination;
(18)    consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(19)    is acquired in a Permitted Investment and which is not of the type usually sold in the ordinary course of the Borrowers’ business unless and until the Administrative Agent has completed or received an appraisal of such Inventory from appraisers satisfactory to the Administrative Agent in its Permitted Determination; and
(20)    Inventory that is otherwise unacceptable to the Administrative Agent in its Permitted Determination.
The Administrative Agent shall have the right, from time to time, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible Inventory, in its Permitted Determination, except to the extent any such adjustment or addition would result in such criteria being less restrictive than as set forth herein.
“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Parent Guarantors, the Borrowers and their Subsidiaries and Affiliates.
“Eligible Receivables” shall mean, as of any date, all accounts receivable of the Borrowers and any of their Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Borrower Agent for the quarterly period most recently ended prior to such date for which internal financial statements of the Borrower Agent are available, including without limitation receivables and related proceeds of Alliance One International, LLC arising from the sale of tobacco financed by Eastern and Southern African Trade and Development Bank in

connection with the Secured Pre-Shipment and Export Finance Facilities Agreement, as amended and restated by the Third Amendment and Restatement Agreement, dated on or about August 12, 2021, by and between Alliance One Tobacco (Malawi) Limited, Alliance One Tobacco (Tanzania) Limited and Alliance One Zambia Limited, as borrowers, Alliance One Tobacco (Kenya) Limited and Alliance One Tobacco (Uganda), as resigning borrowers, Pyxus International, Inc., Pyxus Parent, Inc. and Pyxus Holdings, Inc., as parent guarantors, and Eastern and Southern African Trade and Development Bank, as mandated lead arranger, original lender, agent and security agent, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as may be amended from time to time so long as such amendments do not (i) modify the non-recourse nature of the facility with respect to Alliance One International, LLC and (ii) are otherwise not materially adverse to the Lenders (the “TDB Facility”).
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, written notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any Federal, state, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment or order, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.
“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided that no Indebtedness of the Borrower Agent or a Parent Guarantor shall constitute an Equity Interest by virtue of being convertible into Capital Stock.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any person, as defined in Section 3(9) of ERISA, that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Parent Guarantor, the Borrower Agent or any of their Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean any one or more of the following:
(1)    any Reportable Event;

(2)    the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;
(3)    institution of proceedings by the PBGC, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(4)    the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under the Code or ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Title IV of ERISA;
(5)    engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(6)    the complete or partial withdrawal of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the insolvency or critical status under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of any Parent Guarantor, the Borrower Agent, any of their Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or
(7)    any Parent Guarantor, the Borrower Agent, any of their Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“Event of Default” shall have the meaning provided in Article XI.
“Excess Availability” shall mean, as of any date of determination, the amount by which (a) Availability at such time exceeds (b) the Aggregate Exposure at such time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Account Debtor” shall mean any Account Debtor set forth on Schedule 1.01(d), as such schedule may be updated by from time to time with the consent of the Administrative Agent.
“Excluded Assets” shall have the meaning assigned to it in the Pledge and Security Agreement or in any other Security Document (including the UK Share Charges).
“Excluded Deposit Accounts” shall mean (v) all Deposit Accounts for the exclusive purpose of funding tax obligations, escrow arrangements or exclusively holding funds owned by Persons other than the Parent Guarantors, the Borrower Agent and their Subsidiaries, (w) all Deposit Accounts established (or otherwise maintained) by the Parent Guarantors, the Borrower Agent or any of their Domestic Subsidiaries which are funded by, or on behalf or for the benefit of, employees of any Parent Guarantor, the Borrower Agent or any of their Domestic Subsidiaries and are to be maintained exclusively for the benefit, directly or indirectly, of such employees (including, without limitation, Deposit Accounts which are employer funded pension accounts for employees and accounts established to pay taxes for and on behalf of employee tax liabilities), (x) solely to the extent holding proceeds of receivables subject to such Permitted Receivables Liens, the Deposit Account established by Alliance One International, LLC and subject of Permitted Receivables Liens, (y) all other Deposit Accounts established (or otherwise maintained) by any Parent Guarantor, the Borrower Agent or any of their Domestic Subsidiaries (excluding Collection Accounts, Concentration Accounts and Agent Accounts) that do not have cash balances at any time exceeding $250,000 in the aggregate for all such Deposit Accounts for a period of one Business Day and one “business day” (or similar concept) in the local jurisdiction of such Deposit Account and (z) the Exit Notes Asset Sale Proceeds Account.
“Excluded Subsidiary” shall mean any Subsidiary of a Parent Guarantor or a Borrower (a) that is an Unrestricted Subsidiary, (b) that is not a Material Domestic Subsidiary, (c) that is prohibited by applicable law (whether on the Closing Date or thereafter) or contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations, or if guaranteeing the Obligations would require governmental (including regulatory) or other third-party consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) with respect to which the Administrative Agent and the Borrower Agent mutually agree that the burden or cost or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (e) with respect to which the provision or maintenance of a Guarantee by it could reasonably be expected to result in material adverse Tax consequences to the Parent Guarantors, the Borrowers or their Subsidiaries (as reasonably determined by Pyxus Topco).
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Loan Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Loan Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(e) and (d) any withholding Taxes imposed under FATCA.
“Executive Order” shall have the meaning provided in Section 8.23(a).
“Existing ABL Agent” shall mean Wells Fargo Bank, National Association, as administrative agent and collateral agent for the lenders party to the Existing ABL Facility.
“Existing ABL Facility” shall mean that certain Exit ABL Credit Agreement dated as of August 24, 2020 among Borrower Agent, Pyxus Topco, Pyxus Parent, and the lenders party thereto (as has been amended, modified, restated and supplemented).
“Existing Indebtedness” shall mean all Indebtedness of the Parent Guarantors, the Borrower Agent and their Subsidiaries set forth on Schedule 10.03(a).
“Existing Securitization Facilities” shall mean collectively, (i) Uncommitted Receivables Purchase Facility Agreement, dated December 4, 2020, between Alliance One International Inc., Alliance One International AG and The Standard Bank of South Africa Limited and (ii) (a) Fifth Amended and Restated Receivables Sale Agreement, dated as of June 17, 2020, among Finacity Receivables 2006-2, LLC, Finacity Corporation, Alliance One International GmbH, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch, Autobahn Funding Company LLC and the other parties party thereto, as amended August 19, 2020 and August 24, 2020, (b) Fifth Amended and Restated Receivables Purchase Agreement, dated June 17, 2020, among Finacity Receivables 2006-2, LLC, Alliance One International GmbH and Finacity Corporation, as amended August 24, 2020, and (c) Fourth Amended and Restated Receivables Purchase Agreement, dated as of June 17, 2020, among Finacity Receivables 2006-2, LLC, Pyxus International, Inc., Alliance One International, LLC, Alliance One North America, LLC and Finacity Corporation, as Amended August 24, 2020.
“Exit Notes” shall mean the Borrower Agent’s 10.000% Senior Secured Exit Notes due 2024 issued and outstanding under the Exit Notes Indenture.
“Exit Notes Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding solely the proceeds of any sale or other disposition of any Exit Notes Priority Collateral (and only such Collateral) that are required to be held in such account or accounts pursuant to the terms of the Exit Notes Indenture or any Refinancing Exit Notes Indenture.
“Exit Notes Collateral Agent” shall mean Wilmington Trust, National Association, as Collateral Agent under the Exit Notes Indenture, and its successors, replacements and/or assigns in such capacity.
“Exit Notes Documents” shall mean the Exit Notes, the Exit Notes Indenture, the Exit Notes Security Documents, as in effect on the Closing Date.
“Exit Notes Indenture” shall mean that certain Indenture, dated August 24, 2020 among the Borrower Agent, the guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee, Collateral Agent, registrar and paying Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Exit Notes Obligations” shall mean the Indebtedness and other obligations under the Exit Notes Indenture which are secured by a Lien on the Collateral permitted by clause (1) of the definition of Permitted Liens and any post-petition interest, fees and expenses at the applicable rate, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the Exit Notes Obligations and the Secured Obligations being treated as part of the same class in any such insolvency or liquidation proceeding).
“Exit Notes Priority Collateral” shall mean any and all Collateral other than the ABL Priority Collateral.
“Exit Term Loan Collateral Agent” shall mean Alter Domus (US) LLC (f/k/a Cortland Capital Market Services LLC), as Collateral Agent under the Exit Term Loan Credit Agreement, and its successors, replacements and/or assigns in such capacity.
“Exit Term Loan Credit Agreement” shall mean that certain Exit Term Loan Credit Agreement, dated as of August 24, 2020, among the Borrower Agent, the guarantors party thereto, the lenders from time to time parties thereto, and Alter Domus (US) LLC (f/k/a Cortland Capital Market Services LLC), as Administrative Agent, providing for term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Exit Term Loan Documents” shall mean the Exit Term Loan Credit Agreement, the Exit Term Loan Security Documents, as in effect on the Closing Date.
“Exit Term Loan Obligations” shall mean the Indebtedness and other obligations under the Exit Term Loan Credit Agreement which are secured by a Lien on the Collateral permitted by clause (1) of the definition of Permitted Liens and any post-petition interest, fees and expenses at the applicable rate, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the Exit Term Loan Obligations and the Secured Obligations being treated as part of the same class in any such insolvency or liquidation proceeding).
“Exit Term Loan Security Documents” shall mean all pledge agreements, security agreements, mortgages, deeds of trust, collateral documents and other documents, agreements or instruments from time to time that create (or purport to create) Liens on any assets or properties of any Loan Party to secure any obligations under the Exit Term Loan Credit Agreement.
“Exit Term Loans” shall mean the Term Loans made to the Borrower Agent under the Exit Term Loan Credit Agreement.
“Expenses” shall mean all present and future reasonable and invoiced out of pocket expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent or any Issuing Lender in connection with this Agreement, any other Loan Document or otherwise in its capacity as the Administrative Agent or the Collateral Agent under any Loan Document, whether incurred heretofore or hereafter, including without limitation the cost of record searches, the reasonable fees and expenses of one primary outside law firm for the Agents and one local law firm in each relevant jurisdiction, all reasonable and invoiced costs and expenses incurred by the Administrative Agent and the Collateral Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent and/or the Collateral Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent and the Collateral Agent relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants and appraisers, reasonable fees and expenses of other consultants, experts or advisors employed or retained by the Administrative Agent or the Collateral Agent, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Loan Documents, all expenses, costs and fees set forth in this Agreement and the other Loan Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Loan Documents.
“Extended Final Maturity Date” shall mean, with respect to any Extended Loan or Extended Revolving Loan Commitment, the agreed upon date occurring after the Initial Maturity Date as specified in the applicable definitive documentation thereof.
“Extended Loan” shall mean each Revolving Loan pursuant to an Extended Revolving Loan Commitment.
“Extended Revolving Loan Commitments” shall have the meaning provided in Section 2.16(c)(i).
“Extension” shall have the meaning provided in Section 2.16(a).
“Extension Offer” shall have the meaning provided in Section 2.16(a).
“Fair Market Value” shall mean the value that would be paid by a willing buyer, not an Affiliate, to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower Agent or Pyxus Topco (unless otherwise provided in this Agreement).
“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and any fiscal or regulatory legislation, rules or official administrative practices adopted) implementing any of the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transaction with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transaction received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“Final Maturity Date” shall mean the Initial Maturity Date; provided that, with respect to any Extended Revolving Loan Commitment, the Final Maturity Date with respect thereto instead shall be the Extended Final Maturity Date.
“Financial Officer” of any person shall mean the chief financial officer, finance director, principal accounting officer, treasurer, assistant treasurer or controller of such person.
“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Permitted Exit Financing Liens) applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.
“Fiscal Year” shall mean the four consecutive fiscal quarters ending on March 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified Person for any period, the ratio of (calculated in each case with respect to such Person and its Restricted Subsidiaries on a consolidated basis) (a)(i) Consolidated EBITDA for such period, minus (ii) Unfunded Capital Expenditures made during such period, minus (iii) distributions (including tax distributions) and dividends paid during such period (other than distributions and dividends paid to a Loan Party or Restricted Subsidiary), minus (iv) cash taxes paid or required to be paid during such period, to (b) the Fixed Charges for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings that are not accompanied by a reduction in the commitments thereof, borrowings of Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transaction and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but giving effect to Pro Forma Cost Savings in an amount, together with any amounts added back to Consolidated EBITDA pursuant to clause (a)(6) of such definition, not to exceed, in any trailing twelve month period ending subsequent to the Closing Date, 20% of Consolidated EBITDA (calculated before giving effect to any Pro Forma Cost Savings or amounts added back in clause (a)(6) of the definition of Consolidated EBITDA)) as if they had occurred on the first day of the four-quarter reference period;
(2)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and
(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Fixed Charges” shall mean with respect to any specified Person for any period, the sum, without duplication, of (in each case with respect to such Person and its Restricted Subsidiaries for such period):
(1)    the consolidated interest expense (other than interest expense in respect of letters of credit) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)    principal payments made by such Person and its Restricted Subsidiaries on the Exit Notes, the Exit Term Loans, and any Indebtedness described in clauses (1), (2), (3) and (4) of such definition (but excluding for the avoidance of doubt (i) any non-scheduled principal payments with respect to the Intabex Term Loan Facility (provided that to the extent the Intabex Term Loan Facility is amended or modified to require regularly scheduled principal payments, such regularly scheduled principal payments shall be included in Fixed Charges), (ii) principal payments of Indebtedness financed with proceeds of Permitted Refinancing Indebtedness (provided that principal payments with respect to such Permitted Refinancing Indebtedness shall not be excluded pursuant to this clause (ii)), (iii) principal payments with respect to Seasonal Subsidiary Debt and (iv) principal payments with respect to any other revolving Indebtedness to the extent any such principal payment is not accompanied by a permanent reduction of the commitments thereunder)), minus
(5)    to the extent added in consolidated interest expense in clause (3) above, contingent obligations so long as such obligations remain contingent; minus
(6)    the interest income of such Person and its Restricted Subsidiaries for such period.
For the avoidance of doubt, Fixed Charges shall not include payments of principal, interest or any other amounts made among the Loan Parties and their Restricted Subsidiaries in respect of intercompany Indebtedness.
“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean a rate of interest equal to zero percent (0.00%).
“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund), scheme or other similar program established or maintained outside the United States by the Parent Guarantors, the Borrower Agent or any one or more of their Subsidiaries primarily for the benefit of employees of the Parent Guarantors, the Borrower Agent or such Subsidiaries residing outside the United States, which plan, fund, scheme or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” shall mean any Subsidiary of a Parent Guarantor or the Borrower Agent that is not a Domestic Subsidiary.
“Forsyth County Facility” shall mean the fee owned facility located on Big Oaks Drive, in King, Forsyth County, North Carolina.
“Fronting Fees” shall have the meaning provided in Section 4.01(c).
“Funded Debt” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money or advances; or
(2)    evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).
(3)    For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations or Bank Product Obligations.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (including applicable fresh-start accounting principles) provided, however, that lease liabilities and associated expenses recorded by the Parent Guarantors, the Borrower Agent and their Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as Capital Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations, and the interest component of such Capital Lease Obligation shall be included in consolidated interest expense and Fixed Charges).
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other national or supra-national entity or body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grower Indebtedness” shall mean indebtedness incurred by tobacco farmers that supply tobacco to any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantee Agreement” shall mean the Guaranty Agreement, substantially in the form of Exhibit D-1, dated as of the Closing Date among the Parent Guarantors, the Borrower Agent, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.
“Guarantors” shall mean, collectively, the Subsidiary Guarantors and the Parent Guarantors.
“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, polychlorinated biphenyls, and radon gas.
“Hedge Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements. Notwithstanding the foregoing, the term “Hedge Agreement” shall not include any other hedging agreements (or substantively equivalent derivative transaction) with respect to the Borrower Agent’s Equity Interests.
“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.
“Holding Company” shall mean any Person so long as such Person directly or indirectly holds 100% of the aggregate Voting Stock of Pyxus Topco, and at the time such Person acquired such Voting Stock, no Person and no “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), including any such “group” acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder or combination of Permitted Holders, shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate Voting Stock of such Person.
“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary that is neither a Material Domestic Subsidiary nor a Material Foreign Subsidiary.
“Incremental Commitment” shall mean, for any Incremental Lender, any Revolving Loan Commitment provided by such Incremental Lender after the Closing Date in an Incremental Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental Commitment becomes effective, such Incremental Commitment shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Incremental Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit G (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.15.
“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.15(b).
“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) any Incremental Lender shall have agreed to provide such Incremental Commitment in its sole discretion; (ii) no Default or Event of Default exists or would exist after giving effect thereto; (iii) all of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of such date); (iv) the delivery by the Borrower Agent to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Loan Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations and Guaranteed Obligations (as defined herein and under the Guarantee Agreement) under the Loan Documents and secured on a pari passu basis with the Obligations under the Security Documents; (v) the delivery by each Loan Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (v) the Borrower Agent shall have delivered a certificate executed by an Authorized Officer of the Borrower Agent, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (ii) and (iii) and clause (vi) below; (vi) the Borrowing Base at such time shall be equal to or greater than the Total Revolving Loan Commitment (calculated after giving effect to such Incremental Commitment on such Incremental Commitment Date); and (vii) the completion by each Loan Party of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interest of the Collateral Agent in the Collateral and the perfection thereof (including, without limitation, any amendments to the Security Documents, title insurance policies and such other documents reasonably requested by the Administrative Agent to be delivered in connection therewith).
“Incremental Lender” shall have the meaning provided in Section 2.15(b).
“Incremental Security Documents” shall have the meaning provided in Section 2.15(b).
“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker’s acceptances;

(4)    representing Capital Lease Obligations or Attributable Debt in respect of sale-and-leaseback transaction;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6)    representing any Hedging Obligations or other Bank Product Obligations; or
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Person” shall have the meaning provided in Section 13.01.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding, (b) such Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings at such time and (c) without duplication of clause (b) above, the amount of any Letter of Credit Exposure allocated to such Lender pursuant to Section 2.14(b)(i).
“Initial Maturity Date” shall mean the earliest of (i) February 8, 2027, (ii) ninety days prior to the stated maturity date of the Exit Term Loan Obligations, and (iii) ninety days prior to the stated maturity date of the Exit Notes Obligations.
“Intabex Term Loan Facility” shall mean that certain Term Loan Credit Agreement dated as of April 23, 2001, among Intabex Netherlands B.V., a private limited liability company incorporated under the laws of the Netherlands and Trade Register number 34100480, as borrower, Pyxus Topco, Pyxus Parent, Borrower Agent, Alliance One International, LLC, and Alliance One International Holdings, Ltd., a private company organized under the laws of England and Wales, the financial institutions party thereto as lenders, and Alter Domus (US) LLC, as administrative agent, providing for term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Intercompany Note” shall mean (i) in the case of an intercompany loan made by a Loan Party, the Master Intercompany Promissory Note (Non-Loan Party Payees), dated as of August 24, 2020, by and between Pyxus Topco and its Subsidiaries signatory thereto and any other promissory note evidencing such intercompany loan, duly executed and delivered substantially in the form of Exhibit F-1 (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith and (ii) in the case of an intercompany loan made to a Loan Party by a Restricted Subsidiary of the

Borrower Agent or any Parent Guarantor that is not a Loan Party, the Master Intercompany Promissory Note (Loan Party Payees), dated as of August 24, 2020, by and between Pyxus Topco and its Subsidiaries signatory thereto and any other promissory note evidencing such intercompany loan, duly executed and delivered substantially in the form of Exhibit F-2 (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
“Intercreditor Agreements” shall mean, collectively, the ABL/Term Loan/Notes Intercreditor Agreement and any Junior Lien Intercreditor Agreement.
“Interest Determination Date” shall mean, with respect to any BSBY Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such BSBY Rate Loan and having a term comparable to such Interest Period.
“Interest Period” shall mean the period provided for any BSBY Rate Loan pursuant to Section 2.03(b) hereof.
“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.
“Investment Grade Rating” shall mean a corporate family rating or corporate credit rating, as applicable, of Baa3 or better by Moody’s or BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization).
“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of cash, Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Parent Guarantor, the Borrower Agent or any Restricted Subsidiary of a Parent Guarantor or the Borrower Agent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of a Parent Guarantor or the Borrower Agent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of a Parent Guarantor or the Borrower Agent, such Parent Guarantor or the Borrower Agent, as applicable, will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower Agent’s or such Parent Guarantor’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 10.01 and any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed an Investment as more fully set forth in Section 9.12 hereof. The acquisition by any Parent Guarantor, the Borrower Agent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Parent Guarantors, the Borrower Agent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined according to the final paragraph of Section 10.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” shall mean (a) PNC Bank, National Association, in its capacity as the issuer of Letters of Credit under this Agreement and (b) any Affiliate of an Issuing Lender which such Issuing Lender, in its discretion, shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of such Issuing Lender as issuer.
“Joinder Agreements” shall mean (i) a joinder agreement to the Guarantee Agreement substantially in the form of Exhibit A thereto (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) and (ii) a joinder agreement to the Pledge and Security Agreement substantially in the form of Exhibit 10 thereto (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent).
“Junior Lien” shall mean a Lien granted, or purported to be granted, at any time, upon any property of any Borrower, any Guarantor or any Specified Foreign Subsidiary to secure Junior Lien Obligations.
“Junior Lien Collateral Agent” shall mean, in the case of any series of Junior Lien Debt, the trustee, Collateral Agent or representative of the holders of such series of Junior Lien Debt who is appointed (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Debt, together with its successors and assigns in such capacity.
“Junior Lien Debt” shall mean any Funded Debt (including additional notes, and letter of credit and reimbursement obligations with respect thereto) that is secured by a Junior Lien and that was permitted to be incurred and permitted to be so secured under each applicable Loan Document; provided that in the case of any Indebtedness referred to in this definition:
(1)    such Indebtedness does not have a maturity date or any mandatory or scheduled payments or sinking fund obligations prior to the Final Maturity Date (except with respect to payments of interest, or as a result of a customary change of control or asset sale repurchase offer provisions);
(2)    on or before the date on which the first such Indebtedness is incurred by any Borrower, any Guarantor or any Specified Foreign Subsidiary, the Borrower Agent shall deliver to the Collateral Agent, the Exit Term Loan Collateral Agent and the Exit Notes Collateral Agent complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with a certificate of a Responsible Officer certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;
(3)    on or before the date on which any such Indebtedness is incurred by any Borrower, any Guarantor or any Specified Foreign Subsidiary, such Indebtedness is designated by the Borrower Agent, in a certificate of a Responsible Officer delivered to the Junior Lien Collateral Agent and the Collateral Agent, the Exit Term Loan Collateral Agent and the Exit Notes Collateral Agent, as “Junior Lien Debt” under this Agreement;
(4)    on or before the date on which any such Indebtedness is incurred by any Domestic Subsidiary of a Parent Guarantor or the Borrower Agent that is not a Subsidiary Guarantor, such Domestic Subsidiary shall become a Subsidiary Guarantor hereunder; and
(5)    all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

For the avoidance of doubt, Exit Term Loan Obligations and Exit Notes Obligations shall not constitute Junior Lien Debt for purposes of this Agreement.
“Junior Lien Documents” shall mean, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Debt.
“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement which subordinates the Lien on the Collateral of the holders of the Junior Lien Debt to the Lien on the Collateral of each of the holders of Secured Obligations, holders of Exit Term Loan Obligations and holders of Exit Notes Obligations (to the extent then outstanding), in form and substance materially consistent with prevailing market practice and acceptable to Administrative Agent in its Permitted Determination.
“Junior Lien Obligations” shall mean Junior Lien Debt and all other obligations in respect thereof including, without limitation interest and premium (if any), and all guarantees of any of the foregoing.
“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J, with such amendments, modifications or supplements thereto as may be approved by the Administrative Agent.
“L/C Supportable Obligations” shall mean obligations of the Parent Guarantors, the Borrowers or any of their Subsidiaries permitted hereunder (other than obligations in respect of (w) any Exit Notes (and any Permitted Refinancing Indebtedness in respect thereof), (x) any Exit Term Loans (and any Permitted Refinancing Indebtedness in respect thereof), (y) any Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” shall mean each financial institution and other Persons listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.16 or Section 13.04(b).
“Lender Counterparty” shall mean any counterparty to a Hedge Agreement that is the Administrative Agent, Collateral Agent, a Lender or an affiliate of the Administrative Agent, Collateral Agent or a Lender at the time such Person enters into such Hedge Agreement (even if the Administrative Agent, Collateral Agent or such Lender subsequently ceases to be the Administrative Agent, Collateral Agent or a Lender, as the case may be, under this Agreement for any reason, together with the Administrative Agent’s, Collateral Agent’s, such Lender’s or such affiliate’s successors and assigns), so long as the Administrative Agent, the Collateral Agent, such Lender, such affiliate or such successor or assign participates in such Hedge Agreement.
“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c), (ii) such Lender having been deemed insolvent or having become the subject of an insolvency proceeding, a Bail-In Action or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, any Issuing Lender and/or any Loan Party (x) that it does not intend to comply with its obligations under Section 2.01, Section 2.04 or Article III, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii), provided that, for purposes of any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of an insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its payment or funding obligations under any other credit facility to which it is a party and which any Issuing Lender believes in good faith has occurred and is continuing, (iv) the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within one (1) Business Day of the date Lenders constituting the Required Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof or (v) the failure of such Lender, within five Business Days after written request by the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (v) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent).
“Letter of Credit” shall have the meaning provided in Section 3.01(a).
“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(a).
“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time. The Letter of Credit Exposure of any Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time plus, without duplication, any Letter of Credit Exposure allocated to such Lender pursuant to Section 2.14(b)(i).
“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).
“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18.217 of the Delaware Limited Liability Company Act or a comparable provision of a different jurisdiction’s laws, as applicable.
“Loan” shall mean each Revolving Loan.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreement, all Joinder Agreements with respect to the Guarantee Agreement, the Agent Fee Letter, any Incremental Commitment Agreements and the promissory notes, if any, executed and delivered pursuant to Section 2.05.
“Loan Parties” shall mean the Borrowers and the Guarantors (including without limitation, the Parent Guarantors and Subsidiary Guarantors).
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which has had, or could reasonably be expected to have, either individually or in the aggregate, (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent Guarantors, the Borrower Agent and their Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, (ii) on the ability of the Loan Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, or (iii) upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” shall mean any contract or other arrangement to which any Parent Guarantor, the Borrower Agent or any of their Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Domestic Subsidiary” shall mean (i) any Domestic Subsidiary of a Parent Guarantor or the Borrower Agent or any Foreign Subsidiary of a Parent Guarantor or the Borrower Agent that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower Agent, in each case that would constitute a “significant subsidiary” of Pyxus Topco as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all references in such Rule 1.02 to “ten percent (10%)” shall be deemed to be references to “five percent (5%)”, (ii) any Domestic Subsidiary of a Parent Guarantor or the Borrower Agent that guarantees the Exit Term Loan Obligations and/or the Exit Notes Obligations, (iii) any Borrower, and (iv) any Domestic Subsidiary of a Parent Guarantor or the Borrower Agent that guarantees any Indebtedness, in the aggregate, in excess of the Threshold Amount; provided that if as of the last day of any fiscal quarter, the combined total assets of all non-Material Domestic Subsidiaries exceeds 10% of consolidated total assets of Pyxus Topco and its Restricted Subsidiaries (as determined in accordance with Rule 1.02(w)(1)(ii) of Regulation S-X promulgated by the SEC), then one or more non-Material Domestic Subsidiaries shall be deemed to be a Material Domestic Subsidiary in descending order based on their respective amounts of total assets until such excess has been eliminated.
“Material Foreign Subsidiary” shall mean any (i) Foreign Subsidiary of a Parent Guarantor or the Borrower Agent that would constitute a “significant subsidiary” of Pyxus Topco as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all references in such Rule 1.02 to “ten percent (10%)” shall be deemed to be references to “five percent (5%)”; provided that if as of the last day of any fiscal quarter, the combined total assets of all non-Material Foreign Subsidiaries exceeds 10% of consolidated total assets of Pyxus Topco and its Restricted Subsidiaries (as determined in accordance with Rule 1.02(w)(1)(ii) of Regulation S-X promulgated by the SEC), then one or more non-Material Foreign Subsidiaries shall be deemed to be a Material Foreign Subsidiary in descending order based on their respective amounts of total assets until such excess has been eliminated and (ii) any Foreign

Subsidiary of a Parent Guarantor or the Borrower Agent that guarantees the Exit Term Loan Obligations and/or the Exit Notes Obligations.
“Material Real Property” shall mean, for so long as such Real Property is owned by a Borrower or Cres Tobacco Company, LLC, as applicable, the Value Added Processing Facility, the Forsyth County Facility, the Pitt County Facility, the Wilson County Facility and any other Real Property located in the United States and owned in fee simple by any Borrower with a Fair Market Value (measured at the time of acquisition thereof) of more than $15,000,000.
“Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).
“Maximum Rate” shall have the meaning provided in Section 13.21.
“Minimum Borrowing Amount” shall mean (i) with respect to ABR Loans, $1,000,000 and integral multiples of $500,000 in excess thereof and (ii) with respect to BSBY Rate Loans, $3,000,000 and integral multiples of $1,000,000 in excess thereof.
“Minority Interest Consolidated Entity” shall mean any Person that is not a Subsidiary of a Parent Guarantor or the Borrower Agent but is consolidated in the financial statements of Pyxus Topco for purposes of GAAP.
“Monthly Payment Date” shall mean the last Business Day of each full calendar month occurring after the Closing Date.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage” shall mean any deed of trust, mortgage, deed to secure debt, or other similar document creating a Lien on the Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent and Borrower Agent, provided that the form of any deed of trust, mortgage, deed to secure debt, or other similar document creating a Lien on the Mortgaged Property pursuant to the Existing ABL Facility shall be deemed to be reasonably satisfactory to the Administrative Agent.
“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006).
“Mortgaged Property” shall mean any Material Real Property which is required to be encumbered by a Mortgage pursuant to the terms of this Agreement.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is or may be an obligation to contribute to) by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries or an ERISA Affiliate or with respect to which any Parent Guarantor, the Borrower Agent or any of their Subsidiaries has any liability (including on account of an ERISA Affiliate) and each such plan for the five-year period immediately following the latest date on which any Parent Guarantor, the Borrower Agent, or any Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to the aggregate cash proceeds and Cash Equivalents received by any Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset

Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.
“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than (x) Indebtedness secured pursuant to the Security Documents and (y) in the case of any Recovery Event in respect of ABL Priority Collateral, the Exit Notes Security Documents and the Exit Term Loan Security Documents) which is secured by the respective assets the subject of such Recovery Event).
“Net Orderly Liquidation Value” shall mean the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, and in each case expressed as a recovery percentage with respect to such assets. The Net Orderly Liquidation Value for such assets will be increased or reduced promptly upon receipt by the Administrative Agent of each updated appraisal.
“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.
“Note” shall mean each Revolving Note.
“Notice Date” shall have the meaning provided in Section 2.16(a).
“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).
“Notice Office” shall mean the office of the Administrative Agent or the Collateral Agent, as applicable, located at PNC Bank, National Association, as Administrative Agent/Collateral Agent, 4720 Piedmont Row Drive, Suite 200, Charlotte, NC 28210, Attn: Portfolio Manager - Pyxus, or such other office as an Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean (x) the principal of, prepayment premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrowers under this Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and (y) all other payment obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and indebtedness owing by the Borrowers to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender under this Agreement and each other Loan Document (including, without limitation, indemnities, expenses (including Expenses), Fees and interest thereon (including, without limitation, in each case any interest, Fees or expenses (including Expenses) accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest, Fees or expenses (including Expenses) are an allowed (or allowable) claim in any such proceeding)), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter incurred under, arising out of or in connection with each such Loan Document (but shall in any event exclude any Secured Hedging Obligations and all Excluded Swap Obligations), and (z) Bank Product Obligations owing to any

Agent, any Lender or any Affiliate of Agent or any Lender. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligations (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursements obligations, charges, expenses, fees, costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under the Loan Documents and (ii) the obligations of any Loan Party or any of its subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender or any Agent, in its sole discretion, may elect to pay in advance on behalf of such Loan Party or such Subsidiary.
“OECD” shall mean the Organization for Economic Cooperation and Development and any successor thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).
“Overnight Bank Funding Rate” shall mean, on any date of determination, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as set forth above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower Agent.
“PACA” shall mean the Perishable Agricultural Commodities Act of 1980, as amended.
“Parent Guarantors” shall mean Pyxus Topco, Pyxus Parent, and their respective successors, and any other direct or indirect parent entities of the Borrower Agent.
“Participant” shall have the meaning provided in Section 3.04(a).
“Participant Register” shall have the meaning provided in Section 13.04.

“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Payment Conditions” shall mean that each of the following conditions are satisfied: (i) there is no Default or Event of Default existing immediately before or immediately after the action or proposed action, (ii) Excess Availability on the date of the action or proposed action exceeds 65.0% of Availability at such time and after giving effect thereto and (iii) on the date of the action or proposed action, there will be at least $25,000,000 of unrestricted cash and Cash Equivalents in the aggregate on the consolidated balance sheet of the Borrower Agent, the Parent Guarantors and their Subsidiaries.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
“Permitted Advances on Purchases of Tobacco” shall mean advances of cash or crop-related materials made by the Borrower Agent or any of its Restricted Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Borrowers for the most recently ended fiscal quarter for which internal financial statements are available.
“Permitted Business” shall mean any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Parent Guarantors, the Borrowers and their Restricted Subsidiaries are engaged on the Closing Date.
“Permitted Debt” shall have the meaning assigned to such term in Section 10.03(b).
“Permitted Determination” shall mean (i) the reasonable exercise of the Administrative Agent’s good faith credit judgment (from the perspective of a reasonable secured asset based lender) or (ii) the reasonable exercise of the Administrative Agent and/or the Collateral Agent’s, as applicable, determination as directed in writing to the Administrative Agent and/or the Collateral Agent by the Administrative Agent or the Required Lenders.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be commercially reasonable.
“Permitted Exit Financing Indebtedness” shall have the meaning assigned to such term in Section 10.03(b)(i).
“Permitted Exit Financing Liens” shall have the meaning assigned to such term in clause (1) of the definition of “Permitted Liens”.
“Permitted Holders” means each of (i) Glendon Capital Management LP, Monarch Alternative Capital LP, Owl Creek Asset Management, L.P. and Intermarket Corporation and any Affiliate of the foregoing, and any fund managed by any of the foregoing or any Affiliate thereof, (ii) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Pyxus Topco or any of its direct or indirect parent companies, acting in such capacity, (iii) any “group” (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members and any member of such group; provided that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (i) and (ii), collectively, have beneficial ownership of more than 50% of the total Voting Stock of Pyxus Topco or any of its direct or indirect parent companies held by such group and (iv) any Holding Company.
“Permitted Investments” shall mean:
(1)    any Investment in any Borrower, any Parent Guarantor or in a Restricted Subsidiary of any Borrower, provided that the aggregate amount of Investments (i) made outside the ordinary course of business or in a manner inconsistent with past practices pursuant to this clause (1) and clause (15) of this definition by any Borrower or any Guarantor in any Foreign Subsidiary and (ii) made outside the ordinary course of business or in a manner inconsistent with past practices pursuant to this clause (1) and clause (15) of this definition by any Borrower or any Guarantor in any Subsidiary of a Parent Guarantor that is not a Borrower or a Subsidiary Guarantor may not exceed (A) $50.0 million (without duplication), plus (B) to the extent such Investment consists of an incurrence or assumption of Indebtedness, an amount that at the time of such incurrence or assumption and after giving pro forma effect thereto as if such incurrence or assumption had been made at the beginning of the applicable four-quarter period, the Borrowers would have been permitted to incur at least $1.00 of additional Indebtedness (calculated as if all payments that would have been due with respect to such Indebtedness were paid and included in Fixed Charges to the extent applicable) so that the Fixed Charge Coverage Ratio is not less than 1.10 to 1.00; provided that no transfer of Accounts or Inventory constituting ABL Priority Collateral shall be made by any Borrower or any Guarantor to any Subsidiary that is not a Loan Party pursuant to this clause (1),
(2)    any Investment in Cash Equivalents;
(3)    any Investment by any Parent Guarantor, any Borrower or any Restricted Subsidiary of a Parent Guarantor in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of a Parent Guarantor or a Borrower; or
(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into a Parent Guarantor, a Borrower or a Restricted Subsidiary of a Parent Guarantor or a Borrower;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.08 or any other disposition of assets not constituting an Asset Sale, other than pursuant to clause (8) of the second sentence of the definition of “Asset Sale”;
(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Pyxus Topco;
(6)    any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantors, the Borrowers or any of their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)    Investments represented by Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(8)    loans or advances to employees made in the ordinary course of business of the Parent Guarantors, the Borrowers or any Restricted Subsidiary of a Parent Guarantor or the Borrowers in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
(9)    loans and advances to growers and other suppliers of tobacco or hemp (including Affiliates) in the ordinary course of its business in an aggregate outstanding principal amount consistent with past practice of the Borrowers and their Affiliates;
(10)    [reserved];
(11)    any guarantee and any guarantee of Indebtedness permitted to be incurred pursuant to Section 10.03;
(12)    any Investment set forth on Schedule 10.03(b) as in effect on the Closing Date and any Investment consisting of an extension, modification or renewal (but not an increase) of any Investment set forth on Schedule 10.03(b) as in effect on the Closing Date;
(13)    Investments acquired after the date hereof as a result of the acquisition by any Parent Guarantor, any Borrower or any Restricted Subsidiary of a Parent Guarantor of another Person in a transaction that is not prohibited by Section 10.01 or Section 10.04 after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(14)    Investments made in the ordinary course of such Person’s business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transaction by:
(a)    any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or
(b)    any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million;
(15)    any Investment for consideration consisting of common stock of Pyxus Topco and any other Investment for cash or Cash Equivalents, other securities or properties of the Parent Guarantors, the Borrowers or any of their Restricted Subsidiaries (valued in good faith by the Board of Directors of Pyxus Topco), the assumption of any Indebtedness (valued at the principal amount thereof), any other consideration (valued in good faith by the Board of Directors of Pyxus Topco) or any combination of the foregoing; provided that (a) the aggregate value of all such consideration for all Investments of the Parent Guarantors, the Borrowers and any of their Restricted Subsidiaries made during any fiscal year, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, shall not exceed 12.5% of Consolidated Tangible Net Worth as at the end of the previous fiscal year, (b) no Default or Event of Default shall exist immediately before or after giving effect to such Investment on a pro forma basis and (c) the aggregate amount of Investments (i) made outside the ordinary course of business or in a manner inconsistent with past practice pursuant to this clause (15) and clause (1) of this definition by any Borrower or any Guarantor in any Specified Foreign Subsidiary and (ii) made outside the ordinary course of business or in a manner inconsistent with past practices pursuant to this clause (15) and clause (1) of this definition by any Borrower or any Guarantor in any Subsidiary of the Borrower Agent that is not a Borrower or a Subsidiary Guarantor may not exceed (A) $50.0 million (without duplication), plus (B) to the extent such Investment consists of an incurrence or assumption of Indebtedness, an amount that at the time of such incurrence or assumption and after giving pro forma effect thereto as if such incurrence or assumption had been made at the beginning of the applicable four-quarter period, the Borrowers would have been permitted to incur at least $1.00 of additional Indebtedness (calculated as if all payments that would have been due with respect to such Indebtedness were paid and included in Fixed Charges to the extent applicable) so that the Fixed Charge Coverage Ratio is not less than 1.10 to 1.00; provided that no Investment may be made or held in any Unrestricted Subsidiary pursuant to this clause (15);
(16)    any Investment in accounts receivable owing to any Parent Guarantor, the Borrowers or any of their Restricted Subsidiaries, if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms of such Parent Guarantor, such Borrower or such Restricted Subsidiary;
(17)    the Parent Guarantors, the Borrowers and their Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors (other than Affiliates) consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of such Parent Guarantor, such Borrower or such Restricted Subsidiary; and
(18)    the Parent Guarantors, the Borrowers and their Restricted Subsidiaries may make additional Investments described on Schedule 10.01.
Notwithstanding anything to the contrary in the foregoing, Investments shall not be made in Unrestricted Subsidiaries with ABL Priority Collateral other than cash.
“Permitted Liens” shall mean:
(1)    Liens securing Indebtedness permitted by the terms of this Agreement to be incurred pursuant to Permitted Exit Financing Indebtedness (“Permitted Exit Financing Liens”) and/or securing Hedging Obligations and/or securing Bank Product Obligations incurred under the Exit Notes Documents and/or the Exit Term Loan Documents, in each case subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement;
(2)    Liens to secure Indebtedness permitted by clause (iii) of the definition of “Permitted Debt”;
(3)    Junior Liens securing Junior Lien Obligations permitted by clause (xvii) of the definition of Permitted Debt;
(4)    Liens in favor of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries; provided that any Liens in favor of a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Liens securing the Obligations hereunder pursuant to an intercreditor agreement in form and substance reasonably satisfactory to Agent;
(5)    Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of a Parent Guarantor or a Borrower or is merged with or into or consolidated with a Parent Guarantor or a Borrower or any Restricted Subsidiary of a Parent Guarantor or a Borrower; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of a Parent Guarantor or a Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of a Parent Guarantor or a Borrower or is merged with or into or consolidated with a Parent Guarantor or a Borrower or any Restricted Subsidiary of a Parent Guarantor or a Borrower;
(6)    [Reserved];
(7)    any Lien existing on any asset prior to the acquisition thereof by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries and not created in contemplation of such event;
(8)    Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of Indebtedness), statutory obligations, and other obligations of like nature, incurred as an incident to and in the ordinary course of business;
(9)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;
(10)    Liens set forth on Schedule 10.06 as in effect on the date hereof;
(11)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(12)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(13)    Permitted Encumbrances, minor survey exceptions and zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which do not materially impair the use of any material property in the operation of the business of the Parent Guarantors, the Borrower Agent or any of their Restricted Subsidiaries or which are being contested in good faith by appropriate proceedings;
(14)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:
(a)    the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(c)    the new Lien is not senior in priority to the Lien it is replacing; and
(d)    the original Lien was not incurred under clause (1), (2), (21) or (22) of this definition of Permitted Liens;
(15)    Liens (not securing Indebtedness) which are incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and public liability laws and similar legislation;
(16)    attachment, judgment or similar Liens arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens with respect to judgments or decrees involving in the aggregate a liability of $40.0 million or more is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings and any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries, as the case may be, shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens;
(17)    Liens on (x) cash, (y) Cash Equivalents or (z) other property (other than ABL Priority Collateral), in each case, arising in connection with the defeasance, discharge or redemption of Indebtedness;
(18)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(19)    any Lien securing any obligations and liabilities arising under or in connection with any cash management arrangements entered into in the ordinary course of business prior to, on or after the date hereof, including, without limitation, any netting or set-off system for the calculation of interest with respect to debit balances and credit balances under such arrangements; provided that the assets subject to any such Lien shall be limited to the assets held from time to time at the financial institution providing such cash management arrangements;
(20)    Liens arising in the ordinary course of business solely with respect to cash and Cash Equivalents in favor of a creditor depositary institution solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with such creditor depository institution, provided that such deposit account is not intended by any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries, as the case may be, to provide collateral to the depository institution;
(21)    Liens not otherwise permitted under Section 10.06 with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(22)    (i) any Lien on the assets of a Foreign Subsidiary and (ii) Permitted Receivables Liens securing Indebtedness permitted by clause (xiv) of the definition of Permitted Debt;
(23)    (a) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries or (ii) secure any Indebtedness for borrowed money or (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(24)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries in the ordinary course of business not prohibited by this Agreement to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and are not intended as security for financing transactions; and
(25)    any Lien on accounts receivable that are owing from Excluded Account Debtors or owed to Foreign Subsidiaries arising from transactions permitted by the terms of this Agreement to be incurred pursuant to clause (x) of the definition of Permitted Debt (solely to the extent such Liens attach only to such accounts receivable subject to the OECD or Non-OECD accounts receivable funding, as applicable, and proceeds thereof (and with respect to Non-OECD accounts receiving funding, solely to the extent such Liens only attach to accounts receivable of any Parent Guarantor or any of their Restricted Subsidiaries (other than a Borrower)) and/or transactions permitted under clause (5) in the exclusion in the definition of Asset Sales (solely to the extent such Liens attach only to accounts receivable sold in such transaction and proceeds thereof).
“Permitted Payments to Parent” shall mean:
(1)    payments to any direct or indirect parent companies of the Borrower Agent (including any Parent Guarantor) in amounts required to pay fees and expenses (including franchise or similar taxes) required to maintain their corporate existence, to pay customary salary, bonus and other benefits payable to officers and employees of any such parent of the Borrower Agent and to pay general corporate overhead expenses of any such parent of the Borrower Agent (including relating to such parent’s financial reporting obligations); and
(2)    for so long as the Borrower Agent is a member of a group filing a consolidated or combined tax return with such parent companies, payments to such parent companies in respect of an allocable portion of the tax liabilities of such group that is attributable to Pyxus Topco, the Borrower Agent and their Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Pyxus Topco or the Borrower Agent would owe if Pyxus Topco or the Borrower Agent were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Parent Guarantors, the Borrower Agent and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority. Any Tax Payments received from Pyxus Topco or Borrower Agent shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to the Borrower Agent.

“Permitted Receivables Liens” shall mean Liens on accounts receivable of Alliance One International, LLC and related collections accounts (into which proceeds of such accounts receivables and no other proceeds are collected) arising from sales of tobacco financed by, and securing, Indebtedness of Foreign Subsidiaries incurred under the TDB Facility pursuant to clause (xiv) of the definition of Permitted Debt; provided that such sold tobacco only originates from Malawi, Tanzania and Zambia.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the Final Maturity Date;
(3)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the ABL Facility, such Permitted Refinancing Indebtedness is subordinated in right of payment to the ABL Facility on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)    such Indebtedness is incurred by a Parent Guarantor, a Borrower or by a Restricted Subsidiary of a Parent Guarantor or a Borrower that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited partnership, limited liability partnership, limited or unlimited liability company or government or other entity.
“Pitt County Facility” shall mean the fee owned facility located on U.S. Highway 264-A, in Farmville, in Pitt County, North Carolina.
“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) maintained, sponsored or contributed to by the Parent Guarantors, the Borrower Agent or any of their Subsidiaries or with respect to which the Parent Guarantors, the Borrower Agent or any of their Subsidiaries has any liability (including on account of an ERISA Affiliate).
“Platform” shall have the meaning provided in Section 13.03(c).
“pledge” shall include any pledge or charge of any asset.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, substantially in the form of Exhibit D-2, dated as of the Closing Date among the Parent Guarantors, the Borrowers, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.
“Prime Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Pro Forma Cost Savings” shall mean, with respect to any four-quarter period, the reduction in net costs and expenses that:
(1)    were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;
(2)    were actually implemented prior to the Calculation Date, in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or
(3)    relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are reasonably expected to be realized within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.
“Projections” shall mean the projections that were prepared by or on behalf of the Borrower Agent in connection with the transaction and delivered to the Lenders prior to the Closing Date.
“Pyxus Parent” shall have the meaning provided in the recitals to this Agreement.
“Pyxus Topco” shall have the meaning provided in the recitals to this Agreement.
“Qualifying Equity Interests” shall mean Equity Interests of Pyxus Topco other than Disqualified Stock.
“Real Property” of any Person shall mean all the right, title, and interest of such Person in and to land, improvements and fixtures thereon, including freeholds and Leaseholds.
“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.
“Recovery Event” shall mean the receipt by any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning assigned to such term in Section 13.15.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, Agents and advisors (including its attorneys and financial advisors) of such person and such person’s Affiliates.
“Release” or “Released” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” shall have the meaning provided in Section 12.09(e).
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Reportable Compliance Event” shall mean that (a) any of the Guarantors, the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents while acting on behalf of the Guarantors, the Borrowers or any of their Subsidiaries, (each a “Covered Entity”) becomes a Sanctioned Person, (b) any Covered Entity acting in any capacity in connection with or benefitting from the credit facility established hereby is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any economic sanctions or other Anti-Terrorism Law or anti-bribery or anti-corruption laws, or any predicate crime to any Anti-Terrorism Law or anti-bribery or anti-corruption laws, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a material violation of any Anti-Terrorism Law or anti-bribery or anti-corruption laws, including any such violation that might involve the proceeds of the Loans; (c) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Country or Sanctioned Person; (d) any Collateral becomes Embargoed Property; or (e) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations in Sections 8.23, 8.24 or 8.25 hereof or any covenant in Sections 9.06, 9.07 or 10.13 hereof.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of Letter of Credit Outstandings at such time) represents more than 50% of the sum of the Total Revolving Loan Commitments at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Letter of Credit Outstandings at such time). The Agents shall not be responsible for excluding Defaulting Lenders pursuant to the foregoing sentence, unless and until the applicable Administrative Agent has received written notice from the Borrower Agent or any Lender that any Lender is a Defaulting Lender.
“Requirement of Law” shall mean, as to any Person, each law, treaty, rule (including rule of public policy), regulation, statute, order, executive order, ordinance, decree, determination, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated, imposed or entered into or agreed by an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” shall have the meaning provided in Section 12.09(d).
“Responsible Officer” of any person shall mean any executive officer, executive vice president or Financial Officer of such person and any other officer, director or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement (including, for the avoidance of doubt, any person designated as an “Authorized Person” by any Loan Party with respect to the Loan Documents).
“Reserves” shall mean means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves and adjustments thereto as the Administrative Agent from time to time determines in its Permitted Determination as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the ABL Priority Collateral, (b) to reflect sums that any Loan Party may be required to pay under this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Eligible Accounts, Eligible Extended Terms Accounts or Eligible Inventory, (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the value of Eligible Accounts, Eligible Extended Terms Accounts, Eligible Inventory, or the assets, business, financial performance or financial condition of any Loan Party or (e) in respect of any state of facts which the Administrative Agent reasonably determines to constitute a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may include (but are not limited to) (i) rent and charge Reserves; (ii) the dilution reserve; (iii) customs duties, and other costs to release Inventory which is being imported into the United States; (iv) outstanding taxes, excise taxes, stamp taxes and other outstanding governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other taxes which might have priority over the Liens or interests of the Administrative Agent in the ABL Priority Collateral; (vii) any liabilities that are or are reasonably anticipated to become secured by Liens, including growers Liens, on any Collateral which might have priority over the Liens or interests of the Administrative Agent in the Collateral; (viii) reserves for any royalty or other compensation owing to any Person with respect to any Intellectual Property or related to Eligible Inventory; (ix) reserves for any anticipated or outstanding collection expenses for Eligible Accounts or Eligible Extended Terms Accounts; and (x) reserves with respect to the salability of Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiary refers to a Restricted Subsidiary of the Parent Guarantors or the Borrower Agent.
“Returns” shall have the meaning provided in Section 8.10.
“Revolving Loan” shall have the meaning provided in Section 2.01.
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02 and 4.03 and/or Article XI, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.15. In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.
“Revolving Note” shall have the meaning provided in Section 2.05(a).
“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.
“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) the Swiss government, including those administered by the Swiss State Secretariat for Economic Affairs and the Directorate of International Law.
“Seasonal Subsidiary Debt” shall mean seasonal Indebtedness (under bank facilities) incurred by the Restricted Subsidiaries of Pyxus Topco (other than any Borrower or Parent Guarantor) and having maturities of no more than 15 months or that is callable by the lender in its sole discretion every 12 months after any such facility is available to be borrowed.

“SEC” shall mean the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.
“Secured Hedging Agreement” shall mean each Hedge Agreement entered into between a Loan Party and a Lender Counterparty after the Closing Date; provided that (i) such Hedge Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Loan Documents; and (ii) the Borrower Agent and the Lender Counterparty party thereto shall have delivered to the Administrative Agent a written notice specifying that such Hedge Agreement constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Loan Documents; provided that, unless otherwise agreed by the Borrower Agent and the Administrative Agent, any Hedge Agreement among Administrative Agent and any Loan Party shall automatically be deemed to be a “Secured Hedging Agreement.”
“Secured Hedging Obligations” shall mean all liabilities and obligations, whenever arising, owing from any Borrower or any other Loan Party to any Lender Counterparty arising under any Secured Hedging Agreement (but shall in any event exclude all Excluded Swap Obligations).
“Secured Obligations” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Secured Parties” shall mean the Lenders, each Issuing Lender, the Administrative Agent, the Collateral Agent and any Lender Counterparty party to a Secured Hedging Agreement and any Lender or Agent (or any Affiliate thereof) that provides Bank Products.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” means the Pledge and Security Agreement, the ABL/Term Loan/Notes Intercreditor Agreement, any joinder agreement to the ABL/Term Loan/Notes Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any joinder agreement to any Junior Lien Intercreditor Agreement, the UK Share Charges, the UK Trust Deed, all Cash Management Control Agreements, any Incremental Security Documents, all Joinder Agreements with respect to the Pledge and Security Agreement, all landlord’s agreements, mortgagee agreements or bailee letters (including all Landlord Personal Property Collateral Access Agreements) and all other security agreements, intellectual property security agreements, pledge agreements, collateral assignments, Mortgages, collateral trust or agency agreements, intercreditor agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower Agent or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Intercreditor Agreements.
“Signature Law” shall have the meaning provided in Section 13.09.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Specified Foreign Subsidiary” shall mean any Foreign Subsidiary that guarantees the Exit Term Loans and the Exit Notes.

“Specified Sales” shall mean (1) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business (excluding any sale, transfer, lease or other disposition of inventory and materials constituting ABL Priority Collateral made by any Borrower or any Guarantor to any Subsidiary that is not a Loan Party) and (2) the conversion of cash into Cash Equivalents or Cash Equivalents into cash.
“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” shall mean, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), which shall include each Restricted Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 9.13 and all Subsidiaries that are Subsidiary Guarantors as of the Closing Date unless the Equity Interests of any such Subsidiary Guarantor are sold or otherwise disposed of pursuant to a transaction permitted by Section 10.04 and 10.08 and such Subsidiary Guarantor no longer constitutes a Subsidiary of the Borrower Agent.
“Swap Obligations” shall mean, with respect to any Guarantor, any obligations under any Hedge Agreement to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TDB Facility” shall have the meaning provided in the definition of “Eligible Receivables”.
“Term SOFR” means, for the applicable Conforming Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.17 that is not Term SOFR.
“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower Agent then last ended, in each case taken as one accounting period.
“Threshold Amount” shall mean $40,000,000.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time. As of the Closing Date, the Total Revolving Loan Commitment is $100,000,000.00, and the last sentence of Section 2.01 and clause (iii) of Section 7.03 shall not be construed so as to reduce the Total Revolving Loan Commitment.
“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.
“Transaction Costs” means all actual documented charges, costs or expenses related to the consummation of the Transactions.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on the Closing Date, (b) all related transactions to occur on, prior to or after the Closing Date and (c) the payment of fees and expenses related to the foregoing.
“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the BSBY Rate and the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UK Legal Reservations” shall mean, in the case of any Loan Document governed by English law: (i) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (ii) the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (iii) the principle that in certain circumstances Collateral granted by way of fixed charge may be recharacterised as a floating charge or that Collateral purported to be constituted as an assignment may be recharacterised as a charge; (iv) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (vi) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created; (vii) similar principles, rights and defences under the laws of any relevant jurisdiction; (viii) the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of the Security Documents and/or the Collateral created thereunder and (ix) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent or Collateral Agent pursuant to any Loan Document.
“UK Perfection Requirement” shall mean any registration, filing, endorsement, notarization, stamping, notification or other action or step to be made or procured in any jurisdiction in order to create, perfect or enforce the Lien created by a Security Document and/or to achieve the relevant priority for the Lien created thereunder.
“UK Security Documents” shall mean the Security Documents governed by the laws of the United Kingdom, including England and Wales and Scotland.
“UK Share Charges” shall mean the English law governed share charges delivered subsequent to the Closing Date between (1) Alliance One International LLC (as chargor) and the Collateral Agent (as Collateral Agent); and (2) Pyxus Holdings Inc. (as chargor) and the Collateral Agent (as Collateral Agent).
“UK Trust Deed” shall mean the English law governed security trust deed dated subsequent to the Closing Date between the Borrower Agent and the Collateral Agent, as collateral trustee.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncommitted Inventories” shall mean tobacco inventories for which any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries has not received a Confirmed Order, which such inventories are reflected on the books and records of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries as uncommitted inventories in accordance with GAAP.
“Unfunded Capital Expenditures” shall mean, as to any Person, without duplication, Capital Expenditures (calculated with respect to such Person and its Restricted Subsidiaries on a consolidated basis) funded (a) from such Person’s internally generated cash flow or (b) with the proceeds of a Revolving Loan.
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Unrestricted Subsidiary” shall mean any Subsidiary (other than a Borrower, Guarantor, Material Domestic Subsidiary or Material Foreign Subsidiary) of a Parent Guarantor or the Borrower Agent that is designated by the Board of Directors of the Borrower Agent or a Parent Guarantor, as applicable, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)    except as permitted under Section 10.05, is not party to any agreement, contract, arrangement or understanding with any Parent Guarantor, the Borrower Agent or any Restricted Subsidiary of a Parent Guarantor or the Borrower Agent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Parent Guarantor, the Borrower Agent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower Agent;
(2)    is a Person with respect to which none of the Parent Guarantors, the Borrower Agent or any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(3)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.04(e).
“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).
“Unrestricted Domestic Cash” shall mean, on any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrowers in a deposit account in the United States and subject to a Cash Management Controlled Account in favor of Collateral Agent.
“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
“Value” shall mean, with respect to Eligible Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof (net of any intercompany profit).
“Value Added Processing Facility” shall mean the tobacco processing facility located along Baldree Road and Wilco Boulevard in Wilson, North Carolina.
“Voting Stock” of any Person shall mean all of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interest is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of a Parent Guarantor or a Borrower with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Parent Guarantors, the Borrowers and their Subsidiaries under applicable law).
“Wilson County Facility” shall mean the fee owned facility located on Old Stantonsburg Road in Wilson, Wilson County, North Carolina.
“Withholding Agent” means the Borrowers and the Administrative Agent.
1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified or is, or the indebtedness in respect of which is, replaced, renewed, extended, refunded or refinanced in whole or in part (subject to any restrictions on such amendments, restatements, supplements or modifications or renewals, extensions, refundings or refinancings set forth herein). The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Pyxus Topco delivered to the Lenders prior to the Closing Date (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower Agent to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), and (ii) no Person that is a Minority Interest Consolidated Entity shall be consolidated with the Parent Guarantors, the Borrowers and their Subsidiaries for purposes of such financial statements.

1.03    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.04    LLC Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (including any LLC Division, or any comparable event under a different jurisdiction’s laws, as applicable): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.05    Administrative Agent Decision Making. To the extent any document, action, report or other item is required to be satisfactory or acceptable to the Administrative Agent or the Collateral Agent, the Administrative Agent or the Collateral Agent, as applicable, shall take direction from the Administrative Agent or the Required Lenders as to whether such document, action, report or other item is reasonably satisfactory or acceptable and to the extent the Administrative Agent or the Collateral Agent may request any document, report or other item, the Required Lenders shall be deemed to be permitted to so request such document, report or other item on behalf of the Administrative Agent or the Collateral Agent, as applicable.
ARTICLE II

Amount and Terms of Credit.
2.01    The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time after the Closing Date and prior to the Final Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower Agent and the other Borrowers, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower Agent, be incurred and maintained as, and/or converted into, ABR Loans or BSBY Rate Loans; provided that, except as otherwise specifically provided in this Agreement, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time and (v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect or (B) the Aggregate Exposure to exceed the Borrowing Base at such time. Notwithstanding anything to the contrary contained in this Section 2.01 or the Credit Agreement, until such time as the Exit Term Loan Credit Agreement and Exit Notes Indenture (or any Permitted Refinancing Indebtedness with respect thereto) permit the incurrence of indebtedness under this Agreement in an amount not less than $100,000,000, at no time shall the outstanding principal balance of the Revolving Loans hereunder exceed (and Lenders shall not be obligated to make any Loans that would cause the outstanding principal balance of the Revolving Loans hereunder to exceed) $90,000,000.

2.02    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable thereto. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five (5) Borrowings of BSBY Rate Loans (or such greater number of Borrowings of BSBY Rate Loans as may be agreed to from time to time by the Administrative Agent).
2.03    Notice of Borrowing.
(a)    Borrower Agent on behalf of any Borrower may notify Administrative Agent prior to 3:00 p.m. (New York City time) on a Business Day of a Borrower’s request to incur, on that day, a Borrowing hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Borrowing maintained as an ABR Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a BSBY Rate Loan for any Borrowing, Borrower Agent shall give Administrative Agent written notice by no later than 3:00 p.m. (New York City time) on the day which is three (3) Business Days prior to the date such BSBY Rate Loan is to be borrowed, specifying (i) the date of the proposed Borrowing (which shall be a Business Day), (ii) the Type of Borrowing and the amount of such Borrowing to be borrowed, which amount shall be not less than the Minimum Borrowing Amount, and (iii) the duration of the first Interest Period therefor. Interest Periods for BSBY Rate Loans shall be for one, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of the Required Lenders, no BSBY Rate Loan shall be made available to any Borrower.
(c)    Each Interest Period of a BSBY Rate Loan shall commence on the date such BSBY Rate Loan is made and shall end on such date as Borrower Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Final Maturity Date.
(d)    Borrower Agent shall elect the initial Interest Period applicable to a BSBY Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.03(b) above or by its notice of conversion given to Administrative Agent pursuant to Section 2.03(e) below, as the case may be. Borrower Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 3:00 p.m. (New York City time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such BSBY Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrower Agent, Borrower Agent shall be deemed to have elected to convert such BSBY Rate Loan to an ABR Loan as of the last day of the Interest Period applicable to such BSBY Rate Loan subject to Section 2.03(e) below

(e)    Borrower Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding BSBY Rate Loan, or on any Business Day with respect to ABR Loans, convert any such BSBY Rate Loan into an ABR Loan or any such ABR Loan to a BSBY Rate Loan, in each case, in the same aggregate principal amount, provided that (x) any conversion of a BSBY Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such BSBY Rate Loan, and (y) at Administrative Agent’s option, no conversion of an ABR Loan to a BSBY Rate Loan shall be made, and no new BSBY Rate Loan shall be made, during the continuance of an Event of Default. If Borrower Agent desires to convert a BSBY Rate Loan or ABR Loan, Borrower Agent shall give Administrative Agent written notice by no later than 3:00 p.m. (New York City time) (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from an ABR Loan to a BSBY Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable BSBY Rate Loan) with respect to a conversion from a BSBY Rate Loan to an ABR Loan, specifying, in each case, the date of such conversion, the BSBY Rate Loan(s) or ABR Loan(s) to be converted and if the conversion is to a BSBY Rate Loan, the duration of the first Interest Period therefor.
(f)    [Reserved].
(g)    Each Loan Party shall indemnify and hold harmless each Lender from and against any and all losses or expenses (but excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any BSBY Rate Loan or failure by the Borrowers (other than as a result of a default by such Lender to fund a Loan in accordance with the terms hereof) to complete a borrowing of, a prepayment of or conversion of or to a BSBY Rate Loan after notice thereof has been given, including, but not limited to, any interest payable such Lender to lenders of funds obtained by it in order to make or maintain its BSBY Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to Borrower Agent shall be conclusive absent manifest error.
(h)    [Reserved].
(i)    Anything to the contrary contained herein notwithstanding, neither Administrative Agent nor any Lender, nor any of their participants, is required actually to acquire BSBY deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the BSBY Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the BSBY Rate by acquiring BSBY deposits for each Interest Period in the amount of the BSBY Rate Loans.
2.04    Disbursement of Funds. No later than 12:00 P.M. (New York City time) on the date a Borrowing is requested pursuant to Section 2.03(a) above (or deemed requested in accordance with Section 5.03(a), 9.03(c) and 9.11 hereof shall, this Agreement), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds to the Administrative Agent, and the Administrative Agent will make available to the Borrower Agent on the day so requested by way of credit to such Borrower Agent’s operating account at PNC, or such other bank as Borrower Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to any Borrowing deemed to have been requested by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request; provided that, if, on the date of a Borrowing of Revolving Loans, the Administrative Agent has received written notice at least one Business Day prior to such date that there are Unpaid

Drawings then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full in cash of any such Unpaid Drawings with respect to Letters of Credit, and second, to the Borrower Agent as otherwise provided above. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower Agent a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Agent, and the Borrower Agent shall promptly (but in any event within one Business Day) pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower Agent, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower Agent until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the greater of (A)(x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if recovered from the Borrower Agent, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower Agent may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
2.05    Notes. (a) The Borrowers, joint and several, obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit K, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”). Any Revolving Notes or other evidence of indebtedness issued under the Loan Documents need not be presented or surrendered for any payment made by any Agent, and the Agents shall not have any duty or responsibility with respect thereto.
(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower Agent’s obligations in respect of such Loans.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrower Agent shall affect, or in any manner impair, the obligations of the Borrower Agent to pay the Loans (and all related Obligations) incurred by the Borrower Agent which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Loan Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower Agent shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
2.06    Reserved.
2.07    Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.08    Interest (a) The Borrowers, jointly and severally, agree to pay interest in respect of the unpaid principal amount of each ABR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such ABR Loan to a BSBY Rate Loan pursuant to Section 2.03, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Alternate Base Rate, each as in effect from time to time.
(b)    The Borrowers, jointly and severally, agree to pay interest in respect of the unpaid principal amount of each BSBY Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such BSBY Rate Loan to a ABR Loan pursuant to Section 2.03 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the BSBY Rate for such Interest Period.
(c)    Upon the occurrence and during the continuance of an Event of Default, (i) each Loan and all Letter of Credit Fees shall, in each case, bear interest or accrue as applicable, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans or the Letter of Credit Fee then applicable to Letters of Credit, and (ii) all overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to ABR Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.
(d)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each ABR Loan, (x) monthly in arrears on each Monthly Payment Date, (y) on the date of any repayment or prepayment in full in cash of all outstanding ABR Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each BSBY Rate Loan, (x) on each date occurring at one month intervals after the first day of such Interest Period and on the last day of each Interest Period applicable thereto and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e)    Upon each Interest Determination Date, the Administrative Agent shall determine the BSBY Rate for each Interest Period applicable to the respective BSBY Rate Loans and shall promptly notify the Borrower Agent and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.09    Statement of Account. Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Loan made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Loan shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrower Agent a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrower Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto.
2.10    Inability to Determine BSBY Rate, Illegality, etc.
(a)    In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i)    (A) the BSBY Rate cannot be determined because it is not available or published on a current basis; (B) adequate and reasonable means do not exist for determining any requested Interest Periods with respect to an existing or proposed BSBY Rate Loan; (C) adequate and reasonable means do not exist for ascertaining one month, three month and/or six month Interest Periods with respect to an existing or proposed BSBY Rate Loan; (D) a fundamental change has occurred with respect to the BSBY Rate (including, without limitation, changes in national or international financial, political, or economic conditions; or (E) if the BSBY Rate is no longer compliant with the then-current IOSCO Principles for Financial Benchmarks (IOSCO Principles); or
(ii)    for any reason in connection with any request for a BSBY Rate Loan or conversion thereto or continuation thereof, the BSBY Rate for any requested Interest Period does not adequately and fairly reflect the cost to the Lenders of the establishment or maintenance of such BSBY Rate Loan; or
(iii)    the making, maintenance or funding of any BSBY Rate Loan has been made impracticable or unlawful by compliance by the Administrative Agent or such Lender in good faith with any Applicable Law (including any Change in Law) or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law);
then in the case of any event specified in subsection (a) above, the Administrative Agent shall give the Lenders and Borrower Agent prompt written or telephonic notice of such determination and in the case of an event specified in subsection (b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and Borrower Agent. Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of BSBY Rate Loan or maintain outstanding affected BSBY Rate Loans and no Borrower shall have the right to convert an ABR Loan or an unaffected type of BSBY Rate Loan into an affected type of BSBY Rate Loan. If any such notice with respect to a determination under subsection (a) above is given prior to a Benchmark Replacement Date, (i) any such requested BSBY Rate Loan shall be made as an ABR Loan, unless Borrower Agent shall notify the Administrative Agent no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of BSBY Rate Loan, (ii) any ABR Loan or BSBY Rate Loan which was to have been converted to an affected type of BSBY Rate Loan shall be continued as or converted into an ABR Loan, or, if Borrower Agent shall notify the Administrative Agent, no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of BSBY Rate Loan, and (iii) each outstanding affected BSBY Rate Loan shall be converted into a ABR Loan, or, if Borrower Agent shall notify the Administrative Agent, no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected BSBY Rate Loan, shall be converted into an unaffected type of BSBY Rate Loan, on the last Business Day of the then current Interest Period for such affected BSBY Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected BSBY Rate Loan). If any such notice with respect to a determination under subsection (b) above is given, the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 2.03(g) hereof, as to any BSBY Rate Loan, on the date specified in such notice either convert such BSBY Rate Loan to an ABR Loan or prepay such BSBY Rate Loan in accordance with the terms hereof. Absent due notice from the Borrowers of conversion or prepayment, such BSBY Rate Loan shall automatically be converted to an ABR Loan upon such specified date.
2.11    Increased Costs.
(a)    In the event that any Change in Law shall:
(i)    subject the Administrative Agent, any Lender, any Issuing Lender or any other recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on the Loans, this Agreement, any Letter of Credit, any Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, Issuing Lender or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(iii)    impose on the Administrative Agent, any Lender or Issuing Lender or the relevant market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Loan Document or any Loan made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to the Administrative Agent, any Lender or Issuing Lender of making, converting to, continuing, renewing or maintaining its Loans hereunder by an amount that the Administrative Agent, such Lender or Issuing Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that the Administrative Agent or such Lender or Issuing Lender deems to be material, then, in any case Borrowers shall promptly pay the Administrative Agent, such Lender or such Issuing Lender, as applicable, upon its demand, such additional amount as will compensate the Administrative Agent or such Lender or such Issuing Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the BSBY Rate, as the case may be. The Administrative Agent, such Lender or Issuing Lender shall certify the amount of such additional cost or reduced amount to Borrower Agent, and such certification shall be conclusive absent manifest error.
(b)    If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.. A certificate of such Lender or such Issuing Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or such Issuing Lender with respect to this Section 2.11 hereof when delivered to Borrower Agent shall be conclusive absent manifest error.
2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11, Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower Agent or the right of any Lender provided in Sections 2.11, 3.06 and 5.04.
2.13    Replacement of Lenders. (a) (1) If any Lender becomes a Defaulting Lender, (2) upon the occurrence of any event giving rise to the operation of Section 2.11, Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower Agent increased costs in excess of those being generally charged by the other Lenders, (3) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (4) in the circumstances provided for in Section 2.16(b), the Borrower Agent shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent and each Issuing Lender; provided that:
(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or Assignment and Acceptances pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrower Agent) pursuant to which the Replacement Lender shall acquire the entire Revolving Loan Commitment and all outstanding Revolving Loans of, and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) (plus, with respect to such Replaced Lender, any additional amount of Letter of Credit Exposure in respect of such Letters of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) to the extent such amount was not theretofore funded by such Replaced Lender; and
(ii)    all obligations of the Borrower Agent then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full in cash to such Replaced Lender concurrently with such replacement.
(b)    Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent and the Borrower Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Acceptance on behalf of such Replaced Lender, and any such Assignment and Acceptance so executed by the Administrative Agent and/or the Borrower Agent, as applicable, and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by the Borrower Agent, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
2.14    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders;
(b)    if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Individual Exposures plus (without duplication) such Defaulting Lender’s Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Revolving Loan Commitments, (y) immediately following the reallocation to a Non-Defaulting Lender, the Individual Exposure of such Non-Defaulting Lender does not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Article VII are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower Agent shall within five (5) Business Days following written notice by the Administrative Agent enter into a Letter of Credit Back-Stop Arrangement;
(iii)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized pursuant to clause (ii) above, the Borrower Agent shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;
(iv)    if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.14(b)(i), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) and the Defaulting Lender shall not be entitled to any Letter of Credit Fee;
(v)    if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to Section 2.14(b)(i), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated;
(c)    Notwithstanding anything to the contrary contained in Article III, so long as any Lender is a Defaulting Lender participating interests in any such newly issued or increased Letter of Credit shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.14(b)(i) (and Defaulting Lenders shall not participate therein).
(d)    Notwithstanding anything to the contrary contained herein, any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 13.02) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower Agent as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or repayments of Unpaid Drawings in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Article VII are satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Unpaid Drawings owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(e)    In the event that the Administrative Agent, the Borrower Agent and each Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its

RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower Agent; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Agent while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. If the Revolving Loan Commitments have been terminated, all other Obligations (other than contingent obligations not due and owing) with respect to the Revolving Loans have been paid in full in cash and no Letters of Credit are outstanding (other than cash collateralized or backstopped Letters of Credit in a manner reasonably satisfactory to each applicable Issuing Lender), then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower Agent.
2.15    Incremental Commitments. (a) The Borrower Agent shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any Agent or the Lenders (except, in either case, as otherwise expressly provided in this Section 2.15), to request at any time and from time to time after the Closing Date and prior to the Final Maturity Date that the Lenders provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment and, until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent and the Borrower Agent an Incremental Commitment Agreement as provided in clause (b) of this Section 2.15, no Lender shall be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (if any) or participate in any Letters of Credit in excess of its RL Percentage (subject to Section 2.14(b)(i)), in each case as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.15, (ii) each Lender (and any other Person who is not a Lender but shall become a Lender upon providing an Incremental Commitment) shall only provide an Incremental Commitment with the consent of the Administrative Agent, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.15 of at least $5,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of Incremental Commitments permitted to be provided pursuant to this Section 2.15 at any time shall not exceed the Available Incremental Amount at such time (prior to giving effect to such Incremental Commitments), (v) the Borrower Agent shall not increase the Total Revolving Loan Commitment pursuant to this Section 2.15 more than two times, (vi) the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental Commitment shall be the same as those applicable to any other Revolving Loans and (vii) all Revolving Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guarantee Agreement, on a pari passu basis with all other Loans (and related Obligations) secured by each relevant Security Document and guaranteed under the Guarantee Agreement, and each Lender agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Letters of Credit pursuant to Section 3.04 and make Revolving Loans as provided in Section 2.01, and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Loan Documents.

(b)    At the time of the provision of Incremental Commitments pursuant to this Section 2.15, (I) the Borrower Agent, each Guarantor, the Administrative Agent and each Issuing Lender (if the consent of each Issuing Lender is required pursuant to Section 2.15(a)(ii)) and each such Lender which agrees to provide an Incremental Commitment (each an “Incremental Lender”) shall execute and deliver to the Borrower Agent and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid, which shall not exceed the fees payable in connection with the Revolving Loan Commitments on the Closing Date, in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.15 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) the Borrower Agent, each Guarantor, the Collateral Agent and each Incremental Lender, as applicable, shall execute and deliver to the Administrative Agent and the Collateral Agent amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.
(c)    It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Revolving Loan Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Loan Document.
(d)    At the time of any provision of Incremental Commitments pursuant to this Section 2.15, the Borrower Agent shall repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrower Agent being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.
(e)    For the avoidance of doubt, the Borrower Agent shall not have the right to request any Incremental Commitments from any Person other than the Lenders party to the Credit Agreement at the time of any such request.
2.16    Extension of Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, the Borrower Agent may extend the maturity date, and otherwise modify the terms of the Total Revolving Loan Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Revolving Loan Commitments or any portion thereof (and related outstandings)) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Borrower Agent to all Lenders, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Revolving Loans and unfunded Revolving Loan Commitments) and on the same terms to each such Lender. In connection with the Extension, (i) the Borrower Agent will provide notification to the Administrative Agent (for distribution to the Lenders) and (ii) each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) that is fifteen (15) days after delivery of notice by the

Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Borrower Agent. Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify the Borrower Agent of each Lender’s determination under this Section 2.16(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Revolving Loan Commitments so extended shall cease to be a part of the tranche of the Revolving Loan Commitments they were a part of immediately prior to the Extension and shall be a new tranche of Extended Revolving Loan Commitments hereunder.
(b)    The Borrower Agent shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.16(a) with, and add as “Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.13; provided that each of such Replacement Lender shall enter into an Assignment and Acceptance pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Borrower Agent (which shall occur no later than thirty (30) days following the Notice Date and shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 2.16(a)), undertake the Revolving Loan Commitment of such Replaced Lender (and, if any such Replacement Lender is already a Lender, its Revolving Loan Commitment shall be in addition to such Lender’s Revolving Loan Commitment hereunder on such date).
(c)    The Extension shall be subject to the following:
(i)    except as to interest rates, utilization fees, unused fees and final maturity, the Revolving Loan Commitment of any Lender extended pursuant to the Extension (the “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided that, subject to the provisions of Sections 3.07 to the extent dealing with Letters of Credit which mature or expire after the Initial Maturity Date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their RL Percentages (and except as provided in Sections 3.07, without giving effect to changes thereto on the Initial Maturity Date with respect to Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and Extended Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Final Maturity Date of any tranche of Revolving Loan Commitments or Extended Revolving Loan Commitments);
(ii)    if the aggregate principal amount of Revolving Loan Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Borrower Agent pursuant to the Extension Offer, then the Revolving Loan Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer;
(iii)    all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Borrower Agent generally directed to the Lenders in connection therewith shall be in form consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; and

(iv)    the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower Agent shall deliver to the Administrative Agent a certificate of a Responsible Officer of each Loan Party dated the applicable date of the Extension and executed by a Responsible Officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Extension and (y) the conditions set forth in Sections 7.01 and 7.03 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Responsible Officer of the Borrower Agent.
(d)    With respect to the Extension consummated by the Borrower Agent pursuant to this Section 2.16, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02, 5.03, 13.02 or 13.06 and (ii) if the amount extended is less than the Maximum Letter of Credit Amount, the Maximum Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Maturity Date (to the extent needed so that the Maximum Letter of Credit Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Borrower Agent shall cash collateralize obligations under any issued Letters of Credit in an amount equal to one hundred and five percent (105%) of the Stated Amount of such Letters of Credit; provided that at any time, to the extent that cash collateral exceeds one hundred and five percent (105%) of the Stated Amount of all outstanding Letters of Credit, the Administrative Agent shall apply such excess at such time as if Borrower Agent has made a voluntary prepayment pursuant to Section 5.01. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transaction contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Loan Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.16; provided that such consent shall not be deemed to be an acceptance of the Extension Offer.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent on behalf of all of the Lenders to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be requested by the Borrower Agent in order establish new tranches in respect of Revolving Loan Commitments so extended and such amendments as may be requested by the Borrower Agent in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.16 and without any requirement of additional consent by any Lender. Without limiting the foregoing, in connection with the Extension, the respective parties shall (at the expense of the Loan Parties) amend (and the Administrative Agent and the Collateral Agent, as applicable, are hereby authorized to amend at the request of the Borrower Agent) any Loan Document (including any Mortgage) that has a maturity date prior to the Extended Final Maturity Date so that such maturity date is extended to the Extended Final Maturity Date (or such later date as may be advised by local counsel to the Borrower Agent). Any request of the Borrower Agent under this Section 2.16(e) shall be in the form of a certificate of a Responsible Officer of the Borrower Agent, certifying that such amendment, and the execution thereof by the applicable Administrative Agent, are authorized and permitted by the Loan Documents, including this Section 2.16(e).
(f)    In connection with the Extension, the Borrower Agent shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any of the Loan Documents (and any Hedge Agreement shall be deemed not to be an “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the Loan Documents in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any of the Loan Documents and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the Loan Documents in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any of the Loan Documents so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of the Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any of the Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any of the Loan Documents.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to subsection (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any of the Loan Documents, except, in each case, as expressly required pursuant to this Section 2.17.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Loan Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings at or after such time and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings at or after such time.
(e)    Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any request for a Loan bearing interest based on the BSBY Screen Rate, conversion to or continuation of Loans bearing interest based on the BSBY Screen Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Agent will be deemed to have converted any such request into a request for an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(f)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any of the Loan Documents and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under the Loan Documents in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any of the Loan Documents; and (B) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and Borrower Agent a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
ARTICLE III

Letters of Credit.
3.01    Letters of Credit.
(a)    Subject to and upon the terms and conditions set forth herein, the Borrower Agent may, on behalf of any Borrower, request that Issuing Lender issues or cause the issuance of a standby and/or trade letter of credit denominated in Dollars (“Letters of Credit”) by delivering to Issuing Lender, with a copy to Administrative Agent, prior to 1:00 p.m. (New York City time), at least five (5) Business Days prior to the proposed date of issuance, such Issuing Lender’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and such Issuing Lender; and, such other certificates, documents and other papers and information as Administrative Agent or such Issuing Lender may reasonably request. Such Letter of Credit may be issued for the account of the Borrower Agent, on behalf of any Borrower, and for the benefit of any holder of L/C Supportable Obligations.
(b)    Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date (subject to Section 3.02(d) below) following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower Agent, on behalf of any Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing

Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
(ii)    such Issuing Lender shall have received from the Borrower Agent, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(a).
(c)    All disbursements or payments related to Letters of Credit shall be deemed to be ABR Loans and shall bear interest at the Applicable Margin for ABR Loans plus the Alternate Base Rate. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 4.02 hereof).
(d)    Each Letter of Credit shall, among other things provide for the payment of sight drafts, or other written demands for payment. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by the applicable Issuing Lender, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(e)    At any time following the occurrence and during the continuance of an Event of Default, at the option of Administrative Agent or at the direction of the Required Lenders (or, in the case of any Event of Default under Section 11.05 hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the Final Maturity Date or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 5.02(b) hereof), Borrowers will cause cash to be deposited and maintained in an account with Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Stated Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Accounts or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Administrative Agent and such Borrower mutually agree (or, in the absence of such agreement, as Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.01(e) as a non-interest bearing account and in such case Administrative Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other applicable law to pay interest on such cash collateral being held by Administrative Agent. Borrowers agree that upon the coming due of any Unpaid Drawing with respect to the Letters of Credit, Administrative Agent may use such cash collateral to pay and satisfy such Obligations. At any time, to the extent that cash collateral exceeds one hundred and five percent (105%) of the Stated Amount of all outstanding Letters of Credit, the Administrative Agent shall apply such excess at such time as if Borrower Agent has made a voluntary prepayment pursuant to Section 5.01.
3.02    Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $20,000,000 (such amount, the “Maximum Letter of Credit Amount”), (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) either (i) the Total Revolving Loan Commitment at such time or (ii) the Borrowing Base at such time, (c) each Letter of Credit shall be denominated in Dollars, (d) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Final Maturity Date, on terms acceptable to the Issuing Lender) and (ii) five Business Days prior to the Final Maturity Date and (e) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) five Business Days prior to the Final Maturity Date.
3.03    Letter of Credit Requests; Minimum Stated Amount.
(a)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower Agent to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower Agent, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Article VI or VII are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower Agent and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit unless the Defaulting Lender’s or Defaulting Lenders’ participation can be fully reallocated in accordance with Section 2.14(b)(i) or such Issuing Lender has entered into arrangements reasonably satisfactory to it and the Borrower Agent to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender (after giving effect to any partial reallocation pursuant to Section 2.14(b)(i)) (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).
(b)    The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.
3.04    Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)), in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower Agent under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
(b)    In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower Agent, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower Agent shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Effective Rate for the first three days and at the interest rate applicable to Loans that are maintained as ABR

Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)) on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.
(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof (plus, with respect to any Lender, any additional amount of Letter of Credit Exposure related to such Letter of Credit that was allocated to such Lender pursuant to Section 2.14(b)(i)), in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
(e)    Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
(f)    The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii)    the existence of any claim, setoff, defense or other right which any Parent Guarantor, the Borrower Agent or any of their Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transaction contemplated herein or any unrelated transaction (including any underlying transaction between any Parent Guarantor, the Borrower Agent or any Subsidiary of a Parent Guarantor or the Borrower Agent and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v)    the occurrence of any Default or Event of Default.

3.05    Agreement to Repay Letter of Credit Drawings. (a) The Borrowers hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in Dollars in immediately available funds, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower Agent, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower Agent of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower Agent)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower Agent therefor at a rate per annum equal to the ABR as in effect from time to time plus the Applicable Margin as in effect from time to time for Loans that are maintained as ABR Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower Agent of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower Agent) at a rate per annum equal to the ABR as in effect from time to time plus the Applicable Margin for Loans that are maintained as ABR Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower Agent prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower Agent’s obligations hereunder.
(b)    The obligations of the Borrower Agent under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Parent Guarantor, the Borrower Agent or any Subsidiary of a Parent Guarantor or the Borrower Agent may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower Agent shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
3.06    Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (other than Taxes) or (c) subject any Issuing Lender or any Participant to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes), then, upon the delivery of the certificate referred to below to the Borrower Agent by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower Agent agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower Agent, which notice shall include a certificate submitted to the Borrower Agent by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower Agent.
3.07    Extended Revolving Loan Commitments. If the Initial Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under the Revolving Loan Commitments in any Letter of Credit issued before the Initial Maturity Date.
ARTICLE IV

Unused Line Fee; Fees; Reductions of Commitment.
4.01    Fees.
(a)    If, for any day in each calendar quarter, the daily unpaid balance of the sum of Revolving Loans plus the Stated Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Total Revolving Commitments, then Borrowers shall pay to Administrative Agent, for the ratable benefit of Revolving Lenders based on their Revolving Commitment Percentages, a fee at a rate equal to three eighths of one percent (0.375%) per annum for each such day on the amount by which the Total Revolving Commitments on such day exceeds such Usage Amount (the “Unused Line Fee”). The Unused Line Fee shall be payable to Administrative Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter, and on the Final Maturity Date with respect to each day in the previous calendar quarter or portion thereof ending on such date, as applicable.
(b)    The Borrower Agent agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as BSBY Rate Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Monthly Payment Date and on the Final Maturity Date.
(c)    The Borrower Agent agrees to pay to each Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit issued by it in the amount of one quarter of one percent (0.25%) per annum times the daily Stated Amount of each such outstanding Letter of Credit for the period from and excluding the date of issuance of such Letter of Credit to and including the date of expiration or termination of such Letter of Credit, to be payable quarterly in arrears on the first day of each calendar quarter and on the Final Maturity Date (all of the foregoing fees, the “Fronting Fees”). In addition, Borrowers shall pay to Administrative Agent, for the benefit of Issuing Lender, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuing Lender and Borrower Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.
(d)    The Borrower Agent agrees to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Borrower Agent, any Parent Guarantor or any of their Subsidiaries and such Agent.
(e)    Upon the termination or reduction of Revolving Loan Commitments by the Borrower Agent pursuant to Section 4.02, on the Final Maturity Date or after acceleration, the Borrowers agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender an amount equal to (w) 3.00% of the Revolving Loan Commitments terminated or reduced on or prior to the first anniversary of the Closing Date, (x) 2.00% of the Revolving Loan Commitments terminated or reduced after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, (y) 1.00% of the Revolving Loan Commitments terminated or reduced after the second anniversary of the Closing Date through and including the third anniversary of the Closing Date and (z) 0% of the Revolving Loan Commitments terminated or reduced after the third anniversary of the Closing Date.
4.02    Voluntary Termination of Unutilized Commitments. Upon at least three Business Days prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower Agent shall have the right, at any time or from time to time, without premium or penalty (but subject to payment of the fee set forth in Section 4.01(e)) to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02, in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) after giving effect to such termination (w) the Individual Exposure of any Lender shall not exceed the amount of its Revolving Loan Commitment at such time, (x) the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount, (y) the Total Revolving Loan Commitments shall not be less than $50,000,000 and (z) the Aggregate Exposure shall not exceed the aggregate Total Revolving Loan Commitment then in effect.
4.03    Mandatory Reduction of Commitments. The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Final Maturity Date.

ARTICLE V

Prepayments; Payments; Taxes.
5.01    Voluntary Prepayments.
The Borrower Agent shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower Agent shall give the Administrative Agent at the Notice Office prior to (A) 11:00 A.M. (New York City time) at least one Business Day’s prior written notice of its intent to prepay ABR Loans and (B) 3:00 P.M. (New York City time) at least three Business Days’ prior written notice of its intent to prepay BSBY Rate Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of BSBY Rate Loans, the specific Borrowing or Borrowings pursuant to which such BSBY Rate Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $500,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent); provided that if any partial prepayment of BSBY Rate Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of BSBY Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of BSBY Rate Loans (and same shall automatically be converted into a Borrowing of ABR Loans) and any election of an Interest Period with respect thereto given by the Borrower Agent shall have no force or effect; and (iii) subject to Section 2.14, each prepayment pursuant to this Section 5.01 in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. Any prepayment of a BSBY Rate Loan on a date other than the last Business Day of the then current Interest Period with respect thereto shall be subject to Section 2.03(g).
5.02    Mandatory Repayments; Cash Collateralization.
(a)    (i) On any day on which the Aggregate Exposure exceeds (A) 100% of the Borrowing Base at such time and/or (B) the Total Revolving Loan Commitment at such time, then in each case, the Borrowers shall repay on such day the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds (A) the Borrowing Base at such time and/or (B) the Total Revolving Loan Commitment at such time, then in each case, the Borrower Agent shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower Agent to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Collateral Agent.
(b)    On any day on which the aggregate amount of the Letter of Credit Outstandings exceeds the Maximum Letter of Credit Amount, the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Collateral Agent. At any time that no Event of Default is continuing, to the extent that the amount of cash and/or Cash Equivalents exceeds 105% of the Letter of Credit Outstandings, the Administrative Agent shall cause the Collateral Agent to release such excess amount and the

Administrative Agent shall apply such excess amount at such time as if Borrower Agent has made a voluntary prepayment pursuant to Section 5.01.
(c)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Closing Date upon which the Borrower Agent or any of its Subsidiaries receives any cash proceeds from any Asset Sale of ABL Priority Collateral (other than an Asset Sale or series of related Asset Sales of ABL Priority Collateral where the Net Asset Sale Proceeds therefrom in respect of ABL Priority Collateral do not exceed $500,000 individually or $2,500,000 in the aggregate for all such Asset Sales for any Fiscal Year), an amount equal to 100% of the Net Asset Sale Proceeds therefrom shall be applied on such date as a mandatory repayment. In the event that ABL Priority Collateral and Exit Notes Priority Collateral are disposed of in a single Asset Sale or series of related Asset Sales in which the aggregate sales price is not allocated between the ABL Priority Collateral, on the one hand, and the Exit Notes Priority Collateral, on the other hand, including in connection with or as a result of the sale by the Borrower Agent or any of its Subsidiaries of the Equity Interest of any Subsidiary of the Borrower Agent that owns assets constituting ABL Priority Collateral or Exit Notes Priority Collateral, then, subject to the ABL/Term Loan/Notes Intercreditor Agreement, solely for purposes of this Section 5.02(c), the portion of aggregate sales price deemed to be proceeds from the ABL Priority Collateral, on the one hand, and the Exit Notes Priority Collateral, on the other hand, shall be allocated to the ABL Priority Collateral or the Exit Notes Priority Collateral in accordance with their respective Fair Market Value (provided, in any event, the portion thereof allocated to the ABL Priority Collateral shall not be less than the value thereof that such assets contribute to the Borrowing Base).
(d)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Closing Date upon which the Borrower Agent or any of its Subsidiaries receives any cash proceeds from any Recovery Event in respect of ABL Priority Collateral (other than Recovery Events where the Net Insurance Proceeds therefrom in respect of ABL Priority Collateral do not exceed $500,000 individually or $2,500,000 in the aggregate for any Fiscal Year), an amount equal to 100% of the Net Insurance Proceeds in respect of ABL Priority Collateral from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 5.02(e).
(e)    With respect to each repayment of Loans required by this Section 5.02, the Borrower Agent may designate the Types of Loans which are to be repaid and, in the case of BSBY Rate Loans, the specific Borrowing or Borrowings pursuant to which such BSBY Rate Loans were made; provided that: (i) repayments of BSBY Rate Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of BSBY Rate Loans made pursuant to a single Borrowing shall reduce the outstanding BSBY Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of ABR Loans; and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by the Borrower Agent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its Permitted Determination. For the avoidance of doubt, it is understood that all mandatory repayments made pursuant to Section 5.02(a) will be made without a corresponding reduction to the Total Revolving Loan Commitment.
(f)    In addition to any other mandatory repayments pursuant to this Section 5.02, Borrowers shall, jointly and severally, pay in cash all then outstanding Revolving Loans and Obligations in full on the Final Maturity Date.

(g)    If any Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Lender is outstanding, the Borrower Agent shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender no later than five Business Days after the date such Lender has become a Defaulting Lender.
5.03    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. Administrative Agent shall have the right to effectuate payment of any and all Obligations (including without limitation, all interest payments) due and owing hereunder by charging Borrowers’ Account or by making Loans as provided in Section 2.03 hereof.
(b)    Each applicable Loan Party shall, along with the Collateral Agent and those financial institutions party to Cash Management Control Agreements effectuated in connection with the Existing ABL Facility and/or such other financial institutions selected by the Borrower Agent and approved by the Administrative Agent (all such financial institutions, the “Collection Banks”), enter into separate Cash Management Control Agreements with respect to all Deposit Accounts of the Loan Parties (other than Excluded Deposit Accounts). With respect to the Collection Banks existing on the Closing Date, each applicable Loan Party, along with the Collateral Agent and such Collection Banks, shall on or prior to the 30th day following the Closing Date (as such date may be extended from time to time by the Administrative Agent), and thereafter maintain, separate Cash Management Control Agreements with respect to all Deposit Accounts of the Loan Parties (other than Excluded Deposit Accounts). Following the Closing Date, the Borrowers shall consult, in good faith, with Administrative Agent in furtherance of establishing their primary operating deposit accounts with the Administrative Agent. Each Loan Party shall instruct all Account Debtors of the Loan Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor (other than any Account constituting Excluded Assets) which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Collection Account. All amounts received by any Loan Party and any Collection Bank, in respect of any such Account and all other cash received from any other source (including from any sale of accounts receivables pursuant to clause (5) of the definition of Asset Sale), shall upon receipt be deposited into a Collection Account or directly into a Concentration Account or, subject to the limitations in the definition of “Excluded Deposit Account” in the case of amounts not constituting payments in respect of Accounts of a Loan Party (including from any sale of accounts receivables pursuant to clause (5) of the definition of Asset Sale), an Excluded Deposit Account.
(c)    All amounts held in all of the Collection Accounts and Disbursement Accounts (but not Excluded Deposit Accounts) with respect to each Borrower shall be wired by the close of business on each Business Day into one or more concentration accounts identified on Schedule 10.12 (each, a “Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All of the Collection Accounts and Disbursement Accounts of the Borrowers (other than Excluded Deposit Accounts) shall be “zero” balance accounts. So long as no Dominion Period then exists, the Borrowers shall be permitted to transfer cash from the Concentration Accounts to the Disbursement Accounts to be used for working capital and general corporate purposes, all subject to the requirements of this Section 5.03(c) and pursuant to procedures and arrangements to be reasonably determined by the

Administrative Agent. If a Dominion Period exists, all collected amounts held in the Concentration Accounts shall be applied as provided in Section 5.03(d).
(d)    Each Cash Management Control Agreement relating to a Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with, or otherwise designated in writing to the Borrower by, the Collateral Agent (each, an “Agent Account”). Subject to the terms of the respective Security Document and the ABL/Term Loan/Notes Intercreditor Agreement, all proceeds of Collateral received by any Agent shall be applied (and allocated) by the Administrative Agent in the following order (in each case, to the extent the Administrative Agent has received written notice at least one Business Day prior to such date of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (i) first, to the payment (on a ratable basis) of any outstanding fees, Expenses, indemnities, losses and other amounts actually due and payable to the Administrative Agent and the Collateral Agent under any of the Loan Documents; (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full in cash, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full in cash, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Lender pursuant to Section 13.01 and under any of the Loan Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full in cash, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid Fees actually due and payable to the Agents, the Issuing Lenders and the Lenders under any of the Loan Documents; (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full in cash, to repay (on a ratable basis) the outstanding principal of Revolving Loans (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full in cash, to pay (on a ratable basis) all other outstanding Obligations (other than Secured Hedging Obligations) then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Loan Documents; (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full in cash, to the cash collateralization (on a ratable basis) of all Letter of Credit Exposure in a manner reasonably satisfactory to each applicable Issuing Lender; (viii) eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full in cash, to pay all Secured Hedging Obligations and Bank Product Obligations owing to Agent, any Lender or any Affiliate of any Agent or Lender and related expenses in each case then actually due and payable, if any and (ix) ninth, to the extent all amounts referred to in preceding clauses (i) through (viii), inclusive, have been paid in full in cash, to be returned to the Borrower Agent for the Borrower Agent’s own account.
(e)    In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrower Agent’s or the other Loan Parties’ contracts or obligations relating to the Accounts.
(f)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the

Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date. The Borrowers further agree that, during a Dominion Period, there is a monthly float charge payable to Administrative Agent for Administrative Agent sole benefit, in an amount equal to (y) the face amount of all items of payment received (other than payments of fees and expenses) each day during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the sum of the Applicable Margin for ABR Loans plus the ABR Rate for one (1) day (i.e. the Interest Rate for ABR Loans divided by 360). The monthly float charge shall be calculated daily and charged once per month, relating to all applicable payments collected in the prior month. All proceeds received by Administrative Agent shall be applied to the Obligations in accordance with Section 5.03(d) hereof.
5.04    Net Payments. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith by an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.04), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)    The Loan Parties shall indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, copies of executed IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower Agent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), copies of any other executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    each Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrower Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.04 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)    For purposes of this Section 5.04, the term “applicable law” includes FATCA.
(i)    The Lenders and any transferees or assignees after the Closing Date will be required to provide to the Administrative Agent or its Agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under applicable laws, including any applicable cost basis reporting obligations.
ARTICLE VI

Conditions Precedent to Credit Events on the Closing Date.
The occurrence of the Closing Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:
6.01    Executed Counterparts. The Administrative Agent shall have received a counterpart of this Agreement and each other Loan Document (including the ABL/Term Loan/Notes Intercreditor Agreement) required to be delivered on the Closing Date signed on behalf of each party hereto and thereto (including via any electronic means).
6.02    Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinions of Robinson Bradshaw & Hinson, P.A., counsel for the Borrowers (a) dated the Closing Date, (b) addressed to the Administrative Agent and the Lenders, and (c) in form and substance reasonably satisfactory to the Administrative Agent, covering such matters customarily covered in opinions of this type as the Administrative Agent shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinions.
6.03    Representations and Warranties. The representations and warranties of the Borrower Agent and each other Loan Party contained in Article VIII or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
6.04    No Default. Immediately prior to and immediately after the Closing Date, no Default or Event of Default shall have occurred and be continuing.
6.05    Requirement of Law. The making of such Loan shall not violate any Requirement of Law applicable to the Loan Parties, and shall not be enjoined, temporarily, preliminarily or permanently.
6.06    Officer’s Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by a Financial Officer of the Borrower Agent, certifying compliance with the conditions precedent set forth in Section 6.03.
6.07    Security Documents. Other than as set forth in Section 9.17, on the Closing Date, each Loan Party shall have duly authorized, executed and delivered the Security Documents to which such Loan Party is a party and shall have delivered, subject to the ABL/Term Loan/Notes Intercreditor Agreement:
(a)    to the Administrative Agent, searches of UCC filings in the state of incorporation or organization and the chief executive office of each of the Loan Parties that is pledging Collateral pursuant to the Pledge and Security Agreement and each other jurisdiction as reasonably deemed necessary by the Administrative Agent;
(b)    to the Administrative Agent and the Collateral Agent, UCC financing statements or other appropriate filing for each appropriate jurisdiction as is necessary or desirable, in the Administrative Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral;
(c)    to the Collateral Agent, all stock or membership certificates, if any, evidencing the Equity Interests pledged to the Collateral Agent pursuant to the Security Documents, together with duly executed in blank undated stock or transfer powers attached thereto; and
(d)    to the Collateral Agent, all promissory notes, if any, evidencing loans and advances from any Loan Party to any Subsidiary (including, without limitation, any Intercompany Note) required to be pledged to the Collateral Agent pursuant to the Pledge and Security Agreement, together with duly executed allonges or other endorsements attached thereto.
6.08    Exit Notes Documents. The Administrative Agent shall have received true and correct copies of all Exit Notes Documents (together with any supplementary indenture thereto).
6.09    Exit Term Loan Documents. The Administrative Agent shall have received true and correct copies of all Exit Term Loan Documents.
6.10    Closing Certificate. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the constitutional documents, articles of association, memorandum of association, certificate of incorporation and by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or its equivalent) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower Agent, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, constitutional documents, articles of association and memorandum of association of such Loan Party have not been amended since the date of the last amendment, if any, furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (E) as to the absence of any pending proceeding for dissolution or liquidation of such Loan Party or, to the knowledge of such Responsible Officer, threatening the existence of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.
6.11    Financial Statements. On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (b), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent.
6.12    Beneficial Ownership Regulation. The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested at least eight Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) if the Borrower Agent qualified as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to the Borrower Agent.
6.13    Fees etc. Except as set forth on Schedule 9.17, the Administrative Agent and the Collateral Agent shall have received evidence that each Loan Party shall have taken or caused to be taken any action, executed and delivered or cause to be executed and delivered any other agreement, document and instrument (including any intercompany notes and allonges pursuant to Section 9.13) and made or caused to be made any other filing and recording reasonably required by the Lenders. Prior to or substantially simultaneously therewith, the Agents and the Lenders shall have received the fees in the amounts previously agreed in writing by the Agents or the Lenders, on or prior to such date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the extent payable in accordance with the terms hereof) payable by the Loan Parties (with respect to expenses, to the extent invoices have been presented at least one Business Day prior to such date) shall have been paid.
6.14    Insurance. Except as set forth on Schedule 9.17, the Administrative Agent shall have received all insurance policies and certificates pursuant to and in accordance with Section 9.03(b).
6.15    Initial Borrowing Base Certificate; Excess Availability; etc. (a) On the Closing Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(j).
6.16    Domestic Availability. After giving effect to the initial Loans, the Borrowers shall have Domestic Availability of at least $20,000,000.
6.17    Payoff Letter. Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, a payoff letter providing that, among other things, all of the indebtedness under the Existing ABL Facility has been or concurrently with the Closing Date is being paid and satisfied in full.
6.18    No Material Adverse Effect. Since March 31, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII

Conditions Precedent to All Credit Events.
The obligation of each Lender to make Loans (including Loans made on the Closing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Closing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
7.01    No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing (or would exist after giving effect to such Credit Event); provided, however that Administrative Agent, in its sole discretion, may continue to make Loans notwithstanding the existence of an Event of Default or Default and that any Loans so made shall not be deemed a waiver of any such Event of Default or Default; and (b) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date).
7.02    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Loan, the Administrative Agent shall have received notice of such Borrowing as required by Section 2.03(a).
(b)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Application meeting the requirements of Section 3.03(a).
7.03    Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein, it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):
(i)    the Aggregate Exposure would not exceed 100% of the Borrowing Base at such time;
(ii)    the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time; and
(iii)    the Aggregate Exposure would not exceed the maximum amount of indebtedness permitted to be incurred under this Agreement by the Exit Term Loan Credit Agreement or Exit Notes Indenture.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower Agent to the Administrative Agent and each of the Lenders that all the conditions specified in Article VI (with respect to the occurrence of the Closing Date and Credit Events on the Closing Date) and in this Article VII (with respect to the occurrence of Credit Events on and after the Closing Date) and applicable to such Credit Event are satisfied as of that time (other than, in the case of Article VI, any condition that must be satisfied to the Administrative Agent’s satisfaction or other subjective standard of similar effect). All of the Notes, certificates, legal opinions and other documents and papers referred to in Article VI and in this Article VII, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
In determining compliance with any condition under Article VI or this Article VII to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.
ARTICLE VIII

Representations, Warranties and Agreements.
In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrowers make the following representations, warranties and agreements, in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Closing Date and each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Article VIII are true and correct in all material respects on and as of the Closing Date and on the date of each such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).
8.01    Company Status. Each Loan Party (a) is a duly organized, incorporated, established and validly existing Business in good standing under the laws of the jurisdiction of its organization, incorporation and establishment (in each case, to the extent each such concept exists in such jurisdiction), (b) has the requisite organizational and constitutional power and authority to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing (or the foreign equivalent, if any) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except, in the case of this clause, for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.02    Power and Authority. Each Loan Party has the requisite organizational and constitutional power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights, (b) equitable principles (regardless of whether enforcement is sought in equity or at law) and (c) in the case of each UK Security Document, to the UK Legal Reservations and the UK Perfection Requirements.
8.03    No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any Requirement of Law, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents, Exit Notes Security Documents and Exit Term Loan Security Documents) upon any of the property or assets of any Loan Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, charge, pledge, debenture, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject including, without limitation, the Loan Documents, or (c) will violate any provision of the certificate or articles of incorporation, articles of association, memorandum of association, certificate of formation or incorporation (as applicable), limited liability company agreement or bylaws (or equivalent organizational or constitutional documents), as applicable, of any Loan Party or any of its Subsidiaries.
8.04    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Closing Date or execution of such Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any such Loan Document, except for (x) filings with the Registrar of Companies at Companies House, HM Land Registry, and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions and (y) any other filings or registrations required to perfect liens created by the Security Documents (including in respect of each UK Security Document, filings with the Registrar of Companies at Companies House and HM Land Registry) (and, in the case of each Security Document governed by English law, subject to the UK Legal Reservations and the UK Perfection Requirements).
8.05    Financial Statements; Financial Condition; Projections.
(a)    The audited consolidated balance sheet of Topco Pyxus and its Subsidiaries for the Fiscal Year of March 31, 2021, as set forth in the applicable Form 10-K and furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of Tocop Pyxus and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.
(b)    On the Closing Date, after giving effect to the Transactions, (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower Agent (on a stand-alone basis) and of the Parent Guarantors, the Borrower Agent and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of the Borrower Agent (on a standalone basis) and of the Parent Guarantors, the Borrower Agent and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) the Borrower Agent (on a stand-alone basis) and the Parent Guarantors, the Borrower Agent and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) the Borrower Agent (on a stand-alone basis) and the Parent Guarantors, the Borrower Agent and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(c)    The Projections have been prepared in good faith and are based on reasonable assumptions at the time such Projections were made, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower Agent to be misleading in any material respect or which fail to take into account material information known to the Borrower Agent regarding the matters reported therein. On the Closing Date, the Borrower Agent believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.
8.06    Material Adverse Effect.
(a)    Except as fully disclosed in the financial statements delivered to the Lenders, there were, as of the Closing Date, no liabilities or obligations with respect to the Parent Guarantors, the Borrower Agent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have an Material Adverse Effect. The Borrower Agent does not know of any basis for the assertion against it, any Parent Guarantor or any of their Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    Since the Closing Date, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.07    Litigation. There are no litigations, investigations, actions, suits or proceedings pending or, to the best knowledge of the Borrowers, threatened (a) with respect to the Transactions or any Loan Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.08    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower Agent, the Parent Guarantors or their Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not incomplete by omitting to state any material fact necessary in order to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.08, such factual information shall not include the Projections or any pro forma financial information, budgets or any other estimation.
8.09    Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used for the working capital and general corporate purposes (including Permitted Investments) of the Borrowers, the Parent Guarantors and their Subsidiaries and for the other purposes described in the recitals hereto.
(a)    No proceeds of any Loan or Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. Not more than 25% of the value of the assets of the Parent Guarantors, the Borrower Agent and their Subsidiaries taken as a whole is represented by Margin Stock.
(b)    No Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
8.10    Tax Returns and Payments. The Parent Guarantors, the Borrower Agent and each of their Subsidiaries has timely filed or caused to be timely filed with the appropriate Governmental Authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, any Parent Guarantor, the Borrower Agent and/or any of their Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Parent Guarantors, the Borrower Agent and their Subsidiaries, as applicable, for the periods covered thereby. The Parent Guarantors, the Borrower Agent and each of their Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Parent Guarantors and their Subsidiaries or the Borrower Agent and its Subsidiaries, as applicable, in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower Agent, threatened by any authority regarding any material taxes relating to the Parent Guarantors, the Borrower Agent or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
8.11    Compliance with ERISA. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(a)    There exists no actual Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower Agent, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.
(c)    The Parent Guarantors, the Borrower Agent, their Subsidiaries and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(d)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Parent Guarantors, the Borrower Agent, their Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions except as, with respect to each of the foregoing, could not reasonably be expected to result in a Material Adverse Effect. None of the Parent Guarantors, the Borrower Agent, their Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Parent Guarantors, the Borrower Agent, their Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of the Parent Guarantors, the Borrower Agent, their Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(e)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Parent Guarantors, the Borrower Agent nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower Agent most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
8.12    Security Documents.
(a)    Subject to, in the case of the UK Security Documents, the UK Legal Reservations and the UK Perfection Requirements, (a) the provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, and enforceable security interest in all right, title and interest of the Loan Parties party thereto in the Collateral described therein, and subject to the recordation of the documents described in this Section 8.12, the Collateral Agent, for the benefit of the Secured Parties, will have a fully perfected security interest in all right, title and interest in all of the Collateral described therein, in each case subject to no Liens other than Permitted Liens (it being understood that the Permitted Liens described in clause (1) of the definition thereof are subject to the terms of the applicable Intercreditor Agreements). The filing of Form UCC-1s in respect of the security interest in U.S. Patents, if applicable, and the security interest in U.S. Trademarks, if applicable, made pursuant to the Pledge and Security Agreement, in each case, together with the recordation of the grant of security interest in the respective form attached to the Pledge and Security Agreement in the United States Patent and Trademark Office, will create, to the extent as may be perfected by such filings, a perfected security interest in the United States trademarks and patents covered by the Pledge and Security Agreement, and the recordation of the grant of security interest in U.S. Copyrights, if applicable, according to a Form Copyright Security Agreement filed with the United States Copyright Office made pursuant to the Pledge and Security Agreement, will create, to the extent as may be perfected by such recordation, a perfected security interest in the United States copyrights covered by the Pledge and Security Agreement.
(b)    Subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement, the security interests created under the Pledge and Security Agreement in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Parties, constitute perfected security interests in the Collateral described in the Pledge and Security Agreement to the extent such Collateral is an Equity Interest or a promissory note (including any Intercompany Note, subject to no security interests of any other Person (other than, subject to the terms of the applicable Intercreditor Agreements, Permitted Liens)). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Pledge and Security Agreement to the extent such Collateral is an Equity Interest or a promissory note (including any Intercompany Note) other than such filings or recording that have already been made and are still in effect.
(c)    Each Mortgage, when recorded, creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the Mortgaged Property described therein in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto and, subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement).
8.13    Properties. All Material Real Property owned or leased by any domestic Loan Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.13. Each of the Parent Guarantors, the Borrower Agent and each of their Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures, to the extent such fixtures constitute real property, and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Parent Guarantors, the Borrower Agent and each of their Subsidiaries have a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.
8.14    Subsidiaries. On and as of the Closing Date, the Parent Guarantors and the Borrower Agent have no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Parent Guarantors or the Borrower Agent, as applicable, identifies the direct owner thereof and which Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All outstanding Equity Interests of each Material Domestic Subsidiary and each Material Foreign Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Each Material Domestic Subsidiary and each Material Foreign Subsidiary has no outstanding securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.
8.15    Compliance with Laws. The Parent Guarantors, the Borrower Agent and their Subsidiaries are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.16    Investment Company Act. None of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
8.17    No Default. No Default or Event of Default has occurred and is continuing.
8.18    Environmental Matters.
(a)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) the Parent Guarantors, the Borrower Agent and each of their Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or to the knowledge of the Borrower Agent, threatened, against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower Agent, threatened under any Environmental Law with respect to any Real Property owned by the Parent Guarantors, the Borrower Agent or any Subsidiary; (iv) none of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries has agreed to assume or accept responsibility for any existing liability of any other Person under any Environmental Law; and (v) to the knowledge of the Borrower Agent, there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim against or any liability for the Parent Guarantors, the Borrower Agent or any of their Subsidiaries under any Environmental Law.
(b)    Since January 1, 2015, none of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries has received any letter or written request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(c)    None of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste at any of its facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent state law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(d)    (i) To the knowledge of the Borrower Agent, none of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries has any underground storage tanks (A) that are not properly registered or permitted under applicable Environmental Laws, or (B) that are leaking or disposing of Hazardous Materials, and (ii) to the extent required by applicable Environmental Law, the Parent

Guarantors, the Borrower Agent and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all Environmental Laws.
8.19    Employment and Labor Relations. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, none of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries or, to the knowledge of the Borrower Agent, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries or, to the knowledge of the Borrower Agent, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries or, to the knowledge of the Borrower Agent, threatened against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, (c) no union representation question exists with respect to the employees of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower Agent’s knowledge, threatened against the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, and (e) no wage and hour department investigation has been made of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
8.20    Intellectual Property, etc. Except as could not reasonably be expected, either individually or in the aggregate to have a Material Adverse Effect, each of the Parent Guarantors, the Borrower Agent and each of their Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), and formulas, or rights with respect to the foregoing, used in the conduct of its business, without any known conflict with or infringement or misappropriation of the rights of others.
8.21    Insurance. Schedule 8.21 sets forth a listing of all insurance maintained by the Parent Guarantors, the Borrower Agent and their Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.
8.22    Borrowing Base Calculation. The calculation by the Borrower Agent of the Borrowing Base in any Borrowing Base Certificate delivered to the Administrative Agent and the valuation thereunder is complete and accurate in all material respects.
8.23    Anti-Terrorism Laws. (a) None of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. None of the Parent Guarantors, the Borrower Agent nor any of their Subsidiaries and, to the knowledge of the Borrower Agent, no Agent of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries acting on behalf of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, as the case may be, is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list (“SDN”).
(b)    None of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries and, to the knowledge of the Borrower Agent, no agent of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries acting on behalf of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, as the case may be, (i) other than in respect of Sanctions-compliant business with SDNs under US country-sanctions (non-terrorism) programs that permit such business, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.23(a), deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
8.24    Anti-Corruption Laws.
(a)    During the past five years, none of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, or any respective director, officer, or employee of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, nor to the knowledge of the Borrower Agent, its joint venture partners or other Affiliates, or any respective Administrative Agent or other Person acting on behalf of the Parent Guarantors, the Borrower Agent or any of their Subsidiaries: (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense related to political activity; (ii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, in order to improperly influence official action, to obtain or retain business for the Parent Guarantors, the Borrower Agent or their Subsidiaries, or to secure an improper advantage for the Parent Guarantors, the Borrower Agent or their Subsidiaries; (iii) has made, offered, taken, or will make, offer or take any act in furtherance of any bribe or unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transaction, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-bribery and anti-corruption laws and/or regulations. The Parent Guarantors, the Borrower Agent, their Subsidiaries and their Affiliates have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all applicable anti-bribery and anti-corruption laws and with the representation and warranty contained herein.
(b)    No part of the proceeds of the Loans will be used by the Parent Guarantors, the Borrower Agent or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.
8.25    Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Parent Guarantors, the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents while acting on behalf of the Parent Guarantors, the Borrowers or any of their Subsidiaries with Sanctions applicable to the Parent Guarantors, the Borrowers and their Subsidiaries, and the Parent Guarantors, the Borrower, their Subsidiaries and their respective officers and employees and, to Borrower’s knowledge, their respective directors and agents, while acting on behalf of the Parent Guarantors, the Borrowers and their Subsidiaries, are in compliance with applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. No Covered Entity (nor any employees, officers, directors, affiliates, consultants, brokers or Agents acting on a Covered Entity’s behalf) that will act in any capacity in connection with or benefit from the credit facility established hereby, is (i) a Sanctioned Person, (ii) directly, or indirectly through any third party, (A) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person; or (C) is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction or any transactions or other dealings that otherwise are prohibited by any Ant-Terrorism Laws.
8.26    Material Contracts. Schedule 8.26 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on Schedule 8.26, all Material Contracts are in full force and effect and no defaults exist thereunder other than defaults the consequence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.27    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
8.28    Intabex Term Loan Facility. (a) No Borrower, Guarantor or Restricted Subsidiary has granted a Lien on any Collateral to secure the Intabex Term Loan Facility, (b) no Collateral secures any obligations, liabilities or Indebtedness owing under the Intabex Term Loan Facility, and (c) the Liens securing the Exit Term Loan Obligations in favor of Alter Domus (US) LLC, as administrative agent thereunder, do not secure any obligations, liabilities or Indebtedness owing under the Intabex Term Loan Facility.
ARTICLE IX

Affirmative Covenants.
The Borrower Agent hereby covenants and agrees that on and after the Closing Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full in cash:

9.01    Information Covenants. The Borrower Agent will furnish to the Administrative Agent (for distribution to each Lender):
(a)    Reserved.
(b)    Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each Fiscal Year of Pyxus Topco (commencing with the fiscal quarter ending December 31, 2021), (i) the consolidated (and consolidating with respect to each Borrower) balance sheet of Pyxus Topco and its Subsidiaries (including Minority Interest Consolidated Entities) as at the end of such fiscal quarter and the related consolidated (and consolidating with respect to each Borrower) statements of income and statement of cash flows for such fiscal quarter and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior Fiscal Year, all of which shall be certified by a Financial Officer of Pyxus Topco that they fairly present in all material respects in accordance with GAAP the financial condition of Pyxus Topco and its Subsidiaries (including Minority Interest Consolidated Entities) as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter. Notwithstanding the foregoing, the obligations in this Section 9.01(b) may be satisfied with respect to financial information of Pyxus Topco and its Subsidiaries by furnishing Pyxus Topco’s (or any parent entity thereof), as applicable, Form 10-Q filed with the SEC.
(c)    Annual Financial Statements. As soon as available and in any event within 90 days after the close of each Fiscal Year of Pyxus Topco (commencing with the Fiscal Year ended March 31, 2022), (i) the consolidated (and consolidating with respect to each Borrower) balance sheet of Pyxus Topco and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and consolidating with respect to each Borrower) statements of income and statement of cash flows for such Fiscal Year setting forth, comparative figures for the preceding Fiscal Year and, with respect to the consolidated financial statements, certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year. Notwithstanding the foregoing, the obligations in this Section 9.01(c) may be satisfied with respect to financial information of Pyxus Topco and its Subsidiaries by furnishing Pyxus Topco’s (or any parent entity thereof), as applicable, Form 10-K filed with the SEC.
(d)    Budgets. No later than the 60th day of each Fiscal Year of Pyxus Topco (commencing with the Fiscal Year beginning April 1, 2022), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets for Pyxus Topco and its Subsidiaries on a consolidated (and consolidating with respect to each Borrower) basis and a schedule of projected Availability) for each fiscal quarter of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.
(e)    Management Letters. Promptly after the Borrower Agent’s, any Parent Guarantor’s or any of their Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(f)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from a Financial Officer of Pyxus Topco in the form attached hereto as Exhibit E, which certificate shall (i) certify on behalf of Pyxus Topco that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, (ii) set forth in reasonable detail the calculations required to establish whether Pyxus Topco and its Subsidiaries were in compliance with the provisions of Section 10.10 at the end of such fiscal quarter or Fiscal Year, as the case may be (setting forth, for the purposes of such certificate, calculations setting forth the Fixed Charge Coverage Ratio for the Test Period ended on the last day of such fiscal period irrespective of whether a Dominion Period exists at such time), at the end of such fiscal quarter or Fiscal Year, as the case may be, (iii) include related financial statements (which may be in summary form) reflecting adjustments necessary to eliminate the accounts of Minority Interest Consolidated Entities (if any) (together with supporting detail as may be requested by the Administrative Agent), (iv) include a description of the Indebtedness for borrowed money of Foreign Subsidiaries, a description of the facilities under which such Indebtedness is outstanding and the outstanding principal amount in each case of the last day of such period for which financial statements were delivered pursuant to Section 9.01(b) or (c), as applicable, (v) include a description (including the owner) and book value of (solely to the extent constituting Collateral in which the Collateral Agent has been granted a Lien to secure the Obligations of the Loan Parties) all intercompany loans and advances made by any Loan Party to the extent evidenced by an Intercompany Note or a promissory note, and (vi) certify that there have been no changes to Schedule 8.14 in respect of the ownership interests in any direct Subsidiary of any Loan Party since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes.
(g)    Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Responsible Officer of the Borrower Agent or any Parent Guarantor or any of their Subsidiaries obtains knowledge thereof if such event continues for three Business Days, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (iv) any written allegations from any Governmental Authority or NGO as to material human rights violations involving any Parent Guarantor, the Borrower Agent or any of their Subsidiaries.
(h)    Other Reports and Filings. Solely to the extent applicable, promptly after the filing or delivery thereof, copies of all financial information, proxy materials, press materials, non-confidential reports and other statements made available generally by any Parent Guarantor, the Borrower Agent or their Subsidiaries to the public concerning material developments in the results of operations, financial condition, business or prospects of the Parent Guarantors, the Borrower Agent or their Subsidiaries, if any, which any Parent Guarantor or the Borrower Agent shall (i) publicly file with the SEC or any analogous Governmental Authority or (ii) deliver to holders (or any trustee, agent or other representative therefor) of the Exit Notes or any Permitted Refinancing Indebtedness thereof or the Exit Term Loan or any Permitted Refinancing Indebtedness thereof.
(i)    Environmental Matters. Promptly after any Responsible Officer of Pyxus Topco obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)    any pending or threatened Environmental Claim against any Parent Guarantor, the Borrower Agent or any of their Subsidiaries or relating to any Real Property owned, leased or operated by the Borrower Agent or any of its Subsidiaries;
(ii)    any condition or occurrence on or arising from any Real Property owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries that (A) results in noncompliance by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against any Parent Guarantor, the Borrower Agent or any of their Subsidiaries or relating to any such Real Property;
(iii)    any condition or occurrence on any Real Property owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries of such Real Property under any Environmental Law; and
(iv)    the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Parent Guarantor’s, the Borrower Agent’s or such Subsidiary’s response thereto.
(j)    Borrowing Base Certificate. (i) On the Closing Date and (ii) not later than 5:00 P.M. (New York time) on or before the 15th Business Day of each fiscal month thereafter, (A) a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit I (each, a “Borrowing Base Certificate”) and setting forth the aggregate amount of unrestricted cash of Pyxus Topco and its Subsidiaries on a consolidated basis as of the last day of the prior fiscal month, (B) accounts receivable agings inclusive of reconciliations to the general ledger, (C) accounts payable schedules inclusive of reconciliations to the general ledger, (D) screenshots of balances for the prior month with respect to the Collection Accounts and Concentration Accounts (and any other depository accounts reasonably requested by Agent), and (E) Inventory reports, each of which shall be prepared as of the last Business Day of the fiscal month immediately preceding such required delivery. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent (including a break-down of all Accounts during the last fiscal month that were subject to the Permitted Receivables Liens). In addition, Borrower shall deliver at such intervals as Administrative Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Administrative Agent may reasonable require. Subject to the immediately succeeding sentence, the Administrative Agent shall have the right to confirm and verify all Accounts by any manner and through any medium that it reasonably considers advisable, and the Loan Parties shall furnish all such assistance and information as the Administrative Agent may reasonably request in connection with such test verifications; provided, however that, so long as no Default or Event of Default shall have occurred and be continuing, such test verifications shall only occur during a field examination with Borrower Agent communicating directly with an account debtor in the presence of a representative of Agent (unless otherwise agreed to by Borrower Agent). The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuation of a

Default or an Event of Default communicate with account debtors on the Accounts to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Accounts. The items to be provided under this Section are to be in form satisfactory to Administrative Agent and executed by the Borrower Agent and delivered to Administrative Agent from time to time solely for Administrative Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Administrative Agent shall not affect, terminate, modify or otherwise limit Administrative Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Administrative Agent, the items to be provided under this Section 9.01 shall be delivered to Administrative Agent by a method of Approved Electronic Communication (including, without limitation, by email).
(k)    Notice of Dominion Period. Promptly, and in any event within two Business Days after any Responsible Officer of the Borrower Agent obtains knowledge thereof, notice of the commencement of a Dominion Period.
(l)    Field Examinations; Appraisals. The Borrower Agent and each other Borrower shall cooperate with the Administrative Agent to enable the Administrative Agent to conduct (x) an appraisal of the Inventory of the Borrowers and (y) a collateral and field examination of the Borrowers, in each case, the need for which shall be reasonably determined by Administrative Agent and which evaluation shall be undertaken by Administrative Agent or for Administrative Agent’s benefit, and at the sole cost and expense of the Borrowers, and the results of such appraisal and collateral examination shall be in form and scope reasonably satisfactory to the Administrative Agent; provided however that so long as no Event of Default is continuing, the Borrowers shall not be liable for the costs and expenses of more than (i) one appraisal in any Fiscal Year and (ii) two collateral and field examination in any Fiscal Year. In addition to the foregoing, the Administrative Agent may request no more than once during each Fiscal Year of the Borrower Agent an appraisal of the Net Orderly Liquidation Value of Eligible Inventory contributing to the Borrowing Base, at the sole cost and expense of the Borrowers.
(m)    Reserved.
(n)    Hedging Obligations. Promptly, upon the request of the Required Lenders, a listing, in reasonable detail, of all outstanding Secured Hedging Agreements and such other information as may be reasonably requested by the Required Lenders relating thereto (including, without limitation, copies of the relevant agreements if requested).
(o)    Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(p)    PACA. Promptly inform the Administrative Agent if a Loan Party or any of its Subsidiaries obtains any notice regarding the existence of any Lien on, or trust over, any of the Collateral arising under PACA and promptly provide the Administrative Agent with a copy of such notice.
(q)    Cancellation of Insurance. Promptly (but in any event within 1 Business Day of receipt thereof) inform the Administrative Agent if any Loan Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 9.03.
(r)    Change of Accounting Principles. The Borrower Agent shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 9.01(b) or (c), as applicable, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.
(s)    Material Weakness Letter. Promptly upon receipt thereof, a copy of any “material weakness letter” submitted by independent accountants to the Borrower Agent or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.
(t)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Parent Guarantors, the Borrower Agent or any of their Subsidiaries as the Administrative Agent may reasonably request.
Subject to Section 13.03, information required to be delivered pursuant to Section 9.01(b), (c) and (g) shall be deemed to have been delivered on the date on which such information has been delivered to Administrative Agent by a method of Approved Communication (including, without limitation, by email).
9.02    Books, Records and Inspections; Annual Meetings. (a) The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP and all requirements of law shall be made of all dealings and transaction in relation to its business and activities. The Parent Guarantors and the Borrower Agent will, and will cause each other Loan Party to, permit officers and designated representatives of the Administrative Agent and, upon the occurrence and during the continuance of an Event of Default, the other Lenders (coordinated through the Administrative Agent) at the expense of the Borrowers (a) to visit and inspect, under guidance of officers of the Borrower Agent or such other Loan Party, any of the properties of the Borrower Agent or such other Loan Party, (b) to examine the books of account of the Borrower Agent or such other Loan Party and discuss the affairs, finances and accounts of the Borrower Agent or such other Loan Party with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Eligible Accounts and/or Eligible Inventory, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, such other Lenders (coordinated through the Administrative Agent) may reasonably request; provided, however, that, in the case of clauses (a) and (b), so long as no Event of Default exists, the Administrative Agent shall be limited to one such visit during any Fiscal Year of the Borrower Agent at the expense of the Borrowers at locations reasonably requested by the Administrative Agent. The Loan Parties shall maintain their fiscal reporting period on a March 31 fiscal year, and each Domestic Subsidiary shall maintain its respective fiscal reporting period on the present basis.
(a)    At a date to be mutually agreed upon between the Administrative Agent and the Borrower Agent occurring on or prior to the 120th day after the close of each Fiscal Year of the Borrower Agent, the Borrower Agent will, at the request of the Administrative Agent, hold a meeting (or a conference call or teleconference) with all of the Lenders at a time and place reasonably acceptable to the Administrative Agent at which meeting (or on such conference call or teleconference) will be reviewed the financial results of the Borrower Agent and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of the Borrower Agent.
9.03    Maintenance of Property; Insurance.

(a)    The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, (i) keep all property necessary to the business of the Parent Guarantors, the Borrower Agent and their Subsidiaries in good working order and condition, (x) except ordinary wear and tear and obsolescence, (y) except and subject to the occurrence of casualty events and (z) except where failure to do so would not materially or adversely affect its business, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Parent Guarantors, the Borrower Agent and their Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Parent Guarantors, the Borrower Agent and their Subsidiaries will at all times cause insurance of the types described in Schedule 8.21 to be maintained (with the same scope of coverage as that described in Schedule 8.21) at levels which are consistent with their practices immediately before the Closing Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.
(b)    The Borrower Agent will, and will cause each other Loan Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies and certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any other insurance maintained by such Parent Guarantor, the Borrower Agent and/or such Subsidiaries) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as lender loss payee and/or additional insured), (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties, and (iii) shall be deposited with the Collateral Agent. The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent.
(c)    If any Parent Guarantor, the Borrower Agent or any of their Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if any Parent Guarantor, the Borrower Agent or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower Agent agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance and to the extent not reimbursed within three (3) Business Days of demand, Borrowers shall be deemed to have requested a Revolving Loan as an ABR Loan in an amount necessary to pay such costs and expenses and such amounts shall be charged to Borrowers’ Account.
(d)    If at any time the improvements on any Material Real Property subject (or are required to be subject) to a Lien securing the Obligations are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower Agent and the Parent Guarantors will, and will cause each of their Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.
9.04    Existence; Franchises. The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, licenses and other transaction by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries in accordance with Section 10.02, (ii) the withdrawal by the Parent Guarantors, the Borrower Agent or any of their Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) dissolving, liquidating or otherwise terminating the existence of any Subsidiary of any Borrower (but not any Subsidiary that is a Borrower) or change in form of organization of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, if the Borrower Agent or any Parent Guarantor in good faith determines that the preservation thereof or such change in organization is in the best interest of the Borrower Agent or such Subsidiary, is not materially disadvantageous to the Lenders, in the case of a change in the form of organization of any Loan Party, the Administrative Agent has consented thereto, and in the case of any dissolution or liquidation, the sale or transfer of assets of such Subsidiary would otherwise be permitted hereunder.
9.05    Compliance with Requirements of Law, etc. The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, comply with all Requirements of Law, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.06    Anti-Corruption Laws.
(a)    Each Covered Entity will conduct its, and will cause each of its directors, officers, employees and Agents of any of the foregoing to conduct their, business on behalf of the Parent Guarantors, the Borrowers and their Subsidiaries in a manner so as to not, directly or indirectly, violate the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.
(b)    The Parent Guarantors and the Borrower Agent covenant and agree, and hereby cause each of their Subsidiaries to covenant and agree that: (i) they shall promptly notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (ii) if, at any time, any Collateral constituting Eligible Inventory and included in the calculation of the Borrowing Base becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and the Lenders, upon request by the Administrative Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral reasonably acceptable to the Administrative Agent that is not Embargoed Property.
9.07    Sanctions. The Parent Guarantors and the Borrower Agent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Guarantors, the Borrower Agent, their Subsidiaries and their respective directors, officers, employees and Agents, while acting on behalf of the Parent Guarantor, the Borrower Agent and their Subsidiaries, with Sanctions applicable to the Borrower Agent and its Subsidiaries. The Parent Borrower Agent and the Borrower Agent will make best efforts to ensure compliance by the Parent Guarantors, the Borrower Agent, their Subsidiaries and their respective directors, officers, employees and Agents, while acting on behalf of the Parent Guarantors, the Borrower Agent and their Subsidiaries, with Sanctions applicable to the Parent Guarantors, the Borrower Agent and their Subsidiaries.
9.08    Compliance with Environmental Laws. (a) The Parent Guarantors and the Borrower Agent will comply, and will (x) cause each of their Subsidiaries to comply and (y) ensure compliance by its tenants and subtenants, in each case, with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their

Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws. None of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, except in connection with such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(a)    The Borrower Agent will provide, at the sole expense of the Borrowers and at the reasonable request of the Required Lenders after receipt of any notice of the type described in Section 9.01(i), an environmental site assessment report concerning any Real Property owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Required Lenders, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower Agent fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrowers, and the Borrower Agent shall grant and hereby grants to the Administrative Agent and the Lenders and their respective Agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower Agent, all at the sole expense of the Borrowers.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remediation, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
9.09    ERISA Information Undertakings. The Borrower Agent will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):
(a)    promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule SB) with respect to a Plan; and
(b)    promptly and in any event within 30 days after any Parent Guarantor, the Borrower Agent, any Subsidiary of any Parent Guarantor or the Borrower Agent or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a material liability to any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, a certificate of a Responsible Officer of the Borrower Agent describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by any Parent Guarantor, the Borrower Agent, any Subsidiary of any Parent Guarantor or the Borrower Agent or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (4) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (2) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event.
The Borrower Agent shall:
(c)    ensure that any material liability imposed on them or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;
(d)    ensure that neither it nor any ERISA Affiliate adopts an amendment to a Plan requiring the provision of security under ERISA or the Code without the prior consent of the Administrative Agent or the Lenders; and
(e)    ensure that no Plan is terminated under Section 4041 of ERISA.
9.10    Performance of Obligations. The Parent Guarantors and the Borrower Agent will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.11    Payment of Taxes. The Parent Guarantors and the Borrower Agent will pay and discharge, and will cause each of their Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries not otherwise permitted under Section 10.06; provided that none of the Parent Guarantors, the Borrowers or any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) if the aggregate amount of such monetary obligations is less than (x) in the case of taxes, assessments, charges or levies owing by the Loan Parties to a Governmental Authority outside the United States of America, $10,000,000, (y) in the case of taxes, assessments, charges or levies owing by the Loan Parties to a Governmental Authority of, or within, the United States of America, $5,000,000 and (z) in the case of non-Loan Parties, the Threshold Amount. If any material taxes or assessments remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s opinion, may possibly create a valid Lien on the Collateral (except to the extent being properly contested as set forth in the proviso above), the Administrative Agent may, without notice to the Parent Guarantors and the Borrower Agent, pay the taxes or assessments and each Loan Party hereby indemnifies and holds the Administrative Agent and each Lender harmless in respect thereof. The amount of any payment by Administrative Agent under this Section 9.11 shall be deemed a request for a Revolving Loan maintained as an ABR Loan and added to the Obligations.
9.12    Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Board of Directors of the Borrower Agent or any Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantors, the Borrower Agent and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 10.01 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower Agent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Borrower Agent and the Parent Guarantors may not designate any Restricted Subsidiary as an Unrestricted Subsidiary if such Restricted Subsidiary owns any ABL Priority Collateral, other than cash, or such Restricted Subsidiary is a “Restricted Subsidiary” for purposes of any other Indebtedness that contains the concept of “unrestricted subsidiaries”. Notwithstanding the foregoing, no Borrower may be designated as (or become) an Unrestricted Subsidiary.
(b)    Any designation of a Subsidiary of a Parent Guarantor or the Borrower Agent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering a certificate of a Responsible Officer of the Borrower Agent certifying (i) that attached thereto is a certified copy of a resolution of the Board of Directors giving effect to such designation and (ii) that such designation complied with the preceding conditions and was permitted by Section 6.01 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower Agent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03 hereof, the Borrower Agent will be in default of such covenant. The Board of Directors of the Borrower Agent or any Parent Guarantor may at any time designate any Unrestricted Subsidiary (other than a Subsidiary that was previously a Restricted Subsidiary and designated as an Unrestricted Subsidiary pursuant to Section 9.12(a)) to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower Agent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under Section 6.03 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.
9.13    Additional Security; Further Assurances; etc. (a) The Borrower Agent and each Parent Guarantor (i) will cause each Wholly-Owned Domestic Subsidiary or any other Person that becomes a Wholly-Owned Domestic Subsidiary after the Closing Date (in each case, other than any Excluded Subsidiary, but only for so long as such Wholly-Owned Domestic Subsidiary or such Person remains an Excluded Subsidiary) to promptly, but no later than 20 Business Days after the date on which such Person becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (as such date may be extended by the Administrative Agent) and (ii) to the extent any Domestic Subsidiary of the Borrower Agent, any Parent Guarantor or any other Person is or becomes a guarantor, or grants a security interest in any of its assets to support, with respect to the Exit Notes, the Exit Term Loan Credit Agreement and any Permitted Refinancing Indebtedness that refinances the Exit Notes or the Exit Term Loan Credit Agreement, but such Subsidiary or Person is not a Guarantor, the Borrower Agent and the Parent Guarantors will cause such Subsidiary or Person to (A) become a Guarantor as described in the Guarantee Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit A and (B) grant security interests over any Collateral as described in the Pledge and Security Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit 10.
(b)    [Reserved].
(c)    Subject to Section 9.17, the Borrower Agent, Parent Guarantors and their Restricted Subsidiaries will cause (i) 100% of the Equity Interests of each Subsidiary that is a Guarantor and (ii) 100% of the Equity Interests of each Domestic Subsidiary and 65% of the aggregate of the total outstanding Voting Stock (and 100% of each class of issued and outstanding Equity Interest other than Voting Stock) of each Foreign Subsidiary held directly by the Borrower Agent, any Parent Guarantor or any Subsidiary Guarantor (or, if less, the full amount owned by the Borrower Agent, such Parent Guarantor and each such Subsidiary Guarantor), in each case, to be subject at all times to a perfected Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the terms and conditions of the Security Documents and the Intercreditor Agreements, as applicable, and such other security documents as the Administrative Agent shall reasonably request.
(d)    Subject to Section 9.17, the Loan Parties will (i) cause each loan or advance that is outstanding on or after the Closing Date to a Loan Party by a Restricted Subsidiary to be evidenced by an Intercompany Note duly executed and delivered, (ii) deliver such Intercompany Note to the Collateral Agent, together with an appropriate allonges or other endorsement reasonably satisfactory to the Administrative Agent, and (iii) execute such Security Documents in connection with the pledge of such Intercompany Note as the Administrative Agent may reasonably request.
(e)    The Borrower Agent and the Parent Guarantors will, and will cause each of the other Loan Parties to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates (including flood certificates and evidence of flood insurance if applicable), reports, control agreements (other than with respect to Excluded Assets) and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent in its Permitted Determination may reasonably request. Furthermore, the Borrower Agent and the Parent Guarantors will, and will cause the other Loan Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent in its Permitted Determination to assure that this Section 9.13 has been complied with.
(f)    The Borrower Agent and each other Loan Party shall, within 30 days following the Closing Date (as such date may be extended from time to time by the Administrative Agent in its reasonable discretion), enter into one or more Cash Management Control Agreements as, and to the extent, required by Section 5.03(b).
(g)    Within one-hundred twenty (120) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the acquisition by a Borrower of any Material Real Property after the Closing Date, upon Administrative Agent’s request:
(i)    The Borrower Agent and the Parent Guarantors will, and will cause each other Borrower to, grant to the Collateral Agent for the ratable benefit of the Secured Parties Mortgages (and, if required by local law, related UCC fixture filings) over any Material Real Property. All such Mortgages (and, if applicable, UCC fixture filings) shall constitute valid and enforceable Liens subject to no other Liens except for Permitted Liens related thereto and, subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement. The Mortgages (and related UCC filings) or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages.
(ii)    In connection with each Mortgage delivered pursuant to clause (i) above, the Administrative Agent shall have received a Mortgage Policy relating to such Mortgage, issued by a title insurer reasonably satisfactory to the Administrative Agent in its Permitted Determination, in an insured amount reasonably satisfactory to the Administrative Agent in its Permitted Determination

insuring the Administrative Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens and, subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Determination, and (2) to include, to the extent applicable and available in the applicable jurisdiction at commercially reasonable rates, supplemental endorsements as reasonably requested by the Administrative Agent in its Permitted Determination provided however, in lieu of a zoning endorsement the Administrative Agent shall accept a zoning report.
(iii)    In connection with each Mortgage delivered pursuant to clause (i) above, to induce the title company to issue the Mortgage Policies referred to in clause (ii) above, the title company shall have received such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower Agent of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies.
(iv)    In connection with each Mortgage delivered pursuant to clause (i) above, the Administrative Agent shall have received either an existing survey together with a no change affidavit sufficient for the title company to remove the standard survey exception and issue the customary survey related endorsements or a new ALTA/ACSM Land Title survey of the relevant Mortgaged Property (and all improvements thereon) in form and substance reasonably acceptable to the Administrative Agent in its Permitted Determination.
(v)    In connection with each Mortgage delivered pursuant to clause (i) above, the Administrative Agent shall have received a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Administrative Agent in its Permitted Determination (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower Agent and applicable Subsidiary and evidence of flood insurance, in the event any improvements are located in a special flood hazard area) in accordance with the Flood Laws.
(vi)    In connection with each Mortgage delivered pursuant to clause (i) above, the Administrative Agent shall have received opinions of counsel for the Loan Parties in the jurisdiction where such Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Determination, and such other documents as the Administrative Agent in its Permitted Determination reasonably requests.
(h)    In the event any perfection steps in respect of any Collateral are taken for the benefit of the lenders or any other secured party in respect of the Exit Term Loans or the Exit Notes, the Borrower Agent shall and shall cause its Restricted Subsidiaries to take the same steps in favor of the Secured Parties.
9.14    [Reserved].
9.15    Landlords’ Agreements, Bailee Letters and Real Estate Purchases. Each Loan Party shall use its reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Inventory of a Loan Party with a book value in excess of $500,000 is stored or located, which agreement or letter shall (unless otherwise agreed to in writing by the Administrative Agent) contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. The Borrower Agent will, and will cause each of the Loan Parties to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located except to the extent that the same are being contested in good faith.
9.16    Inventory. With respect to the Inventory:
(a)    each Loan Party will at all times maintain, and cause each of its Subsidiaries to maintain, records (in all material respects) of Inventory reasonably satisfactory to the Administrative Agent, keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefore and daily withdrawals therefrom and additions thereto;
(b)    each Loan Party will (i) conduct cyclical counts of its Inventory consistent with past practices, and (ii) upon the reasonable request of the Administrative Agent made in its Permitted Determination, conduct a physical count of the Inventory, and, in each case, promptly following such physical inventory count shall supply the Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Administrative Agent concerning such physical count;
(c)    no Loan Party will sell Inventory to any customer on approval, or any other basis outside the ordinary course of business which entitles the customer to return (except for the rights of customers for Inventory which is defective or non-conforming) or may obligate any Loan Party to repurchase such Inventory; and
(d)    each Loan Party will keep the Inventory (other than any immaterial portion thereof) in good and marketable condition (damage by any casualty event excepted).
9.17    Post-Closing Matters. The Borrower Agent and the Parent Guarantors will deliver (or caused to be delivered) to the Administrative Agent or the Collateral Agent, as applicable, each item set forth on Schedule 9.17, within the time period set forth therein, to the extent such item is not delivered on or before the Closing Date.
ARTICLE X

Negative Covenants.
The Borrower Agent and the Parent Guarantors hereby covenant and agree that on and after the Closing Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case are not then due and payable) incurred hereunder and thereunder, are paid in full in cash:
10.01    Restricted Payments.
(a)    The Borrowers and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of any Parent Guarantor’s, any Borrower’s or any of their Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries) or to the direct or indirect holders of any Parent Guarantor’s, the Borrower Agent’s or any of their Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Pyxus Topco) other than dividends or distributions payable to a Parent Guarantor, a Borrower or a Restricted Subsidiary of a Borrower or a Parent Guarantor;
(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower Agent) any Equity Interests of the Borrowers or any direct or indirect parent of the Borrower Agent (including the Parent Guarantors);
(iii)    (A) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (i) any Indebtedness of any Borrower or any Guarantor that is contractually subordinated in right of payment to the ABL Facility or the Guarantees thereof, (ii) any Junior Lien Debt or (iii) any unsecured Indebtedness for borrowed money, in each case, of any Borrower or any Guarantor (excluding, for the avoidance of doubt, to the extent incurred in the ordinary course and in a manner consistent with past practices, any intercompany Indebtedness between or among any Parent Guarantor, any Borrower, any other Guarantor and/or any of their Restricted Subsidiaries), except, in each case, (x) with respect to any contractually subordinated Indebtedness and Junior Lien Debt, payments permitted pursuant to the applicable subordination agreement or Junior Lien Intercreditor Agreement and (y) with respect to unsecured Indebtedness permitted to be incurred under the terms of this Agreement, regularly scheduled payments of interest and principal (including, without limitation, at its Stated Maturity); provided that the provisions of this clause (a)(iii)(A) shall apply only to direct Indebtedness of any Borrower or any Guarantor and shall not be deemed to apply to any Indebtedness of any Restricted Subsidiary that is not a Borrower or Guarantor (including any such Indebtedness guaranteed by any Borrower or any Guarantor) or (B) make any voluntary payment on or with respect to, or voluntarily purchase, redeem, defease or otherwise acquire for value, the Exit Term Loans or the Exit Notes; or
(iv)    make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”); however, the Borrowers, the Parent Guarantors and their Restricted Subsidiaries may make Restricted Investments if, at the time of and after giving effect to such Restricted Investment:
(A)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment;
(B)    Pyxus Topco would, at the time of such Restricted Investment and after giving pro forma effect thereto as if such Restricted Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (calculated as if all payments that would have been due with respect to such Indebtedness were paid and included in Fixed Charges to the extent applicable) pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.03(a) hereof; and

(C)    such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Parent Guarantors, the Borrowers and their Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of paragraph (b) of this Section 10.01), is less than the sum, without duplication of:
(1)    50% of the Consolidated Net Income of the Borrowers and their Subsidiaries for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the Borrowers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(2)    100% of the aggregate net cash proceeds (except to the extent such amounts are used to finance another Restricted Investment permitted pursuant to this Section 10.01) received by Pyxus Topco since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Pyxus Topco or from the issue or sale of convertible or exchangeable Disqualified Stock of Pyxus Topco or convertible or exchangeable debt securities of Pyxus Topco, in each case that have been converted into or exchanged for Qualifying Equity Interests of Pyxus Topco (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Pyxus Topco); plus
(3)    to the extent that any Restricted Investment that was made after the Closing Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of a Borrower or a Parent Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus
(4)    to the extent that any Unrestricted Subsidiary of the Borrower Agent or a Parent Guarantor designated as such on the Closing Date is redesignated as a Restricted Subsidiary after the date hereof, the lesser of (i) the Fair Market Value of the Borrower Agent’s or Parent Guarantor’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date hereof; plus
(5)    50% of any dividends received in cash by a Parent Guarantor, the Borrower Agent or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary of the Borrower Agent or a Parent Guarantor, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower Agent for such period.
(b)    The provisions of Section 10.01(a) hereof will not prohibit:

(i)    the payment of any declared dividend or the consummation of any irrevocable redemption within 60 days after the date of giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;
(ii)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower Agent or a Parent Guarantor) of, Equity Interests of Pyxus Topco (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Pyxus Topco; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(iv)(C)(2) of the preceding paragraph;
(iii)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of a Borrower or a Parent Guarantor to the holders of its Equity Interests on a pro rata basis;
(iv)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Borrower or any Guarantor that is contractually subordinated in right of payment to the Obligations or to any Guarantee thereof with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(v)    so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries held by any current or former officer, director or employee of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate amounts paid under this clause (v) do not exceed $7.5 million in any fiscal year; provided, further, that the amount paid for such repurchase, retirement or other acquisition in any twelve-month period may be increased by an amount not to exceed:
(A)    the cash proceeds from the sale of Qualifying Equity Interests of Pyxus Topco to members of management, directors or consultants of Pyxus Topco, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date hereof to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments or Restricted Investments pursuant to this Section 10.01(b) or to an optional redemption of the Exit Notes pursuant to Section 3.07 of the Exit Notes Indenture (or any analogous provision of any Permitted Refinancing Indebtedness thereof); plus
(B)    the cash proceeds of key man life insurance policies received by the Parent Guarantors, the Borrowers or their Restricted Subsidiaries after the date hereof; and
in addition, cancellation of Indebtedness owing to any Parent Guarantor or the Borrower Agent from any current or former officer, director or employee (or any permitted transferees thereof) of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Pyxus Topco from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(vi)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;
(vii)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Pyxus Topco or any preferred stock of any Restricted Subsidiary of a Borrower or a Parent Guarantor issued on or after the date hereof to the extent such issuance was permitted in accordance with the Fixed Charge Coverage Ratio test set forth in Section 10.03(a), or any other Permitted Debt;
(viii)    payments of cash, dividends, distributions, advances or other Restricted Payments by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of any such Person;
(ix)    so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount, taken together with all Restricted Payments made pursuant to this clause (ix), not to exceed $35.0 million since the Closing Date (and in any case no more than $1.0 million in respect of Restricted Payments of the type specified in clauses (i), (ii) and (iii) of the definition thereof);
(x)    any Restricted Payment of the type specified in clause (iii) of the definition thereof in respect of Indebtedness incurred pursuant to clause (xvii) of the definition of Permitted Debt, solely to the extent permitted by such clause (xvii);
(xi)    any Restricted Payment made to a Borrower, Parent Guarantor or Restricted Subsidiary pursuant to, or used to fund or effect, the Corporate Restructuring Transactions and the payment of fees and expenses related thereto;
(xii)    Permitted Payments to Parent; and
(xiii)    voluntary payments or purchases with respect to the Exit Term Loans and/or the Exit Notes (x) in an aggregate principal amount not to exceed $100,000,000 and (y) otherwise, subject to satisfying the Payment Conditions.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by such Parent Guarantor, such Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 10.01 will be determined by the Board of Directors of the Borrower Agent or any Parent Guarantor whose resolution with respect thereto will be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million. Notwithstanding anything to the contrary and in addition to the foregoing, no Restricted Payments shall be made to any Unrestricted Subsidiaries with ABL Priority Collateral other than cash.

10.02    Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(i)    pay dividends or make any other distributions on its Capital Stock to any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries (except for waiving or deferring in the ordinary course of business subrogation and reimbursement rights in connection with the guarantee obligations permitted pursuant to Section 10.03);
(ii)    make loans or advances to any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries; or
(iii)    sell, lease or transfer any of its properties or assets to any Parent Guarantor, the Borrower Agent or any of their Restricted Subsidiaries.
(b)    The restrictions in Section 10.02 hereof will not apply to encumbrances or restrictions existing under or by reason of:
(i)    agreements governing Existing Indebtedness and the Exit Term Loan Credit Agreement and the Exit Notes Indenture as in effect on the date hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date hereof;
(ii)    this Agreement and the other Loan Documents;
(iii)    agreements governing other Indebtedness permitted to be incurred pursuant to Section 10.03 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (a) the restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not materially affect the Borrowers’ ability to make payments of principal or interest on the Loans, as determined at the time such Indebtedness is incurred in good faith by the senior management of the Borrower Agent;
(iv)    applicable law, rule, regulation or order;
(v)    any instrument governing Indebtedness or Capital Stock of a Person acquired by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi)    customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
(vii)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 10.02(a) hereof;
(viii)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(ix)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(x)    Liens permitted to be incurred under the provisions of Section 10.06 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
(xi)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Borrower Agent’s or Pyxus Topco’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(xii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and
(xiii)    encumbrances or restrictions contained in agreements relating only to one or more Immaterial Subsidiaries.
10.03    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent Guarantors and the Borrower Agent will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrowers and the Parent Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors and Specified Foreign Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Pyxus Topco’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued (and all payments that would have been due with respect to such Indebtedness or preferred stock were paid and included in Fixed Charges to the extent applicable), as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 10.03(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(i)    the incurrence by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Indebtedness and letters of credit under (A) the Exit Term Loan Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (A) not to exceed $213,417,750 and (B) the Exit Notes Indenture in an aggregate principal amount at any one time outstanding under this clause (B) not to exceed an aggregate amount equal to $280,843,751 (and any Permitted Refinancing Indebtedness in respect thereof) (collectively, “Permitted Exit Financing Indebtedness”);
(ii)    the incurrence by the Parent Guarantors, the Borrowers and their Restricted Subsidiaries of the Existing Indebtedness;
(iii)    Indebtedness created hereunder and under the other Loan Documents;
(iv)    the incurrence by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries, in an aggregate principal amount, not to exceed $21.0 million at any time outstanding;
(v)    the incurrence by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 10.03(a) hereof or clauses (ii), (iii), (iv), (v) or (xvii) of this Section 10.03(b);
(vi)    the incurrence by any Borrower, any Parent Guarantor and/or any of their Restricted Subsidiaries of intercompany Indebtedness from the Borrower Agent, any Parent Guarantor and/or any other Restricted Subsidiaries; provided, that any such Indebtedness shall be to the extent owed by the Borrower Agent or any Guarantor, unsecured and expressly subordinated to the prior payment in full in cash of all Obligations or any Guarantee thereof then due hereunder, in the case of the Borrower Agent or in the case of a Guarantor, as applicable; provided, that any such intercompany indebtedness incurred under intercompany notes existing on the Closing Date shall be permitted so long as such intercompany notes are so expressly subordinated within 30 days after the Closing Date; provided, further, that if as of any date any Person other than any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries owns or holds any such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness by such Parent Guarantor, such Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);
(vii)    the issuance by any of the Parent Guarantors’ or any Borrower’s Restricted Subsidiaries to any Parent Guarantor, to any Borrower or to any of their Restricted Subsidiaries of shares of preferred stock; provided however, that:
(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than a Parent Guarantor, a Borrower or a Restricted Subsidiary of a Parent Guarantor or a Borrower; and

(B)    any sale or other transfer of any such preferred stock to a Person that is not either a Parent Guarantor, a Borrower or a Restricted Subsidiary of a Parent Guarantor or a Borrower;
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);
(viii)    the incurrence by any Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(ix)    the incurrence by any Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness owing under documentary or standby letters of credit for the purchase of goods or other merchandise generally;
(x)    (a) Indebtedness in respect of OECD accounts receivable financings with recourse against any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding and (b) non-OECD accounts receivable financings with recourse against any Parent Guarantor or any of their Restricted Subsidiaries (other than a Borrower) in an aggregate amount not to exceed $50.0 million at any time outstanding;
(xi)    the Guarantee by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Indebtedness of any Parent Guarantor, any Borrower or a Restricted Subsidiary of any Parent Guarantor or any Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 10.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(xii)    the incurrence by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
(xiii)    the incurrence by any Parent Guarantor, any Borrower or any of their Restricted Subsidiaries of Indebtedness owing under overdraft facilities in connection with cash management arrangements and other Bank Product Obligations;
(xiv)    the incurrence by any Foreign Subsidiaries of additional Indebtedness in an aggregate amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of (a) $875 million and (b) the sum of (x) 65% of Eligible Inventory, plus (y) 65% of Permitted Advances on Purchases of Tobacco, plus (z) 85% of Eligible Receivables, and any Guarantees of such Indebtedness by the Borrower Agent;
(xv)    unsecured Guarantees by any Parent Guarantor, any Borrower or any Restricted Subsidiary which are incurred in the ordinary course of business in an aggregate amount not to exceed $250.0 million in the aggregate at any time outstanding;
(xvi)    Guarantees by any Parent Guarantor, any Borrower or any Restricted Subsidiary which are incurred in the ordinary course of business for the purpose of carrying unsold tobacco inventories held against Confirmed Orders and other Guarantees by any Parent Guarantor, any Borrower or any Restricted Subsidiary incurred in the ordinary course of business with respect to

Uncommitted Inventories in an aggregate amount not to exceed the amount of such Uncommitted Inventories; and
(xvii)    the incurrence by any Borrower, any Guarantor or any Specified Foreign Subsidiary of unsecured Indebtedness or Junior Lien Debt in an aggregate principal amount not to exceed $50.0 million at any time outstanding.
The Borrower Agent and the Parent Guarantors will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower Agent or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the ABL Facility and the Guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower Agent or any Guarantor solely by virtue of being unsecured or by virtue of being secured on junior priority basis.
For purposes of determining compliance with this Section 10.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above, or is entitled to be incurred pursuant to Section 10.03(a), hereof, the Borrower Agent will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.03. Indebtedness under the Exit Notes Indenture shall be deemed to be incurred under the exception provided by clause (i)(B) of the definition of Permitted Debt and may not be reclassified. Indebtedness under the Exit Term Loan Credit Agreement may be incurred solely under clause (i)(A) of the definition of Permitted Debt and may not be reclassified.
The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower Agent as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 10.03, the maximum amount of Indebtedness that any Parent Guarantor, any Borrower or any Restricted Subsidiary may incur pursuant to this Section 10.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(i)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(ii)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
10.04    Merger, Consolidation or Sale of Assets. Neither any Borrower nor any Parent Guarantor will, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not such Borrower or such Parent Guarantor is the surviving Person), or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Pyxus Topco and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, including in a winddown or liquidation, to another Person, unless:
(a)    a Borrower, a Parent Guarantor or a Loan Party (including any Person becoming a Loan Party concurrently with the consummation of such transaction (i) pursuant to documentation reasonably acceptable to the Administrative Agent, (ii) to the extent that Agent has received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act with respect to such Person, and (iii) such Person is otherwise reasonably acceptable to the Administrative Agent) is the surviving corporation or Person;
(b)    immediately after such transaction, no Default or Event of Default exists;
(c)    to the extent a Loan Party is formed for the purpose of such merger or consolidation, then such Loan Party is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and
(d)    the Borrower, the Parent Guarantor or the Loan Party formed by or surviving any such consolidation or merger (if other than such Borrower or such Parent Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made: would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness (calculated as if all payments that would have been due with respect to such Indebtedness were paid and included in Fixed Charges to the extent applicable) pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.03(a) hereof or (b) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Pyxus Topco for such four-quarter period.
In addition, Pyxus Topco will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
This Section 10.04 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among one or more Borrowers, Parent Guarantors and/or their Restricted Subsidiaries to the extent otherwise not prohibited hereunder. Clause (b) or (d) of the first paragraph of this Section 10.04 will not apply to any merger or consolidation of a Borrower or a Parent Guarantor:
(1)    with or into one of its Restricted Subsidiaries for any purpose; or

(2)    with or into an Affiliate solely for the purpose of reincorporating any Borrower or any Parent Guarantor in another jurisdiction.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of a Borrower or a Parent Guarantor in a transaction that is subject to, and that complies with the provisions of, this Section 10.04, the successor Person formed by such consolidation or into or with which such Borrower or such Parent Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such “Borrower” or such “Parent Guarantor” shall refer instead to the successor Person and not to such Borrower or such Parent Guarantor, as applicable), and may exercise every right and power of such Borrower or such Parent Guarantor, as applicable, under this Agreement with the same effect as if such successor Person had been named as such Borrower or such Parent Guarantor, as applicable, herein; provided, however, that the predecessor Borrower or Parent Guarantor, as applicable, shall not be relieved from the obligation to pay the principal of and interest on the Loans and other Obligations except in the case of a sale of all of such Borrower’s or such Parent Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, this Section 10.04.
10.05    Transactions with Affiliates. The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, enter into any transaction or series of transactions with any officer, director, shareholder or Affiliate other than (a) transactions between the Borrowers, the Guarantors and/or any of their Restricted Subsidiaries in the ordinary course of business and consistent with past practices as of the date hereof to the extent otherwise permitted under this Agreement, (b) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (c) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding, (d) the Corporate Restructuring Transactions and the payment of all fees and expenses related to the Corporate Restructuring Transactions, (e) any corporate restructuring transaction involving solely Foreign Subsidiaries and not otherwise prohibited by this Agreement and (f) tax sharing agreements between the Borrowers, the Guarantors and/or any of their Restricted Subsidiaries which provide for payments that would be permitted under this Agreement as Tax Payments if such payments were made as dividends or similar distributions.
10.06    Liens. The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired.
10.07    Business Activities.
(a)    The Borrower Agent and the Parent Guarantors will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by it and its Restricted Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto. Notwithstanding the foregoing, the sale, manufacture, or distribution of (and the financing or funding any sale, manufacture or distribution of) hemp and/or cannabis, or otherwise engaging directly or indirectly in the hemp and/or cannabis business shall not be permitted at any time as businesses of the Borrower Agent, Parent Guarantors or any of their Restricted Subsidiaries.

(b)    The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to (i) except in accordance with such Person’s ordinary course of business and consistent with reasonable business judgment, rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Administrative Agent, except to the extent that such rescission, cancellation, modification, adjustment, extension, renewal, compromise, or settlement, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) except to the extent otherwise permitted by this Agreement or the Pledged and Security Agreement, do anything to impair the rights of the Administrative Agent or the Collateral Agent in the Accounts or Contracts.
10.08    Asset Sales. The Borrower Agent and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:
(a)    a Parent Guarantor or a Borrower (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(b)    at least 75% (100% in the case of lease payments) of the consideration received in the Asset Sale by such Parent Guarantor, such Borrower or such Restricted Subsidiary is received in the form of cash or Cash Equivalents; provided, however, that in the event of an Asset Sale of any property or assets of Pyxus Topco that are surplus from the standpoint of Pyxus Topco as a whole, in the good faith determination of the Board of Directors of Pyxus Topco (as evidenced by a resolution of such Board of Directors set forth in a certificate of a Responsible Officer delivered to the Administrative Agent), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(i)    any liabilities, as shown on Pyxus Topco’s most recent consolidated balance sheet, of any Parent Guarantor, any Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the ABL Facility or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases such Parent Guarantor, such Borrower or such Restricted Subsidiary from or indemnifies against further liability;
(ii)    any securities, notes or other obligations received by any Parent Guarantor, any Borrower or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by such Parent Guarantor, such Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;
(iii)    net proceeds from an Asset Sale applied to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of a Borrower or a Parent Guarantor, it shall be or become a Restricted Subsidiary of a Borrower or a Parent Guarantor; and
(iv)    net proceeds from an Asset Sale applied to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (which, for the avoidance of doubt, shall not include Cash Equivalents).

10.09    Use of Proceeds.
(a)    The Borrowers will not use the proceeds of any Loan, whether directly or indirectly, in a manner inconsistent with the uses set forth in Section 8.09.
(b)    The Borrowers will (i) not contribute or otherwise make available the proceeds of any Loan hereunder, directly or indirectly, to any person or entity (whether or not related to the Borrowers any Parent Guarantor or any of their Subsidiaries or member of its group of companies) for the purpose of financing the activities of any Sanctioned Person, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise, to the knowledge and belief of the Borrower Agent, cause any person to be in breach of Sanctions; (ii) not fund all or part of any repayment of any Loans or Obligations hereunder out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; and (iii) ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of any Loan from being used contrary to clause (i) above.
10.10    Financial Covenants.
(a)    Fixed Charge Coverage Ratio.    Subsequent to the date of receipt by Administrative Agent of the audited financial statements required to be delivered pursuant to Section 9.03(c) for the Fiscal Year ending March 31, 2023, upon the occurrence of a Dominion Period Trigger, Pyxus Topco shall not permit the Fixed Charge Coverage Ratio, tested for Pyxus Topco on a consolidated basis: (a) for the Test Period ending on the last day of the most recent Fiscal Quarter ending prior to the occurrence of such Dominion Period Trigger, and (b) for each Test Period ending on the last day of a Fiscal Quarter during a Dominion Period to, in each case, be less than 1.10 to 1.00. For the avoidance of doubt, upon the occurrence of a Dominion Period Trigger, the Fixed Charge Coverage Ratio shall be tested for the most recent Fiscal Quarter ending prior to such Dominion Period Trigger, the Fiscal Quarter in which the Dominion Period Trigger occurred, and any Fiscal Quarter thereafter to the extent a Dominion Period is continuing on the last day of such Fiscal Quarter.
(b)    Domestic Availability. At all times prior to the date of receipt by Administrative Agent of the audited financial statements required to be delivered pursuant to Section 9.03(c) for the Fiscal Year ending March 31, 2023, Borrowers shall cause Domestic Availability to be not less than $20,000,000.
10.11    Fiscal Year. Each of the Loan Parties will not, nor will it permit any Subsidiaries to, change its fiscal year.
10.12    No Additional Deposit Accounts; etc. The Borrower Agent and the Parent Guarantors will not, and will not permit any other Loan Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Concentration Accounts set forth on Part A of Schedule 10.12, (b) the Collection Accounts set forth on Part B of Schedule 10.12, (c) the Disbursement Accounts set forth on Part C of Schedule 10.12, (d) the other Deposit Accounts set forth on Part D of Schedule 10.12 and (e) the Excluded Deposit Accounts set forth on Part E of Schedule 10.12; provided that any Borrower or any other Loan Party may open a new Concentration Account, Collection Account, Disbursement Account, other Deposit Account or Excluded Deposit Account not set forth in such Schedule 10.12 or redesignate the status of an existing Concentration Account, Collection Account, Disbursement Account, other Deposit Account or Excluded Deposit Account, so long as (i) prior to opening or redesignating any such account (i) the Borrower Agent has delivered an updated Schedule 10.12 to the Administrative Agent listing such new account and (ii) prior to opening a new

Concentration Account, Collection Account, Disbursement Account or other Deposit Account (other than an Excluded Deposit Account), and within 30 days after redesignating a new Concentration Account, Collection Account, Disbursement Account or other Deposit Account (other than an Excluded Deposit Account), the financial institution with which such account is opened or redesignated, together with the applicable Loan Party which has opened such account and the Collateral Agent have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent on or prior to such date (as such date may be extended by the Administrative Agent in its sole discretion).
10.13    Sanctions and Other Anti-Terrorism Laws. No Loan Party or any of its Subsidiaries will: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or Agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) repay the Loans with Embargoed Property or funds derived from any unlawful activity; (c) permit any Collateral to become Embargoed Property; or (d) cause the Administrative Agent or any Lender to violate any Anti-Terrorism Law.  Further, no Loan Party or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, will directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction.

ARTICLE XI

Events of Default.
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.01    Payments. The Borrower Agent shall (a) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any fees or any other amounts owing hereunder or under any other Loan Document; or
11.02    Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or any respect, to the extent qualified by materiality or Material Adverse Effect) on the date as of which made or deemed made; or
11.03    Covenants. Any Parent Guarantor, the Borrower Agent or any of their Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g) and (j), 5.03(b), 9.04 (solely with respect to the existence of the Borrowers), or Article X or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 or 11.02 or clause (a) or (b) above) and such default shall continue unremedied for a period of thirty days after the earlier of (i) the date on which such default shall first become known to any Responsible Officer of the Borrower Agent or any other Loan Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders; or

11.04    Default under Other Agreements. (a) Any Parent Guarantor, the Borrower Agent or any of their Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its Stated Maturity (and, in the case of any Indebtedness listed on Schedule 11.04, such default, event or condition continues uncured for a period of 15 days), or (b) any Indebtedness (other than the Obligations) of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries shall be declared to be (or shall become) due and payable prior to the Stated Maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount.
11.05    Bankruptcy, etc. Any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case (including an expropriation, attachment, sequestration, distress or execution or an analogous process in any jurisdiction affecting any assets of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries) is commenced against any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries), and the petition, claim or process in the case of an involuntary case is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), liquidator, receiver, administrative receiver, administrator, reconstructor, compulsory manager, or other similar officer is appointed for, or takes charge of, all or substantially all of the property of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries), to operate all or any substantial portion of the business of any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries), or any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, creditor voluntary arrangement, receivership, composition, compromise, assignment or similar arrangement with creditors by reason of actual or anticipated financial difficulties or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries), or there is commenced against any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief, moratorium or other order approving any such case or proceeding is entered; or any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) makes a general assignment for the benefit of creditors; or any Business action is taken by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries (other than Immaterial Subsidiaries) for the purpose of effecting any of the foregoing; or
11.06    ERISA. (a) One or more ERISA Events shall have occurred;
(b)    there is or arises an actual Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c)    any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or
(d)    there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any Parent Guarantor, the Borrower Agent, any Subsidiary of a Parent Guarantor or the Borrower Agent or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;
(e)    and the liability of any or all of any Parent Guarantor, the Borrower Agent, any Subsidiary of a Parent Guarantor or the Borrower Agent and the ERISA Affiliates contemplated by the foregoing clauses 11.06(a), (b), (c) and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or
11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties (other than pursuant to the terms hereof) a perfected security interest in, and Lien on, all of the Collateral covered thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except as permitted by Section 10.06), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or
11.08    Guaranties. The Guarantee Agreement or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee Agreement or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee Agreement; or
11.09    Judgments. One or more judgments or decrees shall be entered against the Parent Guarantors, any Borrower or any Subsidiary (other than an Immaterial Subsidiary) of a Parent Guarantor or the Borrower Agent involving in the aggregate for the Parent Guarantors, the Borrowers and their Subsidiaries (other than Immaterial Subsidiaries) a liability (to the extent not paid or not covered by a reputable and solvent insurance company) equal to or greater than the Threshold Amount, and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty consecutive days; provided however that to the extent any judgment or decree shall be entered against the Borrowers (or any Borrower) involving an aggregate amount in excess of $5,000,000 and such judgment or decree shall result in the entry of a judgment Lien on the ABL Priority Collateral that has, or would after a period of time, have priority over the Lien in favor of Administrative Agent on the ABL Priority Collateral securing the Obligations, then Lenders shall not have any obligation to make any Revolving Loans or issue any Letter of Credit until such Lien is satisfied or terminated.
11.10    Change of Control. A Change of Control shall occur; or
11.11    Intercreditor Agreements. The Intercreditor Agreements or any material provision thereof shall cease to be in full force or effect (except in accordance with its terms), any Loan Party thereto shall deny or disaffirm their respective obligations thereunder; then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent or the Collateral Agent, as applicable, at the direction of the Required Lenders shall, by notice to the Borrower Agent, take any or all of the following actions, at the same or different times, without prejudice to the rights of any Agent or any

Lender to enforce its claims against any Loan Party (provided that, if any Event of Default specified in Section 11.05 shall occur with respect to the Borrower Agent, the result which would occur upon the giving of notice by the Administrative Agent as specific in clause (b) below shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any Unused Line Fee shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Exit Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) direct the Borrower Agent to pay (and the Borrower Agent agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower Agent, it will pay) to the Collateral Agent such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower Agent and then outstanding; (e) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (f) enforce the Guarantee Agreement; and (g) apply any cash collateral held by the Collateral Agent pursuant to Section 5.02 to the repayment of the Obligations.
ARTICLE XII

The Administrative Agent and the Collateral Agent.
12.01    Appointment. The Lenders hereby irrevocably designate and appoint PNC Bank, National Association as Administrative Agent and as Collateral Agent to act as expressly set forth herein and in the other Loan Documents to which each such Agent is a party, as applicable. Each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents to which such Agent is a party, and any instruments or agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their respective duties hereunder or under the other Loan Documents by or through its officers, directors, Agents, employees or affiliates. It is understood and agreed that the use of the term “Administrative Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.02    Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents to which such Agent is a party. Notwithstanding any other provision of the Loan Documents, no Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances) or the Administrative Agent or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agents shall be deemed not to have knowledge of any Default or Event of Default or any Dominion Period unless and until notice describing such event is given to a responsible officer of such Agent in writing by the Borrower Agent or a Lender, referring to this Agreement, describing such event and stating that such notice is a “notice of default”.

Without limiting the generality of the foregoing, (a) the duties of the Agents shall be mechanical and administrative in nature; (b) the Agents shall not have by reason of this Agreement or any other Loan Document have a fiduciary relationship in respect of any Lender or any other Person, and the Agents shall not be subject to any fiduciary or other implied duties regardless of whether a Default or Event of Default has occurred and is continuing; (c) nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein; (d) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which such Agent is as party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and (e) except as expressly set forth herein and in the other Loan Documents to which an Agent is a party, such Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Agent or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
12.03    Lack of Reliance on the Administrative Agent. Independently and without reliance upon any Agent, each Lender and each Issuing Lender, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrower Agent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Borrower Agent and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agents shall not be responsible for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower Agent or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower Agent or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
12.04    Certain Rights of the Agents. Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Loan Documents, such Agent may seek the written direction of the Required Lenders or the Administrative Agent (which written direction may be in the form of an email), and such Agent is entitled to rely (and is fully protected in so relying) upon such direction. If any Agent shall request instructions from the Required Lenders or the Administrative Agent with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders or the Administrative Agent; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor any Issuing Lender shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders or the Administrative Agent. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the direction of the Required Lenders or the Administrative Agent shall apply and be sufficient for all purposes.
Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-Agents appointed by such Agent. Such Agent and any such sub- Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub- Agent and to the Related Parties of such Agent and any such sub- Agent. The Agents shall not be responsible for the action or inaction or the supervision, negligence or misconduct of any sub-Agents that they select with due care.
Each Lender authorizes and directs each Agent to enter into the Loan Documents to which it is a party on the date hereof on behalf of and for the benefit of the Lenders.
No Agent shall be required to use, risk or advance its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or the exercise of any of its rights and powers under the Loan Documents.
In no event shall any Agent be liable for any consequential, indirect, punitive or special loss or damage of any kind whatsoever (including loss of profit) relating to its performance of its duties under this Agreement or any other Loan Document irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Agent be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.
Delivery of reports, documents and other information to an Agent is for informational purposes only and such Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to an Agent and other publicly available information shall not constitute actual or constructive knowledge.
If at any time an Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Loan Documents, each Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Prior to any payment, distribution or transfer of funds by an Agent to any Person under the Loan Documents, the payee shall provide to such Agent such documentation and information as may be requested by such Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). The Agents shall have no duty, obligation or liability to make any payment to any Person unless they have timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to such Agent.
Each Agent may, in its discretion, invest in Cash Equivalents any funds held by such Agent under the Loan Documents. Absent such investment, funds in any account held by the Administrative Agent or the Collateral Agent under the Loan Documents shall remain uninvested. Neither the Administrative Agent nor the Collateral Agent shall be liable for any loss, including without limitation any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Loan Documents.
Notwithstanding anything else to the contrary herein or in the other Loan Documents, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood and agreed that such Agent shall be acting at the direction of the Required Lenders or the Administrative Agent and shall be fully protected in acting pursuant to such directions. In all cases the Agents shall be fully justified in failing or refusing to take any such action under the Loan Documents if they shall not have received such direction, instruction, advice or concurrence.
The Administrative Agent shall act as the withholding agent under this Agreement with respect to U.S. withholding only (and in no event shall the Administrative Agent have any duty, obligation or liability with respect to the withholding laws or requirements of any other country). The Administrative Agent shall have the right to withhold amounts from any payments under the Loan Documents, and shall not be liable for such withholding, as required to comply with applicable law. PNC Bank, National Association, both in its individual capacity and in its capacity as the Administrative Agent and Collateral Agent, shall have no liability to the Loan Parties, the Lenders or any other Person in connection with any tax withholding amounts paid or withheld pursuant to applicable law arising from any Loan Party’s or a Lender’s failure, as applicable, to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this Agreement.
12.05    Reliance. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document (including any electronic message, Internet or intranet website posting or other distribution) or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person. The Agents may consult with legal counsel (who may be counsel for the Borrower Agent), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.
12.06    Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all fees, liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.07    Each Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, if any, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its individual capacity, if applicable. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
12.08    [Reserved].
12.09    Resignation by any Agent. (a) Any Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower Agent. Any such resignation by an Agent hereunder shall also constitute its resignation as an Issuing Lender, if applicable, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)    Upon any such notice of resignation by an Agent, the Required Lenders shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower Agent, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower Agent’s approval shall not be required if an Event of Default then exists).
(c)    If a successor Agent shall not have been so appointed within thirty (30) days of the resigning Agent’s notice of resignation, such Agent, with the consent of the Borrower Agent (which consent shall not be unreasonably withheld or delayed, provided that the Borrower Agent’s consent shall not be required if an Event of Default then exists), may (but shall not be obligated to) appoint a successor Agent who shall serve as Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
(d)    If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nevertheless become effective (the effective date of resignation pursuant to paragraph (b), (c) or this (d), as applicable, the “Resignation Effective Date”) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral as bailee for the benefit of the Secured Parties until such time as a successor Collateral Agent is appointed or deposit such security with a court of competent jurisdiction (at the expense of the Borrowers)).
(e)    If the Person serving as an Agent is a Defaulting Lender pursuant to clause (ii) of the definition of Lender Default, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Agent and such Person remove such Person as Agent and, in consultation with the Borrower Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(f)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral as bailee for the benefit of the Secured Parties until such time as a successor Collateral Agent is appointed or deposit such security with a court of competent jurisdiction (at the expense of the Borrowers)), and all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity, fee or expense payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged as set forth above). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Agent and such successor.
(g)    Upon a resignation of an Agent pursuant to this Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XII and Section 13.01 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent hereunder.
(h)    Any Person into which an Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any Person succeeding to the business of an Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
12.10    Collateral Matters.
(a)    Each Lender authorizes and directs the Administrative Agent and/or the Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreements for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the

Intercreditor Agreements or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized (but shall not be obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
(b)    Subject to the terms of the Intercreditor Agreements, upon the closing of any sale, transfer or other disposition of all of the Equity Interests of any Subsidiary Guarantor permitted pursuant to Section 10.04 or Section 10.08, (1) the obligations of such Subsidiary Guarantor pursuant to the Guarantee Agreement shall automatically be discharged and released without any further action by any Agent or any Lender, (2) the Administrative Agent and the Lenders will, upon the reasonable request and at the sole expense of the Borrowers, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty, (3) the Collateral Agent shall release to the Borrower Agent or a Parent Guarantor, as applicable, without representation, warranty or recourse, express or implied, the pledged Equity Interests issued by such Subsidiary Guarantor and any pledged Equity Interests issued by any other Subsidiary, as applicable, held by such Subsidiary Guarantor, (4) the Collateral Agent shall release its security interest in all Collateral of such Subsidiary and (5) the Collateral Agent will, upon the request and at the sole expense of the Borrowers, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may reasonably be required to evidence such release. Upon receipt by the Collateral Agent of a written request of the Borrower Agent, the Collateral Agent is hereby authorized (but shall not be obligated) to execute and enter into, and if satisfactory in form and substance to the Collateral Agent, shall execute and enter into, without further consent of any Lender, any Security Document to be executed after the Closing Date (including, without limitation, in connection with the Corporate Restructuring Transactions or any of them).
(c)    [Reserved].
(d)    [Reserved].
(e)    The Lenders, the Issuing Lenders and the other Secured Parties hereby authorize and direct the Administrative Agent and/or the Collateral Agent, as applicable, to release any Lien granted to or held by any Agent, as applicable, upon any Collateral, (1) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit) and payment in full in cash and satisfaction of all of the Obligations (other than inchoate indemnification obligations and Secured Hedging Obligations as to which other arrangements reasonably satisfactory to the relevant Secured Party shall have been made) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (2) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a Person other than the Borrower Agent or any Guarantor, and upon consummation by any Parent Guarantor, the Borrower Agent or any Subsidiary of any such sale, transfer or other disposition, any Lien granted by such Parent Guarantor, the Borrower Agent or such Subsidiary under the Loan Documents on such Collateral shall automatically be discharged and released, and (3) that is released in accordance with the terms and conditions of the Pledge and Security Agreement, and in all such cases the Collateral Agent and the Lenders will, upon the request and at the sole expense of the Borrowers, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent and the Required Lenders which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(f)    Upon request by any Agent at any time, the Borrower Agent shall deliver a certificate to such Agent stating that any sale, transfer or other disposition described in this Section 12.10 is permitted under the Loan Documents. Upon request by any Agent at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations, in each case pursuant to this Section 12.10. The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(g)    Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent and the Collateral Agent in this Section 12.10 or in any of the Security Documents or other Loan Documents.
(h)    In the event that an Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in such Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any environmental laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any applicable law, such Agent reserves the right, instead of taking such action, either to resign as an Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver (at the expense of the Borrowers). No Agent will be liable to any Person for any environmental liability or any environmental claims or contribution actions under any Environmental Law by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
(i)    The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for the account of other customers in similar transactions. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its rights and powers. Except for reasonable care and preservation of the Collateral in its possession (as described above) and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto.
(j)    Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, neither the Administrative Agent nor the Collateral Agent shall have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; (iii) take any action to protect against any diminution in value of the Collateral; or (iv) insure the Collateral or pay taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

12.11    Delivery of Information. No Agent shall be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by such Agent from any Loan Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except as specifically provided in this Agreement or any other Loan Document.
12.12    Erroneous Payments.
(a)    If Administrative Agent notifies a Lender, Issuing Lender, any other Secured Party or any other Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other Person, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or Collateral Agent (or any of their Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or Collateral Agent, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or Collateral Agent, as applicable, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or such other Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Lender or Secured Party shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).
(c)    Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender, Issuing Lender or other Secured Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, Issuing Lender or other Secured Party at any time, (i) such Lender, Issuing Lender or other Secured Party shall be deemed to have assigned the Obligations owing to it (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Obligations, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, and is hereby (together with the Loan Parties) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent, as the assignee Lender, shall be deemed to acquire such Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent, as the assignee Lender, shall become a Lender, Issuing Lender or other Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, Issuing Lender or other Secured Party shall cease to be a Lender, Issuing Lender or other Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, Issuing Lender or other Secured Party, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the applicable Obligations subject to the Erroneous Payment Deficiency Assignment. Subject to Section 13.04, the Administrative Agent may, in its discretion, sell any Obligations acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuing Lender or other Secured Party shall be reduced by the net proceeds of the sale of such Obligations (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Lender or other Secured Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender, Issuing Lender or other Secured Party and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold any Obligations (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or other Secured Party under the Loan Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Loan Party for the purpose of making a payment on the Obligations; provided that this Section 12.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, the termination of all of the Commitments and/or the Payment in Full of the Obligations.
ARTICLE XIII

Miscellaneous.
13.01    Payment of Expenses, etc. The Borrowers hereby agree to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (including Expenses) of (i) the Administrative Agent and the Collateral Agent (including, without limitation, the reasonable fees and disbursements of Blank Rome LLP and the Administrative Agent’s and Collateral Agent’s one local counsel in each applicable jurisdiction (if applicable) and, in the case of the UK Security Documents to be executed in connection with the Closing Date, one additional local counsel, and consultants and the fees and expenses in connection with the appraisals and collateral examinations required pursuant to Section 9.01(l)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case, without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent, the Collateral Agent and after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (b) pay and hold the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, transfer, sales and use, value added, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements and all fees, expenses and costs incurred by any Indemnified Person in connection with any dispute, action, claim or suit brought to enforce the right to indemnification) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not he Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transaction contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents (including without limitation any amount payable by an Agent to a bank under a control agreement, including any amount for fees, expenses or indemnification of the bank), or (ii) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, or any Environmental Claim related in any way to any Parent Guarantor, the Borrower Agent, any of their Subsidiaries or any Real Property at any time owned, leased or operated by any Parent Guarantor, the Borrower Agent or any of their Subsidiaries, provided that indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnified Person or (2) a material breach of the obligations under this Agreement of such Indemnified Person or any of such Indemnified Person’s Affiliates or of any of its or their respective officers, directors, employees, Agents, advisors or other representatives of the foregoing under this Agreement to the extent caused by such Indemnified Person’s gross negligence, bad faith or willful misconduct or (y) result from any proceeding (other than a proceeding by or against the Administrative Agent or the Collateral Agent acting in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, Agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission of a Loan Party or any of its Affiliates. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
To the full extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transaction contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transaction contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In addition, the Borrowers agree to reimburse the Administrative Agent for all reasonable third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.
13.02    Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of such Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any Parent

Guarantor, the Borrower Agent or any of their Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to such Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including Approved Electronic
Communication) and mailed, telecopied, emailed, or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule 13.03 or in any Assignment and Acceptance pursuant to which such Lenders shall have become a party hereto; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Loan Party or the Agents, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower Agent and the Administrative Agent. All such notices and communications shall, when mailed, emailed, or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by email, except that notices and communications to the Administrative Agent, the Collateral Agent and the Borrower Agent shall not be effective until received by the Administrative Agent, the Collateral Agent or the Borrower Agent, as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Approved Electronic Communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    The parties agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform (as defined below) or through Approved Electronic Communications. To the extent applicable, the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower Agent, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower Agent’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower Agent pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, the Collateral Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform. “Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
13.04    Benefit of Agreement; Assignments; Participations.
(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Loan Party shall assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) or all or substantially all of the value of the Guarantees supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation. The Borrowers agrees that each participant shall be entitled to the benefits of Sections 3.06 and 5.04 (subject to the requirements and limitations therein, including the requirements under Sections 5.04(e) and (f) (it being understood that the documentation required under Section 5.04(e) shall be delivered to the participating Lender and the information and documentation required under Section 5.04(f) will be delivered to the Borrower Agent and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.06 and 5.04 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower Agent, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrower Agent may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender

(or, upon such assigning Lender’s indemnifying the Borrower Agent for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii) so long as no Event of Default then exists, the consent of the Borrower Agent shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (iv) the consent of each Issuing Lender shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor) and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Administrative Agent and the Borrower Agent the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 5.04(e) to the extent such forms would provide a complete exemption from or reduction in United States withholding Tax and to determine whether or not such Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.11, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower Agent shall not be obligated to pay such increased costs (although the Borrower Agent, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a Collateral Agent providing credit or credit support to such Lender in support of its obligations to such trustee, such Collateral Agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
(d)    Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.
13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
13.06    Payments Pro Rata.
(a)    Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Unused Line Fee or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
13.07    Calculations; Computations.
(a)    (i) If, following a change in GAAP, the Borrower Agent notifies the Administrative Agent that it wishes to amend any financial term as used in the definition of Fixed Charge Coverage Ratio to eliminate the effect of any such change in GAAP on the calculation of such financial term (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders wish to amend any financial term as used in the definition of Fixed Charge Coverage Ratio to eliminate such change), then such financial term shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such financial term is amended in a manner satisfactory to the Borrower Agent and the Required Lenders and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis.

(b)    All computations of interest, Unused Line Fee and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that (x) in the case of Letter of Credit Fees and Fronting Fees, the last day shall be included and (y) in the case of Fronting Fees, the first day shall be excluded) occurring in the period for which such interest, Unused Line Fee or Fees are payable.
13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL (EXCEPT AS OTHERWISE PERMITTED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AGENT AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER AGENT IN ANY OTHER JURISDICTION.
(b)    EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower Agent and the Administrative Agent. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
13.10    Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (i) the Borrower Agent, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office and (ii) the conditions contained in Article VI have been met to the reasonable satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Closing Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release the Borrower Agent from any liability for failure to satisfy one or more of the applicable conditions contained in Article VI, other than any condition that must be satisfied to the Administrative Agent’s satisfaction or other subjective standard of similar effect). The Administrative Agent will give the Borrower Agent and each Lender prompt written notice of the occurrence of the Closing Date.
13.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12    Amendment or Waiver; etc.
(a)    Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than in accordance with Sections 2.15 and 2.16) unless such change, waiver, discharge or termination is in writing signed by the Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added hereto (and annexes may be modified to reflect such additions)), and Subsidiaries of the Borrower Agent and the Parent

Guarantors may be released by the Administrative Agent from, the Guarantee Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to the following clause (i), a Defaulting Lender with Obligations being directly affected in the case of following clause (i)):
(i)    extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i));
(ii)    release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Loan Documents) or release all or substantially all of the value of the Guaranty made by the Guarantors (except as expressly provided in the Loan Documents);
(iii)    amend, modify or waive or have the effect of amending, modifying or waiving any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Closing Date) or Section 13.06;
(iv)    reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Closing Date);
(v)    increase the advance rates applicable to the Borrowing Base over those in effect on the Closing Date (it being understood that the adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates);
(vi)    consent to the release, assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;
(vii)    amend, modify or waive or have the effect of amending, modifying or waiving the application of payments set forth in Sections 5.03(c) or 13.06 hereof or Section 16 of the Pledge and Security Agreement;
(viii)    subordinate the Liens granted for the benefit of the Secured Parties in respect of all or substantially all of the Collateral under any of the Security Documents except to the extent provided in the Intercreditor Agreements;
provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Article III or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Article XII or any other provision of this Agreement or any other Loan Document as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of the Collateral Agent, amend, modify or waive any provision of Article XII or any other provisions of this Agreement or any other Loan Documents relating to the rights or obligations of the Collateral Agent, (5) without the consent of the Required Lenders, amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts and Eligible Inventory (including, in each case, the defined terms used therein).
(b)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (viii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower Agent shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided that the Borrower Agent shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower Agent, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender) if (i) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full in case of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Agent (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)    Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower Agent without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel or (ii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the resignation or removal of any Agent, the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower Agent shall not be obligated to pay such increased costs (although the Borrower Agent shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
13.15    Register. The Borrowers hereby designate the Administrative Agent to serve as their Administrative Agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of (and stated interest on) the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Acceptance to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan to the Borrowers, and thereupon one or more new Notes in the same aggregate principal amount shall be issued by the Borrowers to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.
13.16    Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its commercially reasonable efforts to maintain (other than to its employees, auditors, advisors, counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) the confidentiality of any information with respect to the Parent Guarantors, the Borrower Agent or any of their Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(b) by the respective Lender, (ii) as may be required or appropriate in respect of any audit or examination conducted by bank accountants or any Governmental

Authority exercising examination or bank regulatory authority or other regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory) or in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 and (viii) for purposes of establishing a “due diligence” defense.
(b)    The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to any Parent Guarantor, the Borrowers or any of their Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Parent Guarantors, the Borrower Agent and their Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
13.17    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective affiliates, on the other. The Loan Parties acknowledge and agree that: (i) the transaction contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transaction between the Lenders, on the one hand, each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transaction contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the Administrative Agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transaction and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
13.18    Patriot Act.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.
13.19    OTHER LIENS ON COLLATERAL; TERMS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT; ETC.
(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE EXIT NOTES DOCUMENTS, THE EXIT TERM LOAN DOCUMENTS AND ANY PERMITTED REFINANCING INDEBTEDNESS IN RESPECT THEREOF, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT.
(c)    THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE AGENTS NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT.

13.20    OTHER LIENS ON COLLATERAL; TERMS OF JUNIOR LIEN INTERCREDITOR AGREEMENT; ETC.
(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SECURED NOTES DOCUMENTS AND REFINANCING SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS (OTHER THAN THE ABL/TERM LOAN/NOTES INTERCREDITOR AGREEMENT), THE PROVISIONS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE JUNIOR LIEN INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT.
(c)    THE PROVISIONS OF THIS SECTION 13.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE JUNIOR LIEN INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE AGENTS NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT.
13.21    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower Agent. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
13.22    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
The following terms shall for purposes of this Section 13.22 have the meanings set forth below:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
13.23    Judgment Currency.
(a)    Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by a nationally known third party dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining any rate of exchange for this Section 13.23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.24    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may, with the consent of Administrative Agent, exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Agent and such Lender.
13.25    Intercreditor Agreements. This Agreement and the provisions of each other Loan Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreements. The Loan Parties consent to, and agree to be bound by, the terms of each Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Lender (a) consents to the subordination of Liens provided for in the ABL/Term Loan/Notes Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL/Term Loan/Notes Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent and the Administrative Agent to enter into the ABL/Term Loan/Notes Intercreditor Agreement as Collateral Agent and Administrative Agent, respectively, and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders under the Credit Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the ABL/Term Loan/Notes Intercreditor Agreement.
13.26    Borrowing Agency
(a)    Each Borrower hereby irrevocably designates Borrower Agent to be its agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication), to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuing Lender upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Loan Documents, all on behalf of and in the name of such Borrower or the Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Agent.
(b)    The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither Administrative Agent nor any Lender shall incur liability to the Borrowers as a result thereof. To induce Administrative Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Administrative Agent and each Lender and holds Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from Borrower Agent or any other action taken by Administrative Agent or any Lender with respect to this Section 13.26 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).
(c)    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by

Administrative Agent or any Lender to any Borrower, failure of Administrative Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Administrative Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent or any Lender to the other Borrower or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
(d)    Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrower’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Revolving Credit Commitments, the termination of this Agreement and the payment in full of the Obligations
(e)    The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of Borrower Agent and each of the other Borrowers. Each Borrower expects to derive benefit (and the board of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Loan Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.
* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address	BORROWERS:

8001 Aerial Center Parkway Morrisville, North Carolina 27560 Attention: Telephone No.: Facsimile: 919-379-4131	PYXUS HOLDINGS, INC.
	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory

ALLIANCE ONE INTERNATIONAL, LLC
8958 West Marlboro Road Farmville, NC 27828 Attention: Telephone No.: Facsimile:	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory
8958 West Marlboro Road Farmville, NC 27828 Attention: Telephone No.: Facsimile:	ALLIANCE ONE NORTH AMERICA, LLC
	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory
2305 Baldree Road Wilson, NC 27893 Attention: Telephone No.: Facsimile:	ALLIANCE ONE SPECIALTY PRODUCTS, LLC
	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory

PARENT GUARANTORS:

8001 Aerial Center Parkway Morrisville, North Carolina 27560 Attention: Telephone No.: Facsimile: 919-379-4131	PYXUS INTERNATIONAL, INC.
	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

14700368v1 20464.00010

8001 Aerial Center Parkway Morrisville, North Carolina 27560 Attention: Telephone No.: Facsimile: 919-379-4131	PYXUS PARENT, INC.
	By:	/s/ Tomas Grigera Name: Tomas Grigera Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, solely in its capacities as Administrative Agent and as Collateral Agent

By:    /s/ Joseph F. Nemia
Name: Joseph F. Nemia
Title: Vice President